As filed with the Securities and Exchange Commission on May 28, 2010
Registration No. 333-165149

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
(Amendment No. 2)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Bohai Pharmaceuticals Group, Inc.
(Exact name of registrant as specified in its charter)

Nevada	2834	98-0588402
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

c/o Yantai Bohai Pharmaceuticals Group Co. Ltd.
No. 9 Daxin Road, Zhifu District
Yantai, Shandong Province, China 264000
+86 (535)-685-7928
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mr. Hongwei Qu
President and Chief Executive Officer
Bohai Pharmaceuticals Group, Inc.
c/o Yantai Bohai Pharmaceuticals Group Co. Ltd.
No. 9 Daxin Road, Zhifu District
Yantai, Shandong Province, China 264000
+86 (535)-685-7928
(Name, address including zip code, and telephone number, including area code, of agent for service)

Copies to:

Barry I. Grossman, Esq.
Lawrence A. Rosenbloom, Esq.
Ellenoff Grossman & Schole LLP
150 East 42nd Street, 11th Floor
New York, NY 10017
212-370-1300
212-370-7889 (fax)

Registrant’s telephone number: +86 (535)-685-7928

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: From time to time after this
Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the ☐ earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective ☐ registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective ☐ registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a) may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission (“SEC”) is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion, dated May 28, 2010

19,632,529 Shares of
Common Stock

This prospectus relates to the sale of up to a total of 19,632,529 shares of common stock of Bohai Pharmaceuticals Group, Inc., a Nevada corporation, that may be sold from time to time by the selling stockholders named in this prospectus and their successors and assigns.  The shares of common stock subject to this prospectus include: (i) 5,482,529 shares of common stock issued in connection with our January 5, 2010 share exchange transaction and 1,550,000 other shares of restricted common stock; (ii) 6,000,000 shares issuable upon conversion by certain selling stockholders of our 8% Convertible Notes due January 5, 2012, which we refer to herein as the Notes; (iii) 6,000,000 shares issuable upon the exercise by certain selling stockholders of our common stock purchase warrants issued on January 5, 2010, which we refer to herein as the Warrants; and (iv) 600,000 shares upon issuable upon the exercise by certain selling stockholders of placement agents’ warrants issued on January 5, 2010, which we refer to herein as the Placement Agent Warrants.  The securities offered for resale hereby were issued to the applicable selling stockholders in private placement or other exempt transactions completed prior to the filing of the registration statement of which this prospectus is a part.

The selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.  Information regarding the selling stockholders and the times and manner in which they may offer and sell the shares under this prospectus is provided under “Selling Stockholders” and “Plan of Distribution” in this prospectus.  We have agreed to pay all the costs and expenses of this registration.

We will not receive any of the proceeds from the sale of shares by the selling stockholders.  We may receive proceeds upon exercise of Warrants or the Placement Agent Warrants, and any proceeds we receive will be used for general corporate purposes and for working capital.

Our common stock is listed for quotation on the Over-the-Counter Bulletin Board, or OTCBB, under the symbol “BOPH”.  There is very limited trading in our common stock.  On May 28, 2010, the last reported price per share of our common stock was $2.20.  You are urged to obtain current market quotations of our common stock before purchasing any of the shares being offered for sale pursuant to this prospectus.

An investment in our securities is highly speculative, involves a high degree of risk and should be considered only by persons who can afford the loss of their entire investment.  See “Risk Factors” beginning on page 6 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is [    ], 2010.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the SEC.  You should rely only on the information provided in this prospectus and incorporated by reference in this prospectus.  We have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful.  The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.

Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.  The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.  The rules of the SEC may require us to update this prospectus in the future.

-i-

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus.  This summary does not contain all the information you should consider before investing in the securities.  Before making an investment decision, you should read the entire prospectus carefully, including the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements and the notes to the financial statements included in this prospectus.

As used throughout this prospectus, the terms “BOPH”, “Company”, “we,” “us,” or “our” refer to Bohai Pharmaceuticals Group, Inc., a Nevada corporation, together with: (i) its wholly owned subsidiary, Chance High International Limited, a British Virgin Islands company (“Chance High”); (ii) its indirect wholly foreign owned subsidiary, Yantai Shencaojishi Pharmaceuticals Co., Ltd., a PRC company (“WFOE”), and the WFOE’s variable interest entity, Yantai Bohai Pharmaceuticals Group Co., Ltd., a PRC company (“Bohai”).  In this prospectus, we sometimes refer to BOPH, Chance High, WFOE and Bohai collectively as the “Group.”

As used in this prospectus, “China” or “the PRC” refers to the People’s Republic of China.

Our Company

We are engaged in the production, manufacturing and distribution in China of herbal pharmaceuticals based on traditional Chinese medicine, which we refer to herein as Traditional Chinese Medicine or TCM.  We are based in the city of Yantai, Shandong Province, China and our operations are exclusively in China.

Our medicines address rheumatoid arthritis, viral infections, gynecological diseases, cardio vascular issues and respiratory diseases.  We obtained Drug Approval Numbers for 29 varieties of traditional Chinese herbal medicines in 2004 and currently produce 10 varieties of approved traditional Chinese herbal medicines in seven delivery systems: tablets, granules, capsules, syrup, concentrated powder, tincture and medicinal wine.  Of these 10 products, 4 are prescription drugs and 6 are over the counter, or OTC, products.  In a significant development, on December 1, 2009, two of our lead products, Tongbi Capsules and Tablets and Lung Nourishing Cream, became eligible for reimbursement under China’s National Medical Insurance Program.

Background and Key Events

We were incorporated under the laws of the State of Nevada under the name Link Resources Inc. on January 9, 2008.  Our principal office was in Calgary, Alberta, Canada.  Prior to January 5, 2010, we were a public “shell” company in the exploration stage since our formation and had not yet realized any revenues.  We entered into a Mineral Lease Agreement on April 1, 2008 for two mining claims in Pershing County, Nevada, in an area known as the Goldbanks East Prospect.  We terminated the lease on July 7, 2009.

Share Exchange with Chance High

Pursuant to the Share Exchange Agreement entered into on January 5, 2010 (the “Share Exchange Agreement”), and related share exchange (the “Share Exchange”) by and among us, Chance High, and the shareholders of Chance High (the “Chance High Shareholders”), we acquired Chance High and its indirect, controlled subsidiary Bohai, a Chinese company engaged the production, manufacturing and distribution in China of herbal medicines, including capsules and other products, based on Traditional Chinese Medicine.  The closing of the Share Exchange (the “Closing”) took place on January 5, 2010.  As of the Closing, pursuant to the terms of the Share Exchange Agreement, we acquired all of the outstanding equity securities (the “Chance High Shares”) of Chance High from the Chance High Shareholders, and the Chance High Shareholders transferred and contributed all of their Chance High Shares to us.  In exchange, we issued to Chance High Shareholders an aggregate of 13,162,500 newly issued shares of our common stock.  Certain of the Chance High Shareholders are selling stockholders hereunder.

In addition, pursuant to the terms of the Share Exchange Agreement, Anthony Zaradic, our former sole officer and director (“Zaradic”), cancelled a total of 1,500,000 shares of common stock owned by him.  As a further condition of the Share Exchange, effective as of January 5, 2010, Zaradic resigned from all of his positions with our company and Hongwei Qu (“Qu”), the former principal stockholder and Executive Director of Bohai, was appointed as our President, Chief Executive Officer, Interim Chief Financial Officer, Treasurer and Secretary and also, effective January 16, 2010, as our sole director.

January 5, 2010 Private Placement and Related Agreements

Securities Purchase Agreement.  On January 5, 2010, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain accredited investors, who are selling stockholders hereunder (the “Investors”) and Euro Pacific Capital, Inc. (“Euro Pacific”), as representative of the Investors, relating to a private placement by us of 6,000,000 units consisting of Notes and Warrants, which we refer to herein as the private placement.  The consummation of the private placement resulted in gross proceeds to us of $12,000,000 and net proceeds of approximately $9,700,000.  Each unit consisted of a $2.00 principal amount, two year convertible Note and a three year Warrant to purchase one share of our common stock at $2.40 per share, subject to certain conditions.  Euro Pacific acted as the lead placement agent and Chardan Capital Markets, LLC acted as co-placement agent of the private placement.

Registration Rights Agreement.  In connection with the private placement, we entered into Registration Rights Agreement (the “Registration Rights Agreement”) with the Investors which sets forth the rights of the Investors to have the shares of common stock underlying the Notes and Warrants issued in the private placement registered with the Securities and Exchange Commission (“SEC”) for public resale.  The filing of the registration statement of which this prospectus is a part is intended to satisfy certain of our obligations the Registration Rights Agreement.

Securities Escrow Agreement.  Also in connection with the private placement, we entered into a Securities Escrow Agreement (the “Securities Escrow Agreement”) with Euro Pacific, as representative of the Investors, our principal stockholder, Glory Period Limited, a British Virgin Islands company that we refer to herein as Glory Period and which was the majority shareholder of Chance High prior to the Share Exchange, and Escrow, LLC, as escrow agent (the “Escrow Agent”).  Pursuant to the Securities Escrow Agreement, Glory Period has pledged and deposited a stock certificate representing 1 million shares of our common stock (the “Escrow Shares”) into escrow in order to provide security to the Investors in the event of an occurrence of an event of default under the Notes.  Upon the earlier to occur of the full repayment of all amounts due to the Investors under the Notes or the conversion of fifty percent of the principal face value of Notes into shares of common stock, the Investors’ rights in and to the Escrow Shares shall terminate.  Glory Period is controlled by Qu through certain contractual relationships described elsewhere in this prospectus.

Closing Escrow Agreement. Pursuant to a Closing Escrow Agreement (the “Closing Escrow Agreement”) that we entered into in connection with the private placement on December 10, 2009, we placed a total of $240,000 of proceeds from the private placement (the “Holdback Amount”) with the Escrow Agent.  The Holdback Amount represents an amount sufficient to satisfy the payment to the Investors of one quarterly interest payment due on the aggregate principal amount of all Notes issued in the private placement.  If, subject to certain conditions and after applicable notice and cure periods, an event of default is declared by Euro Pacific with respect to our failure to make a quarterly interest payment to Investors, the Escrow Agent shall disburse such portion of the Holdback Amount to the Investors, and we shall be obligated to deposit additional amounts equal to the Holdback Amount with Escrow Agent.  At such time as seventy-five percent of the aggregate shares of common stock underlying the Notes have been issued upon conversion of the Notes, all remaining funds of the Holdback Amount shall promptly be disbursed to us.

Corporate Name Change

On January 29, 2010, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which we merged with a newly formed, wholly owned subsidiary called Bohai Pharmaceuticals Group, Inc., a Nevada corporation (“Merger Sub” and such merger transaction, the “Merger”).  Upon the consummation of the Merger, the separate existence of Merger Sub ceased and our stockholders became stockholders of the surviving company named Bohai Pharmaceuticals Group, Inc.  As permitted by Chapter 92A.180 of Nevada Revised Statutes, the sole purpose of the Merger was to effect a change of our corporate name.

Change of Our Independent Registered Accounting Firm

Effective January 29, 2010, upon the approval of our board of directors, we dismissed John Kinross-Kennedy as our independent registered public accountant and appointed Parker Randall CF (H.K.) CPA Limited as our independent registered public accounting firm

Corporate Structure and Related Agreements

Our post Share Exchange organization structure is summarized below:

Chance High owns 100% of the issued and outstanding capital stock of the WFOE.  On December 7, 2009, the WFOE entered into a series of variable interest entity contractual agreements (the “VIE Agreements”) with Bohai and its three shareholders, which include Qu (our Chairman, President and Chief Executive Officer, who owns 90% of Bohai’s shares) and two unaffiliated parties.  Pursuant to the VIE Agreements, WFOE does not directly own the equity of our operating subsidiary, but rather effectively assumed management of the business activities of Bohai and has the right to appoint all executives and senior management and the members of the board of directors of Bohai.  The VIE Agreements are comprised of a series of agreements, including a Consulting Services Agreement, Operating Agreement and Proxy Agreement, through which WFOE has the right to advise, consult, manage and operate Bohai for an annual fee in the amount of Bohai’s yearly net profits after tax.  Additionally, Bohai’s shareholders have pledged their rights, titles and equity interest in Bohai as security for WFOE to collect consulting and services fees provided to Bohai through an Equity Pledge Agreement.  In order to further reinforce WFOE’s rights to control and operate Bohai, Bohai’s shareholders granted WFOE an exclusive right and option to acquire all of their equity interests in Bohai through an Option Agreement.

In addition, on December 7, 2009, Mr. Qu entered into a call option agreement (the “Call Option Agreement”) with Joshua Tan (“Tan”), the sole shareholder of Glory Period.  The Call Option Agreement became effective upon the closing of the Share Exchange.  Under the Call Option Agreement, Tan shall transfer up to 100% shares of Glory Period within the next 3 years to Qu for nominal consideration, which would give Qu indirect ownership of a significant percentage of our common stock.  The Call Option Agreement provides that Tan shall not dispose any of the shares of Glory Period without Qu’s prior written consent.

Following the consummation of the Share Exchange, Glory Period holds 55% of the issued and outstanding shares of our common stock (not taking into consideration the shares of common stock underlying the Notes and Warrants issued in the private placement).  The shares of our common stock held by Glory Period are not being offered for resale pursuant to this prospectus.

Executive Offices

Our executive office is located at No. 9 Daxin Road, Zhifu District, Yantai, Shandong Province, P.R. China 264000. Our telephone number is +86(535)-685-7928.

THE OFFERING

Common stock outstanding before the offering	16,500,000
Common stock offered by selling stockholders	Up to 19,632,529 shares of common stock held by the selling stockholders or underlying securities held by the selling stockholders.
Common stock to be outstanding after the offering	Up to 28,850,000 shares, assuming full conversion or exercise of the Notes, Warrants and Placement Agent Warrants.
OTBCC Symbol	BOPH. No active market for our common stock presently exists.
Use of proceeds
We will not receive any proceeds from the sale of the common stock offered hereby.  However, we may receive up to a maximum of $15.84 million of proceeds from the exercise of the warrants held by certain selling stockholders, which proceeds we would expect to use for general working capital.  No assurances can be given, however, that all or any portion of such warrants will ever be exercised.

RISK FACTORS

Our business, operations and financial condition are subject to various significant risks.  Some of these risks are described below and you should take these risks into account in making a decision to invest in our common stock.  If any of the following risks actually accurs, we may not be able to conduct our business as currently planned and our financial condition and operating results could be seriously harmed.  In that case, the market price of our common stock could decline and you could lose all or part of your investment in our common stock.

Risks Related to Our Business

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

Our limited operating history in the traditional Chinese herbal medicines industry may not provide a meaningful basis for evaluating our business.  Bohai entered into its current line of business in September 2004.  Although Bohai’s revenues have grown rapidly since its inception, we cannot guarantee that we will maintain profitability or that we will not incur net losses in the future.  We will continue to encounter risks and difficulties that companies at a similar stage of development frequently experience, including the potential failure to:

•	obtain sufficient working capital to support our expansion;

•	maintain or protect our intellectual property;

•	maintain our proprietary technology;

•	expand our product offerings and maintain the quality of our products;

•	manage our expanding operations and continue to fill customers’ orders on time;

•	maintain adequate control of our expenses allowing us to realize anticipated revenue growth;

•	implement our product development, marketing, sales and acquisition strategies and adapt and modify them as needed;

•	integrate any future acquisitions; and

•
anticipate and adapt to changing conditions in the Chinese herbal medicines industry resulting from changes in government regulations, mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

If we are unable to address any or all of the foregoing risks, our business may be materially and adversely affected.

We will likely need to raise additional funds in the future to grow our business, which funds may not be available on acceptable terms or at all, and, without additional funds, we may not be able to maintain or expand our business.

We expect that the net proceeds from our January 2010 private placement, together with cash generated from our operations, will be sufficient to fund our projected operations for at least the next 12 months.  It is likely however that in the future we will require substantial funds in order to fund operating expenses and growth plans to develop manufacturing, marketing and sales capabilities and to cover public company costs.  Without enough funds, we may not be able to meet these goals.  We may seek additional funding through public or private financing or through collaborative arrangements with strategic partners.

You should also be aware that in the future:

•	We cannot be certain that additional capital will be available on favorable terms, if at all;

•	Any available additional financing may not be adequate to meet our goals; and

•	Any equity financing would result in dilution to our stockholders.

If we cannot raise additional funds when needed, or on acceptable terms, we may not be able to effectively execute our growth strategy, take advantage of future opportunities, or respond to competitive pressures or unanticipated requirements.  In addition, we may be required to scale back or discontinue our production and development program, or obtain funds through strategic alliances that may require us to relinquish certain rights.

We have significant short-term debt obligations, which mature in less than one year.  Our inability to extend the maturities of, or to refinance, this debt could result in defaults, and in certain instances, foreclosures on our assets.  Moreover, we may be unable to obtain financing to fund ongoing operations and future growth.

We currently depend on short-term bank loans and net revenues to meet our short-term cash requirements.  As of December 31, 2009, our total bank debt outstanding was $4.93 million or RMB 29.95 million, which carries maturity periods ranging from six months to one year, while the short-term and revolving nature of these credit facilities is common in China. Part of these short-term credit facilities are guaranteed by our inventories and fixed assets and the rest of them are guaranteed by third-parties and our CEO, Mr. Qu.  In China, short-term bank loans generally mature in one year or less and contain no specific renewal terms.  However, it is customary practice for banks and borrowers to negotiate roll-overs or renewals of short-term borrowings on an on-going basis shortly before they mature.  Although we have renewed our short-term borrowings in the past, we cannot assure you that we will be able to renew these loans in the future as they mature.  If we are unable to obtain renewals of these loans or sufficient alternative funding on reasonable terms from banks or other parties, we will have to repay these borrowings with the cash on our balance sheet or cash generated by our future operations, if any.

Moreover, we cannot assure you that our business will generate sufficient cash flow from operations to repay these borrowings.  Failure to obtain extensions of the maturity dates of, or to refinance, these obligations or to obtain additional equity financing to meet these debt obligations would result in an event of default with respect to such obligations and could result in the foreclosure on the collateral.  The sale of such collateral at foreclosure would significantly disrupt our ability to produce products for our customers in the quantities required by customer orders or deliver products in a timely fashion, which could significantly lower our revenues and profitability.

In addition, we may be exposed to changes in interest rates.  If interest rates increase substantially, our results of operations could be adversely affected.

We have not yet developed independent corporate governance.

As of the date of this prospectus, we only have one director, Mr. Qu, serving on our board of directors.  While we are currently seeking “independent” directors (as defined under Nasdaq Marketplace Rules) for our board of directors, we do not presently have such directors.  Additionally, we have no audit, compensation, or nominating committees of our board of directors.  This lack of independence and independent controls over our corporate affairs may result in potential or actual conflicts of interest between Mr. Qu and our stockholders. We presently have no policy to resolve such conflicts.  As a result, Mr. Qu has the ability to, among other things, determine his own level of compensation.  Until we comply with such corporate governance measures to appoint a majority of independent directors and form audit and other board committees in a manner consistent with Nasdaq Marketplace Rules as part of our obligations under the Securities Purchase Agreement in connection with our January 2010 private placement, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest, if any, and similar matters and any potential investors may be reluctant to provide us with funds necessary to expand our operations.

We have been heavily dependent on sales of four key products.

Four of our products, namely Tongbi Capsules, Tongbi Tablets, Lung Nourishing Cream and Tongshangning Tablets represented approximately 22%, 16%, 26%, and 15%, respectively, of total sales for the fiscal year ended June 30, 2009.  We expect that a significant portion of our future revenue will continue to be derived from sales of these four products.  If one or more of these products were to become subject to a problem such as loss of Certificates of Protected Variety of Traditional Chinese Medicine, unexpected side effects, regulatory proceedings, publicity adversely affecting user confidence or pressure from competing products, or if a new, more effective treatment should be introduced, the negative impact on our revenues could be significant.  We held the Certificates of Protected Variety of Traditional Chinese Medicine (Grade Two) issued by State Food and Drug Administration of China (“SFDA”) for Tongbi Capsules and Shangtongning Tablets which gave exclusive or near-exclusive rights to manufacture and distribute these two medicines.  These certificates expired in September 2009 and we have filed an application for extending the protection period on March 12, 2009 for Tongbi Capsules.  We can not assure you that we will obtain the approvals to renew the Certificate of Protected Variety of Traditional Chinese Medicine and the loss of such protection will have a material adverse effect on our revenues.  If we are unable to obtain approvals, these products can be manufactured and sold by other pharmaceutical manufacturers in China once the relevant protection periods elapse, which would increase our competition and potentially have an adverse effect on our sales.

We may not be able to adequately protect our intellectual property, which could cause us to be less competitive and negatively impact our business.

We regard our trademarks, trade secrets, patents and similar intellectual property as critical to our success.  We hold the trademark “Xian Ge” registered with the PRC Trademark Bureau under the State Administration for Industry and Commerce with a valid term effective through February 23, 2013.  We have applied for a patent for lung nourishing cream with its production method for the treatment of Lung-qi Deficiency Cough and Chronic Bronchitis.  The application was accepted by the State Intellectual Property Office of the PRC on September 20, 2007.  No assurances can be given that such application will be approved.  If we are unable to obtain or maintain registered intellectual property protections for our proprietary products or methods, these products or methods could be infringed upon, which could materially adversely affect our business.

We rely on trademark, patent and trade secret law, as well as confidentiality agreement with certain of our employees to protect our proprietary rights.  For senior managers, we include a standard confidentiality clause into the employment agreement to prevent them from disclosing the formula or processing procedure to outside parties. No assurance can be given that our intellectual property will not be challenged, invalidated, infringed or circumvented, or that our intellectual property rights will provide competitive advantages to us.  Any material impairment of our intellectual property rights could have a material adverse effect on our business.

The availability of counterfeit versions of our products could adversely affect our sales volume, revenue and profitability and brand value.

The availability of sales of counterfeits of our products in China could adversely impact our sales and potentially damage the value and reputation of our brands.  For example, we recently discovered evidence of a counterfeit Tongbi Capsule sold in China which we believe infringes on our intellectual property rights.  We have addressed this situation with applicable PRC authorities and do not believe it will adversely effect our company, but similar situations may arise in the future which could adversely impact our sales, profitability and brand value.  Additionally, consumers who mistake counterfeit Tongbi Capsules or counterfeits of our other products for our products may attribute quality and efficacy deficiencies in the counterfeit product to our brands and discontinue purchasing our brands, which would have an adverse effect on our sales and profitability.

We face competition in the pharmaceutical market in the PRC and such competition could cause our sales revenue and profits to decline.

According to SFDA in China, there were approximately 5,071 pharmaceutical manufacturing companies in the PRC as of the end of June 2004, of which approximately 3,237 manufacturers obtained certificates of Good Manufacturing Practices Certification (“GMP”).  After GMP certification became a mandatory requirement on July 1, 2004, approximately 1,834 pharmaceutical manufacturers were forced to cease production.  Only the 3,237 pharmaceutical manufacturers with GMP certifications may continue their manufacturing operations.  As of the end of 2006, there were 4,682 enterprises manufacturing medicines and formulation in China.  The certificates, permits, and licenses required for pharmaceutical operation in the PRC create a potentially significant barrier for new competitors seeking entrance into the market.  Despite these obstacles, we face competitors that will attempt to create, or are already marketing, products in the PRC that are similar to ours.  Many of our current and potential competitors have significantly longer operating histories and significantly greater managerial, financial, marketing, technical and other competitive resources, as well as greater name recognition, than we do.  These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers or adopt more aggressive pricing policies.  We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures we face will not harm our business.

Our business depends and will depend substantially on the continuing efforts of our present and future executive officers, and our business may be severely disrupted if we lose, are unable to obtain or unable to replace their services.

Our future prospects depend substantially on the continued services of our sole executive officer, Mr. Qu, our President and Chief Executive Officer.  We have no employment agreement with Mr. Qu and do not maintain key man life insurance on Mr. Qu’s life.  We intend to appoint additional executive officers and other key employees in the future, and if Mr. Qu or one or more of our future executive officers or key employees are unable or unwilling to continue in their positions, we may not be able to replace them readily, if at all.  Therefore, our business may be severely disrupted, and we may incur additional expenses to recruit and retain new officers.  In addition, if any of our executives joins a competitor or forms a competing company, we may lose some of our customers.

We do not presently have a Chief Financial Officer with U.S. public company experience.

We do not presently have a Chief Financial Officer that is familiar with the accounting and reporting requirements of a U.S. publicly-listed company.  Although we have agreed to retain the services of such an executive within 6 months of the closing of the private placement, no assurances can be given that we will be able to identify or afford the financial requirements of qualified candidates.  The position of Chief Financial Officer of a U.S. publicly-listed company is critical to the operations of such a company, and our failure to fill this position in a timely and effective manner will negatively impact our business.

Our business and growth will suffer if we are unable to hire and retain key personnel that are in high demand.

Our future performance depends on our ability to attract and retain highly skilled chemists, pharmaceutical engineers, technical, marketing and sales personnel, especially qualified personnel for our operations in China.  Qualified individuals are in high demand in China, and there are insufficient experienced personnel to fill the demand.  Therefore, we may not be able to attract or retain the personnel we need to succeed.  Our business development would be hindered if we lost the services of some key personnel.

Our business is highly dependent on continually developing or acquiring new and advanced products, technologies, and processes and failure to do so may cause us to lose our competitiveness in the pharmaceutical industry and may cause our profits to decline.

To remain competitive in the pharmaceutical industry, it is important to continually develop new and advanced products, technologies and processes.  There is no assurance that our competitors’ new products, technologies and processes will not render our company’s existing products obsolete or non-competitive.  Our company’s competitiveness in the pharmaceutical market therefore relies upon our ability to enhance our current products, introduce new products, and develop and implement new technologies and processes.  Our company’s failure to technologically evolve and/or develop new or enhanced products may cause us to lose our competitiveness in the pharmaceutical industry and may cause our profits to decline.  It is likely that our efforts to grow our products lines will be focused on acquisitions of such products from third parties.  There are many risks attendant to the acquisition of assets or companies, including availability, pricing, competition and, if acquisitions are consummate, integration.  If we are unable to so acquire and integrate new products, our revenue and profitability may suffer.

Our research and development may be costly and/or untimely, and there are no assurances that our research and development will either be successful or completed within the anticipated timeframe, if ever at all.

We do not presently rely on research and development activities as our business is focused on expanding sales of our existing products.  However, in the future, the research and development of new products may play an important role for our company.  Development of new products requires significant research, development and clinical testing efforts, and we currently have limited resources to devote to and limited capabilities to conduct the development of new products.  We have only one full-time employee who is engaged in research and development, so we mainly dependent on a third-party, Yantai Tianzheng Medicine Research and Development Co., Ltd., to perform the limited amount of research and development that we undertake.  If research and development activities become more important for us, and if we or third parties that we retain are unable to perform research and development successfully, our business and results of operations could be negatively impacted.

As of the date of this prospectus, we have two products, namely Forsythia Capsule and Fern Injection, under research and development.  The research and development of new products is costly and time consuming, and there are no assurances that our research and development of new products will either be successful or completed within the anticipated time frame, if ever at all.  There are also no assurances that if the product is developed, that it will lead to actual commercialization and sales.

The commercial performance of our products depends upon the degree of market acceptance among the medical community and failure to attain market acceptance among the medical community may have an adverse impact on our operations and profitability.

The commercial performance of our products depends upon the degree of market acceptance among the medical community, such as hospitals and physicians.  Even if our products are approved by SFDA, and even if our products are authorized to be eligible for reimbursement under Chinese national medical insurance programs, there is no assurance that physicians will prescribe or recommend our products to patients.  Furthermore, a product’s prevalence and use at hospitals may be contingent upon our relationship with the medical community.  The acceptance of our products among the medical community may depend upon several factors, including but not limited to, the product’s acceptance by physicians and patients as a safe and effective treatment, cost effectiveness, potential advantages over alternative treatments, and the prevalence and severity of side effects.  Failure to attain market acceptance among the medical community may have an adverse impact on our operations and profitability.

We may not be able to obtain the regulatory approvals or clearances that are necessary to commercialize our products.

The PRC and other countries impose significant statutory and regulatory obligations upon the manufacture and sale of pharmaceutical products.  Each regulatory authority typically has a lengthy approval process in which it examines pre-clinical and clinical data and the facilities in which the product is manufactured.  Regulatory submissions must meet complex criteria to demonstrate the safety and efficacy of the ultimate products. Addressing these criteria requires considerable data collection, verification and analysis. We may spend time and money preparing regulatory submissions or applications without assurances as to whether they will be approved on a timely basis or at all.

Our product candidates, some of which are currently in the early stages of development, will require significant additional development and pre-clinical and clinical testing prior to their commercialization. These steps and the process of obtaining required approvals and clearances can be costly and time-consuming. If our potential products are not successfully developed, cannot be proven to be safe and effective through clinical trials, or do not receive applicable regulatory approvals and clearances, or if there are delays in the process:

•	the commercialization of our products could be adversely affected;

•	any competitive advantages of the products could be diminished; and

•	revenues or collaborative milestones from the products could be reduced or delayed.

Governmental and regulatory authorities may approve a product candidate for fewer indications or narrower circumstances than requested or may condition approval on the performance of post-marketing studies for a product candidate. Even if a product receives regulatory approval and clearance, it may later exhibit adverse side effects that limit or prevent its widespread use or that would force us to withdraw the product from the market.

Any marketed product and its manufacturer will continue to be subject to strict regulation after approval. Results of post-marketing programs may limit or expand the further marketing of products. Unforeseen problems with an approved product or any violation of regulations could result in restrictions on the product, including its withdrawal from the market and possible civil actions.

In manufacturing our products we will be required to comply with applicable good manufacturing practices regulations, which include requirements relating to quality control and quality assurance, as well as the maintenance of records and documentation. If we cannot comply with regulatory requirements, including applicable good manufacturing practice requirements, we may not be allowed to develop or market the product candidates. If we or our manufacturers fail to comply with applicable regulatory requirements at any stage during the regulatory process, we may be subject to sanctions, including fines, product recalls or seizures, injunctions, refusal of regulatory agencies to review pending market approval applications or supplements to approve applications, total or partial suspension of production, civil penalties, withdrawals of previously approved marketing applications and criminal prosecution.

Our current and future products may have inadvertent and/or harmful side effects which would expose us to the risks of litigation and a loss of revenue.

All medicines have certain side effects.  Although all of our medicines sold on market have passed proper testing and are approved by SFDA, the products may still inadvertently adverse effects on the health of the consumers. If such side effect is identified after marketing and sale of the products, the products may be required to be withdrawn from the market, or have a change in labeling. If a product liability claim is brought against us, it may, regardless of merit or eventual outcome, result in damage to our reputation, breach of contracts with consumers, decreased demand for our products, costly litigation and loss of revenue.

Natural disasters, weather conditions and other environmental factors affect our raw material supply, and a reduction in the quality or quantity of our herb supplies may have material adverse consequences on our financial results.

Our business may be adversely affected by weather and environmental factors beyond our control, such as natural disasters and adverse weather conditions.  The production of our products depends on the availability of raw materials, a significant portion of which are herbs.  These herbs tend to be very sensitive crops, which can be readily damaged by harsh weather, by disease, and by pests.  If our suppliers’ crops are destroyed by drought, flood, storm, blight, or the other woes of farming, we will not be able to meet the demands of our customers, which will have a material adverse effect on our business and financial condition and results.

Our certificates, permits, and license are subject to governmental control and renewal, and the failure to obtain renewal would cause all or part of our operation to be suspended and have a material adverse effect on our financial condition.

We are subject to various PRC laws and regulations pertaining to the pharmaceutical industry.  We have obtained certain certificates, permits, and licenses required for the operation of a pharmaceutical enterprise and the manufacturing and distribution of pharmaceutical products in the PRC.  Some of the permits and license have expired or are about to expire.  We hold a Permit for the Production of Medicine (Lu Zb20050330) issued by Shandong Branch of SFDA on January 1, 2006 which allows us to engage in the production of tablets, capsules, granules, syrup, concentrated decoctions, tincture (for oral use) and medical wine.  Such permit expires on December 31, 2010 and is material to our business.  We also hold a GMP Certificate (No. Lu K0587) issued by Shandong Branch of SFDA on June 18, 2009, the scope of inspection of which is tablets, capsules, granules, syrup, concentrated decoctions, tincture and medical wine.  Such certificate expires on June, 14, 2014.  The Permit for the Production of Medicine and GMP certificates are each valid for a term of five years and must be renewed before their expiration.

We hold a Drug Approval Number (“DAN”) for each of our products, and the valid terms of such DANs have expired.  We submitted the applications for re-registration on June 29, 2007 which were accepted by SFDA, although the approvals have not yet been granted.  We have been advised that the approval processes for these drugs have been started to be reviewed by the Shandong Branch of SFDA.  During the renewal period, we will be permitted to continue manufacturing these drugs as if the renewals had been approved.  Our license to produce medical wine has a term valid through December 31, 2010.

During the application or renewal process for our licenses and permits, we will be evaluated and re-evaluated by the appropriate governmental authorities and must comply with the prevailing standards and regulations, which may change from time to time.  In the event that we are not able to obtain or renew the certificates, permits and licenses, all or part of our operations may be suspended by the government, which would have a material adverse effect on our business and financial condition.  Furthermore, if escalating compliance costs associated with governmental standards and regulations restrict or prohibit any part of our operations, it may adversely affect our results of operations and profitability.

We held the Certificates of Protected Variety of Traditional Chinese Medicine (Grade Two) (the “Certificate of Protection”) issued by SFDA for two of our products, Tongbi Capsules and Shangtongning Tablets.  The protection periods for both Tongbi Capsules and Shangtongning Tablets expired in September 2009.  We have submitted application to extend the protection periods for Tongbi Capsules to extend such protection period on March 12, 2009 and SFDA has recently started its review process.  We have decided not to submit extension application of Shangtongning Tablets, because the SFDA will not approve a Certificate of Protection for Shangtongning Tablets or any other products that are currently produced by more than three manufacturers in China according to applicable Chinese SFDA regulations. Our inability to regain the Certificate of Protection for Tongbi Capsules, which is one of our leading products, and the loss of the Certificate of Protection for our product Shangttongning Tablets, may grant other manufactures the right to produce similar products, which would result in the loss of competitive advantage and could adversely impact our sales results.

Our failure to fully comply with PRC labor laws, including laws relating to social insurance, may expose us to potential liability and increased costs.

Companies operating in China must comply with a variety of labor laws, including certain pension, health insurance, unemployment insurance and other welfare-oriented payment obligations.  Our failure to comply with these laws could have a material adverse effect on our business.  For example, we are currently paying social insurance for our 105 full-time employees.  We also have 304 sales representatives that we believe we are not required to pay social insurance for as these sales representatives are not legally employees of ours, but are rather independent contractors.  We have not paid social insurance for 195 of our full-time employees whose personal identification files cannot be transferred to us since they are not registered residents in Yantai, Shandong Province, and as an alternative we have paid these employees compensations included in their monthly salary with an amount equals to the amount of monthly social insurance that we are required to pay and the employees could pay the social insurance by themselves.  We believe these employees have been covered by social insurance and we are not required to make any contributions to the government in addition to the amount we have paid to these employees.  However, our interpretation of these requirements may be wrong, and the PRC regulatory authorities may not take the same view as we do on this subject.  If the PRC regulatory authorities take the view that we are required to pay social insurance for our independent contractors or other employees, our failure to make previous payments may be in violation of applicable PRC labor laws and we cannot assure you that PRC governmental authorities will not impose penalties on us for failure to comply.  In addition, in the event that any current or former employee files a complaint with the PRC government, we may be subject to making up the social insurance payment obligations as well as paying administrative fines.  The total cost of these payments and any related fines or penalties could be very significant and could have a material adverse effect on our working capital.

In addition, the new PRC Labor Contract Law took effect January 1, 2008 and governs standard terms and conditions for employment, including termination and lay-off rights, contract requirements, compensation levels and consultation with labor unions, among other topics.  In addition, the law limits non-competition agreements with senior management and other employees who have access to confidential information to two years and imposes restrictions or geographical limits.  This new labor contract law will increase our labor costs, which could adversely impact our results of operations.

We are subject to PRC government price control of drugs which may limit our profitability and even cause us to stop manufacturing certain products.

The State Development and Reform Commission of the PRC (“SDRC”) and the price administration bureaus of the relevant provinces of the PRC in which the pharmaceutical products are manufactured are responsible for the retail price control over our pharmaceutical products.  The SDRC sets the price ceilings for certain pharmaceutical products in the PRC. All of our products except those under the protection periods are subject to such price controls as of the date of this Memorandum and we prices our medicines well under government-mandated caps. There is no assurance that whether our other products will remain unaffected by the price control.  Where our products are subject to a price ceiling, we will need to adjust the product price to meet the requirement and to accommodate for the pricing of competitors in the competition for market shares.  The price ceilings set by the SDRC may limit our profitability, and in some instances, such as where the price ceiling is below production costs, may cause us to stop manufacturing certain products which may adversely affect our results of operations.

Because we may not be able to obtain business insurance in the PRC, we may not be protected from risks that are customarily covered by insurance in the United States.

Business insurance is not readily available in the PRC.  To the extent that we suffer a loss of a type which would normally be covered by insurance in the United States, such as product liability and general liability insurance, we would incur significant expenses in both defending any action and in paying any claims that result from a settlement or judgment.  We have not obtained fire, casualty and theft insurance, and there is no insurance coverage for our raw materials, goods and merchandise, furniture and buildings in China.  Any losses incurred by us will have to be borne by us without any assistance, and we may not have sufficient capital to cover material damage to, or the loss of, our production facility due to fire, severe weather, flood or other cause, and such damage or loss would have a material adverse effect on our financial condition, business and prospects.

We may be subject to product liability claims, for which we have no insurance.

We may produce products which inadvertently have an adverse pharmaceutical effect on the health of individuals.  Existing laws and regulations in China do not require us to maintain third party liability insurance to cover product liability claims.  However, if a product liability claim is brought against us, it may, regardless of merit or eventual outcome, result in damage to our reputation, breach of contracts with our customers, decreased demand for our products, costly litigations, product recalls, loss of revenue, and our inability to commercialize some products.

We do not carry directors and officers’ liability insurance to cover any expenses and losses due to lawsuits related to financial reporting errors.  Our indemnification obligations could adversely affect our business, financial condition and results of operations.

We have not obtained director and officer liability insurance to cover lawsuit expenses and losses related to financial reporting errors.  Our bylaws require us to indemnify our current and former directors, officers, employees and agents against most actions of a civil, criminal, administrative or investigative nature.  Generally, we are required to advance indemnification expenses prior to any final adjudication of an individual’s culpability.  The expense of indemnifying our current and former directors, officers and employees and agents in their defense or related expenses as a result of any actions related to the internal investigation and financial restatement may be significant.  Therefore, our indemnification obligations could result in the diversion of our financial resources and may adversely affect our business, financial condition and results of operations.

Potential environmental liability could have a material adverse effect on our operations and financial condition.

As a manufacturer, we are subject to various Chinese environmental laws and regulations on air emission, waste water discharge, solid wastes and noise.  We are in the process of applying for Pollution Discharge Permit, other than that we believe that our operations are in substantial compliance with current environmental laws and regulations. We can not assure you that we may not be able to comply with these regulations at all times as the Chinese environmental legal regime is evolving and becoming more stringent.  Therefore, if the Chinese government imposes more stringent regulations in future, we may have to incur additional and potentially substantial costs and expenses in order to comply with new regulations, which may negatively affect our results of operations.  Furthermore, no assurance can be given that all potential environmental liabilities have been identified or properly quantified or that any prior owner, operator, or tenant has not created an environmental condition unknown to us.  If we fail to comply with any of the present or future environmental regulations in any material aspects, we may suffer from negative publicity and be subject to claims for damages that may require us to pay substantial fines or have our operations suspended or even be forced to cease operations.

Risks Relating to the Our Corporate Structure

Our corporate structure, in particular the VIE Agreements, are subject to significant risks, as set forth in the following risk factors.

The PRC government may determine that the VIE Agreements which we utilize to control our operating subsidiary are not in compliance with applicable PRC laws, rules and regulations and that they are therefore unenforceable.

In the PRC it is widely understood that foreign invested enterprises are forbidden or restricted to engage in certain businesses or industries which are sensitive to the economy.  As we intend to centralize our management and operation in the PRC without being restricted to conduct certain business activities which are important for our current or future business but are restricted or might be restricted in the future, we believe our VIE Agreements will be essential for our business operation.  In order for WFOE to manage and operate our business through Bohai in the PRC, the VIE Agreements were entered into under which almost all the business activities of Bohai are managed and operated by WFOE and almost all economic benefits and risks arising from the business of Bohai are transferred to WFOE.

There are risks involved with the operation of Bohai under the VIE Agreements.  We have been advised by PRC legal counsel that if the PRC government determines the VIE Agreement used to control the operating company to be unenforceable as they circumvent the PRC restrictions relating to foreign investment restrictions, the relevant regulatory authorities would have broad discretion in dealing with such breach, including:

•	imposing economic penalties;

•	discontinuing or restricting the operations of WFOE or Bohai;

•	imposing conditions or requirements in respect of the VIE Agreements with which WFOE may not be able to comply;

•	requiring us to restructure the relevant ownership structure or operations;

•	taking other regulatory or enforcement actions that could adversely affect our business; and

•	revoking the business license and/or the licenses or certificates of WFOE, and/or voiding the VIE Agreements.

Any of these actions could have a material adverse impact on our business, financial condition and results of operations.

We depend upon the VIE Agreements in conducting our production, manufacturing and distribution of traditional Chinese herbal medicines in the PRC, which may not be as effective as direct ownership.

We conduct our production, manufacturing and distribution of traditional Chinese herbal medicines in the PRC and generate the revenues through the VIE Agreements.  The VIE Agreements may not be as effective in providing us with control over Bohai as direct ownership.  The VIE Agreements are governed by PRC laws and provide for the resolution of disputes through arbitration proceedings pursuant to PRC laws.  Accordingly, the VIE Agreements will be interpreted in accordance with PRC laws.  If Bohai or its shareholders fail to perform the obligations under the VIE Agreements, we may have to rely on legal remedies under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, and there is a risk that we may be unable to obtain these remedies.  The legal environment in China is not as developed as in other jurisdictions.  As a result, uncertainties in the PRC legal system could limit our ability to enforce the VIE Agreements.

The pricing arrangement under the VIE Agreements may be challenged by the PRC tax authorities.

We could face adverse tax consequences if the PRC tax authorities determine that the VIE Agreements were not entered into based on arm’s length negotiations. If the PRC tax authorities determine that the VIE Agreements were not entered into on an arm’s length basis, they may adjust the income and expenses of our company for PRC tax purposes which could result in higher tax liability.

We rely on the approval certificates and business license held by Bohai and any deterioration of the relationship between WFOE and Bohai could materially and adversely affect the overall business operation of our company.

Pursuant to the VIE Agreements, our production, manufacturing and distribution of traditional Chinese herbal medicines in China is undertaken on the basis of the approvals, certificates and business license as well as other requisite licenses held by Bohai. There is no assurance that Bohai will be able to renew its licenses or certificates when their terms expire with substantially similar terms as the ones they currently hold.

Further, our relationship with Bohai is governed by the VIE Agreements, which are intended to provide us, through our indirect ownership of WFOE, with effective control over the business operations of Bohai. However, the VIE Agreements may not be effective in providing control over the applications for and maintenance of the licenses required for our business operations. Bohai could violate the VIE Agreements, go bankrupt, suffer from difficulties in its business or otherwise become unable to perform its obligations under the VIE Agreements and, as a result, our operations, reputation, business and stock price could be severely harmed.

If WFOE exercises the purchase options over Bohai’s equity pursuant to the VIE Agreements, the payment of purchase prices could materially and adversely affect the financial position of our company.

Under the VIE Agreements, WFOE holds an option to purchase all or a portion of the equity of Bohai at a price, pro rata in case of not all, based on the capital paid in by the Bohai shareholders (namely, $2.94 million or RMB 20 million ). In the case that applicable PRC laws and regulations require an appraisal of the equity interest or provide other restriction on the purchase price, the purchase price shall be the lowest price permitted under the applicable PRC laws and regulations. As Bohai is already a contractually controlled affiliate to our company, WFOE’s purchase of Bohai’s equity would not bring immediate benefits to our company and the exercise of the option and payment of the purchase prices could adversely affect the financial position of our company.

Risks Associated With Doing Business in China

There are substantial risks associated with doing business in China, some of which are addressed in the following risk factors.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

We are dependent on our relationship with the local government in the province in which we operate our business. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central or local governments of in the PRC jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

Future inflation in China may inhibit our ability to conduct business in China. In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability. These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

Our operations and assets in China are subject to significant political and economic uncertainties and the company may lose all of its assets and operations if the Chinese government alters its policies to further restrict foreign participation in business operating in the PRC.

Changes in PRC laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business, results of operations and financial condition. Under its current leadership, the Chinese government has been pursuing economic reform policies that encourage private economic activities and greater economic decentralization. There is no assurance, however, that the Chinese government will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice. We may lose all of iur assets and operations if the Chinese government alters its policies to further restrict foreign participation in business operating in the PRC.

We derive all of our sales in China and a slowdown or other adverse developments in the PRC economy may materially and adversely affect our customers, demand for our products and our business.

All of our sales are generated in China. We anticipate that sales of our products in China will continue to represent all of our total sales in the near future. Although the PRC economy has grown significantly in recent years, we cannot assure you that such growth will continue. The industry which we are involved in the PRC is relatively new and growing, but we do not know how sensitive we are to a slowdown in economic growth or other adverse changes in the PRC economy which may affect demand for our products. In addition, the Chinese government also exercises significant control over Chinese economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Efforts by the Chinese government to slow the pace of growth of the Chinese economy could result in reduced demand for our products. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for our products and materially and adversely affect our business.

Currency fluctuations and restrictions on currency exchange may adversely affect our business, including limiting our ability to convert Chinese Renminbi into foreign currencies and, if Chinese Renminbi were to decline in value, reducing our revenue in U.S. dollar terms.

Our reporting currency is the U.S. dollar and our operations in China use their local currency as their functional currencies. Substantially all of our revenue and expenses are in Chinese Renminbi. We are subject to the effects of exchange rate fluctuations with respect to any of these currencies. For example, the value of the Renminbi depends to a large extent on Chinese government policies and China’s domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of Renminbi to the U.S. dollar had generally been stable and the Renminbi had appreciated slightly against the U.S. dollar. However, on July 21, 2005, the Chinese government changed its policy of pegging the value of Chinese Renminbi to the U.S. dollar. Under the new policy, Chinese Renminbi may fluctuate within a narrow and managed band against a basket of certain foreign currencies. It is possible that the Chinese government could adopt a more flexible currency policy, which could result in more significant fluctuation of Chinese Renminbi against the U.S. dollar. We can offer no assurance that Chinese Renminbi will be stable against the U.S. dollar or any other foreign currency.

Our financial statements are translated into U.S. dollars at the average exchange rates in each applicable period. To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currencies denominated transactions results in reduced revenue, operating expenses and net income for our international operations. Similarly, to the extent the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions results in increased revenue, operating expenses and net income for our international operations. We are also exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign consolidated subsidiaries into U.S. dollars in consolidation. If there is a change in foreign currency exchange rates, the conversion of the foreign consolidated subsidiaries’ financial statements into U.S. dollars will lead to a translation gain or loss which is recorded as a component of other comprehensive income. In addition, we have certain assets and liabilities that are denominated in currencies other than the relevant entity’s functional currency. Changes in the functional currency value of these assets and liabilities create fluctuations that will lead to a transaction gain or loss. We have not entered into agreements or purchased instruments to hedge our exchange rate risks, although we may do so in the future. The availability and effectiveness of any hedging transaction may be limited and we may not be able to hedge our exchange rate risks.

The State Administration of Foreign Exchange (“SAFE”) restrictions on currency exchange may limit our ability to receive and use our sales revenue effectively and to pay dividends, and the restrictions may cause a delay in payment of interest on the Notes.

All of our sales revenue and expenses are denominated in the Chinese currency, Renminbi. Under PRC law, the Renminbi is currently convertible under the “current account,” which includes dividends and trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans. Currently, our PRC operating subsidiary, Bohai, may purchase foreign currencies for settlement of current account transactions, including payments of dividends to us, without the approval of SAFE, by complying with certain procedural requirements. However, the relevant PRC government authorities may limit or eliminate our ability to purchase foreign currencies in the future. Since a significant amount of our future revenue will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in Renminbi to fund our business activities outside China that are denominated in foreign currencies.

All of our income is derived from the consulting fees we receive from Bohai through the VIE Agreements. SAFE restrictions may delay the payment of dividends, since we have to comply with certain procedural requirement and we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from the profits of WFOE, and it thus may delay our payment of interest to the Notes holders.

Foreign exchange transactions by PRC operating subsidiaries under the capital account continue to be subject to significant foreign exchange controls and require the approval of or need to register with PRC government authorities, including SAFE. In particular, if Bohai, our PRC operating subsidiary, borrows foreign currency through loans from us or other foreign lenders, these loans must be registered with SAFE, and if we finance Bohai by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the Ministry of Commerce, or their respective local counterparts. These limitations could affect Bohai’s ability to obtain foreign exchange through debt or equity financing.

The PRC government also may at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining foreign currency, we may be unable to pay the interest and principal on the Notes, pay dividends or meet obligations that may be incurred in the future that require payment in foreign currency.

The PRC State Administration of Foreign Exchange restrictions on the use of offshore holding companies in mergers and acquisitions in China may create regulatory uncertainties that could restrict or limit our ability to operate.

In November 2005, SAFE issued a public notice, known as Circular 75, concerning foreign exchange registrations that are required in order to use of offshore holding companies in mergers and acquisitions in China. The public notice provides that if an offshore company controlled by PRC residents intends to acquire a PRC company, such acquisition will be subject to registration with the relevant foreign exchange authorities. The public notice also suggested that registration with the relevant foreign exchange authorities is required for any sale or transfer by the PRC residents of shares in an offshore holding company that owns an onshore company. PRC residents must each submit a registration form to the local SAFE branch with respect to their ownership interests in the offshore company, and must also file an amendment to such registration if the offshore company experiences material events, such as changes in the share capital, share transfer, mergers and acquisitions, spin-off transactions or use of assets in China to guarantee offshore obligations.

Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by: (i) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire “control” over domestic companies or assets, even in the absence of legal ownership; (ii) adding requirements relating to the source of the PRC resident’s funds used to establish or acquire the offshore entity; (iii) covering the use of existing offshore entities for offshore financings; (iv) purporting to cover situations in which an offshore special purpose vehicle, or SPV, establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (v) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV’s affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

The PRC regulatory authorities may take the view that our acquisition of indirect ownership and controlling interest in Bohai through VIE arrangements shall be subject to SAFE approval and registration. Any adverse action taken against us by PRC regulatory authorities could significantly and negatively impact our operations and the trading market for our common stock.

PRC regulations and potential registration requirements relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate. Similarly, our failure to obtain the prior approval of PRC authorities for our January 2010 private placement and the listing and trading of our common stock could have a material adverse effect on our business, operating results, reputation and trading price of our common stock.

On August 8, 2006, the PRC Ministry of Commerce (“MOC”), joined by the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (“CSRC”) and SAFE, released a substantially amended version of the Provisions for Foreign Investors to Merge with or Acquire Domestic Enterprises (the “Revised M&A Regulations”), which took effect September 8, 2006. These new rules significantly revised China’s regulatory framework governing onshore-to-offshore restructurings and foreign acquisitions of domestic enterprises. These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOC as a key regulator for issues related to mergers and acquisitions in China and requiring MOC approval of a broad range of merger, acquisition and investment transactions. Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

Among other things, the revised M&A Regulations include new provisions that purport to require that an offshore SPV, formed for listing purposes and controlled directly or indirectly by PRC companies or individuals must obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings. However, the application of this PRC regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement.

Our principal stockholder, Glory Period, is 100% owned by Joshua Tan, a Singapore citizen. As of the date of this prospectus, Glory Period holds 55% of our outstanding common stock. Mr. Tan and Mr. Qu (the principal founder of Bohai and our Chairman, President and Chief Executive Officer) entered into the Call Option Agreement on December 7, 2009 by which Mr. Qu has an option to acquire all the issued and outstanding shares of Glory Period within three years for nominal consideration. Chance High, as the wholly owned subsidiary of our company, formed WFOE on November 23, 2009 and WFOE obtained effective and substantial control over Bohai further through executing the VIE Agreements on December 7, 2009 by and among WFOE, Bohai and the three shareholders of Bohai (including Mr. Qu). The PRC regulatory authorities may take the view that entry into the VIE Agreements by WFOE and Bohai resulting in Mr. Qu, a PRC resident becoming the majority owner and effective controlling party of our company which acquired 100% indirect ownership of Bohai. The PRC regulatory authorities may also take the view that the relevant parties should fully disclose to SAFE or MOC of the overall restructuring arrangements, the existence of the Share Exchange and related VIE Agreements. If the PRC regulatory authorities take the view that the Share Exchange and VIE arrangement constitutes a reverse ,merger or round-trip investment under the M&A Regulations, we cannot assure you we may be able to obtain the approval required from the national offices of MOC.

If the PRC regulatory authorities take the view that the Share Exchange and the VIE Agreements constitutes a reverse merger acquisition or round-trip investment without the approval of the national offices of MOC, they could invalidate the Share Exchange and VIE Agreements. Additionally, the PRC regulatory authorities may take the view that any public offering plan of us will require the prior approval of CSRC. If we cannot obtain MOC or CSRC approval in case we are required to do so, our business and financial performance will be materially adversely affected. We may also face regulatory actions or other sanctions from the MOC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from the Private Placement into the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock.

Also, if later the CSRC requires that we obtain its approval, we may be unable to obtain a waiver of the CSRC approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding this CSRC approval requirement could have a material adverse effect on the trading price of our common stock. Furthermore, published news reports in China recently indicated that the CSRC may have curtailed or suspended overseas listings for Chinese private companies. These news reports have created further uncertainty regarding the approach that the CSRC and other PRC regulators may take with respect to transactions that we have engaged in our may in the future engage in. Any adverse action taken against us by PRC regulatory authorities could significantly and negatively impact our operations and the trading market for our common stock.

Because our assets are located outside of the United States and our sole director and officer resides outside of the United States, it may be difficult for you to enforce your rights based on the United States federal securities laws against us and our sole officer and director in the United States or to enforce judgments of United States courts against us or him in the PRC.

Our sole director and officer, Mr. Qu, resides outside of the United States in China. In addition, our operating subsidiary is located in the PRC and all of its assets are located outside of the United States. China does not have a treaty with United States providing for the reciprocal recognition and enforcement of judgments of courts. It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the United States federal securities laws against us in the courts of either the United States or the PRC and, even if civil judgments are obtained in courts of the United States, to enforce such judgments in the PRC courts. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties, under the United States federal securities laws or otherwise.

We may have limited legal recourse under PRC laws if disputes arise under our contracts with third parties.

The Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. If our new business ventures are unsuccessful, or other adverse circumstances arise from these transactions, we face the risk that the parties to these ventures may seek ways to terminate the transactions, or, may hinder or prevent us from accessing important information regarding the financial and business operations of these acquired companies. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance, or to seek an injunction under PRC laws, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations. Although legislation in China over the past 30 years has significantly improved the protection afforded to various forms of foreign investment and contractual arrangements in China, these laws, regulations and legal requirements are relatively new and their interpretation and enforcement involve uncertainties, which could limit the legal protection available to us, and foreign investors, including you. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital and could have a material adverse impact on our operations.

We must comply with the Foreign Corrupt Practices Act.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. Although we inform our personnel that such practices are illegal, we have not established formal policies or procedures for prohibiting or monitoring this conduct, and we can not assure you that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

If we make equity compensation grants to persons who are PRC citizens, they may be required to register with SAFE. We may also face regulatory uncertainties that could restrict our ability to adopt equity compensation plans for our directors and employees and other parties under PRC laws.

On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also know as “Circular 78.” It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options. For any plans which are so covered and are adopted by a non-PRC listed company, such as our company, after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan. In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007. We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming.

In the future, we may adopt an equity incentive plan and make numerous stock option grants under the plan to our officers, directors and employees, some of whom are PRC citizens and may be required to register with SAFE. If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of our equity incentive plan who are PRC citizens to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees. In that case, our ability to compensate our employees and directors through equity compensation would be hindered and our business operations may be adversely affected.

Due to various restrictions under PRC laws on the distribution of dividends by our PRC operating companies, we may not be able to pay dividends to our stockholders.

The Wholly-Foreign Owned Enterprise Law (1986), as amended and the Wholly-Foreign Owned Enterprise Law Implementing Rules (1990), as amended and the Company Law of the PRC (2006) contain the principal regulations governing dividend distributions by wholly foreign owned enterprises. Under these regulations, wholly foreign owned enterprises, such as WFOE, may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Additionally, WFOE is required to set aside a certain amount of their accumulated profits each year, if any, to fund certain reserve funds. These reserves are not distributable as cash dividends except in the event of liquidation and cannot be used for working capital purposes.

Furthermore, if our consolidated subsidiaries in China incur debt on their own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. If we or our consolidated subsidiaries are unable to receive all of the revenues from our operations due to these contractual or dividend arrangements, we may be unable to pay dividends on our common stock.

We may have difficulty establishing adequate management, governance, legal and financial controls in the PRC.

The PRC historically has been deficient in western style management, governance and financial reporting concepts and practices, as well as in modern banking, and other control systems. Our current management has little experience with western style management, governance and financial reporting concepts and practices, and we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, and especially given that we expect to be a publicly listed company in U.S. and subject to regulation as such, we may experience difficulty in establishing management, governance legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet western standards. We may have difficulty establishing adequate management, governance, legal and financial controls in the PRC. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002 and other applicable laws, rules and regulations. This may result in significant deficiencies or material weaknesses in our internal controls which could impact the reliability of our financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our business and the public announcement of such deficiencies could adversely impact our stock price.

It may be difficult to protect and enforce our intellectual property rights under PRC laws.

Intellectual property rights in China are still developing, and there are uncertainties involved in the protection and the enforcement of such rights. We will need to pay special attention to protecting our intellectual property and trade secrets. Failure to do so could lead to the loss of a competitive advantage that could not be compensated by our damages award.

If our land use rights are revoked, we would have no operational capabilities.

Under Chinese law land is owned by the state or rural collective economic organizations. The state issues to tenants the rights to use property. Use rights can be revoked and the tenants forced to vacate at any time when redevelopment of the land is in the public interest. The public interest rationale is interpreted quite broadly and the process of land appropriation may be less than transparent. Through our operating subsidiary Bohai, we rely on these land use rights as the cornerstone of our operations for both our manufacturing facility and our corporate headquarters. The loss of such rights would have a material adverse effect on our company as we would be required to relocate our facilities and obtain new land use rights, and there is a risk that we would not be able to accomplish such a relocation with reasonable cost or at all.

In addition, we currently do not maintain a land use right certificate for a piece of land located in Xingfu Twelve Village of Zhifu District with the area of 11,222 square meters, on which we have built our corporate headquarters. In the process of the planning of Yantai City, the usage of this land use right has been changed from “industrial use” to “commercial use” and therefore, the process for the land use right certificate on five relevant parcels of land including the land occupied by Bohai is suspended until the completion of the planning. We can not assure you that we will eventually obtain the land use right certificate for this land with reasonable cost.

Risks Related to Our Common Stock

Trading in our common stock has been extremely limited, so investors may not be able to sell as many of their shares as they want at prevailing prices.

Our common stock is listed for quotation on OTCBB under the symbol “BOHP.OB”, but trading in our common stock has been extremely limited. Trading in our common stock may not fully commence for a variety of reasons, and even trading does commence, it is expected to continue to be limited. If limited trading in the common stock continues, it may be difficult for investors to sell such shares in the public market at any given time at prevailing prices. Also, the sale of a large block of common stock, should it occur, could depress the market price of the common stock to a greater degree than a company that typically has a higher volume of trading of its securities.

The registration statement of which this prospectus forms a part may not remain effective, which could impact the liquidity of our common stock.

Under the terms of our January 2010 Registration Rights Agreement, we are obligated to include the shares of common stock underlying the Notes and Warrants in an effective registration statement, an the registration statement of which this prospectus forms a part is intended to satisfy these obligations. From time to time, it will be necessary for us to file post-effective amendments to the registration statement when subsequent events so require. We intend to use our best efforts to keep the registration statement current, but may not be able to do so. If the registration statement is not current in the future, investors’ ability to sell the shares of common stock underlying the Notes and Warrants will be limited, which would have a material adverse effect on the liquidity of our common stock.

There is currently extremely limited trading in our common stock, and the limited public trading market that may develop in the future may cause extreme volatility in our stock price.

Although our common stock is listed for quotation on the OTCBB, there has been extremely limited trading in our stock. Even if a market for our common stock does develop, there is a risk that a meaningful, consistent and liquid trading market may not develop. Moreover, stocks with limited trading markets have historically experienced extreme price and volume fluctuations and have particularly affected the market prices of many smaller companies like us. Our common stock is thus expected to be subject to significant volatility when and if trading commences. Sales of substantial amounts of our common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our common stock.

An active and visible trading market for our common stock may not develop.

We cannot predict whether an active market for our common stock will develop in the future. In the absence of an active trading market:

•	Investors may have difficulty buying and selling or obtaining market quotations;

•	Market visibility for our common stock may be limited; and

•	A lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

The OTCBB is an unorganized, inter-dealer, over-the-counter market that provides significantly less liquidity than NASDAQ or the NYSE AMEX. The trading price of the common stock is expected to be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts’ earnings estimates, announcements of innovations by us or our competitors, general conditions in the industry in which we operate and other factors. These fluctuations, as well as general economic and market conditions, may have a material or adverse effect on the market price of our common stock.

The market price for our stock may be volatile.

The market price for our stock may be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in financial estimates by securities research analysts;

•	conditions in pharmaceutical markets;

•	changes in the economic performance or market valuations of other pharmaceutical companies;

•	announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	addition or departure of key personnel;

•	fluctuations of exchange rates between RMB and the U.S. dollar;

•	intellectual property or other litigation; and

•	general economic or political conditions in China.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our stock.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

Pursuant to the terms of the Registration Rights Agreement and Securities Purchase Agreement, we agreed to file the registration statement of which this prospectus forms a part with the SEC to register the common stock underlying the Notes, Warrants and Placement Agent Warrants for public resale. All of such shares may be freely sold and transferred following conversion or exercise of the Notes and Warrants if such registration statement remains effective. Additionally, concurrently with the closing of the Private Placement, we engaged in a Share Exchange, and following the Share Exchange, the former shareholders of Chance High (other than Glory Period) may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to such registration statement or SEC Rule 144, subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied an one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. As of the closing of the Share Exchange, and not accounting for the private placement, 1% of our issued and outstanding shares of common stock equals approximately162,500 shares. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate that has satisfied a one-year holding period. Any substantial sale of common stock pursuant to any resale prospectus or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

Our controlling stockholder may exercise significant influence over us.

Our controlling stockholder, Glory Period Limited, owns approximately 55% of our outstanding common stock as of the closing of the Share Exchange. Tan is the sole shareholder of Glory Period and Qu is the sole director of Glory Period. Either Tan or Qu has a controlling influence in determining the outcome of any corporate transaction or other matters submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions. Tan and Qu may also have the power to prevent or cause a change in control. In addition, without the consent of Tan and Qu, we could be prevented from entering into transactions that could be beneficial to us. As Qu serves as our principal executive officer and Tan has provided consulting services to Bohai in the past, the interests of Tan and Qu may differ from the interests of our other stockholders, which could create conflicts of interest and the potential for approval of actions which may not be in the best interests of all of our stockholders.

Compliance with changing regulation of corporate governance and public disclosure, and our management’s inexperience with such regulations, will result in additional expenses and creates a risk of non-compliance.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities. In addition, our management is located in the PRC has little experience with compliance with U.S. laws (including securities laws). This inexperience may cause us to fall out of compliance with applicable regulatory requirements, which could lead to enforcement action against us and a negative impact on our stock price.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

We are subject to reporting obligations under the U.S. securities laws. The SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of our internal controls over financial reporting. In addition, an independent registered public accounting firm must attest to and report on management’s assessment of the effectiveness of our internal controls over financial reporting. Our management may conclude that our internal controls over our financial reporting are not effective. Moreover, even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may still decline to attest to our management’s assessment or may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. Effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to prevent fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our stock. Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock, which is currently and will be quoted for trading on OTCBB, may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Exchange Act, as amended. Our common stock may be a “penny stock” if it meets one or more of the following conditions: (i) the stock trades at a price less than $5 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is not quoted on the Nasdaq Capital Market, or even if so, has a price less than $5 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million. The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to: (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

We do not foresee paying cash dividends in the foreseeable future and, as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

We do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and currently intend to retain any future earnings for funding growth. As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income. Capital appreciation, if any, of our shares may be investors’ sole source of gain for the foreseeable future. Moreover, investors may not be able to resell their common stock at or above the price they paid for them.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus that are not historical facts are “forward-looking statements” which can be identified by the use of terminology such as “estimates,” “projects,” “plans,” “believes,” “expects,” “anticipates,” “intends,” or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this Registration Statement, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services and products. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

•	our financial position, business strategy and other plans and objectives for future operations;

•	the ability of our management team to execute its plans to meet its goals;

•	our ability to attract and retain qualified management personnel;

•	our growth strategies;

•	anticipated trends in our business;

•	our ability to consummate or integrate acquisitions;

•	our liquidity and ability to finance our operations and acquisition and development activities;

•	the timing, cost and procedure for proposed acquisitions;

•	the impact of government regulation in China and elsewhere;

•	estimates regarding future net revenues or profits;

•	planned capital expenditures (including the amount and nature thereof);

•	estimates, plans and projections relating to acquired properties or businesses;

•	the possibility that our acquisitions may involve unexpected costs;

•	the impact of competition;

•	general economic conditions, whether internationally, nationally or in the regional and local market areas in which we are doing business, that may be less favorable than expected; and

•	other economic, competitive, governmental, legislative, regulatory, geopolitical and technological factors that may negatively impact our businesses, operations and pricing.

Regarding the Company’s acquisition strategy, please see “Business” “— Key Characteristics” and “— Marketing Strategy.” All written and oral forward-looking statements made in connection with this prospectus that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders named herein. There will be no proceeds to us from the sale of shares of common stock in this offering.

We will not receive any proceeds from the sale of shares by the selling stockholders other than the exercise price of any Warrants and Placement Agent Warrants that are exercised by the applicable selling stockholders who do not conduct cashless exercises, the proceeds of which we expect to use for our general working capital. If all of these Warrants and Placement Agent Warrants are exercised for cash, then we will receive gross proceeds of $15,840,000. No assurances can be given, however, that all or any portion of such warrants will ever be exercised.

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell these shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. We will not receive any proceeds from the sale of shares by the selling stockholders but we may receive proceeds upon the exercise, if any, of the Warrants and Placement Agent Warrants.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS
AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations relates to the operations and financial condition reported in the unaudited condensed consolidated financial statements of the Company for the three months ended December 31, 2009 and 2008, and for the fiscal years ended June 30, 2009 and 2008, and should be read in conjunction with the related audited and unaudited financial statements and related notes included in this prospectus. Those statements in the following discussion that are not historical in nature should be considered to be forward looking statements that are inherently uncertain. Actual results and the timing of the events may differ materially from those contained in these forward looking statements due to a number of factors, including those discussed in the “Cautionary Note on Forward Looking Statements” set forth elsewhere in this Report.

Overview

We were incorporated under the laws of the State of Nevada on January 9, 2008. Since January 5, 2010, our business consists of the production, manufacturing and distribution of herbal pharmaceuticals in the PRC which are based on traditional Chinese medicine. We are based in the city of Yantai, Shandong Province, China.

Our medicines are intended to address rheumatoid arthritis, viral infections, gynecological diseases, cardio vascular issues and respiratory diseases. We have obtained Drug Approval Numbers in China for 29 varieties of traditional Chinese herbal medicines in 2004 and we currently produces 10 varieties of approved traditional Chinese herbal medicines in seven delivery systems: tablets, granules, capsules, syrup, concentrated powder, tincture and medicinal wine. Of these 10 products, 4 are prescription drugs and 6 are over-the-counter products.

Prior to January 5, 2010, we were a public “shell” company operating under the name “Link Resources, Inc.” On January 5, 2010, we consummated a share exchange transaction (the “Share Exchange”) pursuant to which we acquired Chance High, the parent company of Yantai Bohai Pharmaceuticals Group Co. Ltd., our principal operating subsidiary, which is a Chinese variable interest entity that we (through a Chinese wholly-owned foreign enterprise subsidiary) control through certain contractual arrangements.

Use of estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation of useful lives of property, plant and equipment. Actual results could differ from those estimates.

Accounts Receivable

Accounts receivable consists of amounts due from customers. We extend unsecured credit to our customers in the ordinary course of business but mitigate the associated risks by performing credit checks and actively pursuing past due accounts. An allowance for doubtful accounts is established and determined based on management’s assessment of known requirements, aging of receivables, payment history, the customer’s current credit worthiness and the economic environment.

Revenue recognition

Revenue represents the invoiced value of goods sold recognized upon the delivery of goods to customers. Revenue is recognized when all of the following criteria are met:

•	Persuasive evidence of an arrangement exists;
•	Delivery has occurred or services have been rendered;
•	The seller’s price to the buyer is fixed or determinable; and
•	Collectability is reasonably assured. Payments have been established.

Inventories

Inventories are valued at the lower of cost or market with cost is determined on the weighted average method. Finished goods inventories consist of raw materials, direct labor and overhead associated with the manufacturing process. In assessing the ultimate realization of inventories, management makes judgments as to future demand requirements compared to current or committed inventory levels. Our reserve requirements generally increase or decrease due to management’s projected demand requirements, market conditions and product life cycle changes.  As of March 31, 2010 and June 30, 2009, we did not make any allowance for slow-moving or defective inventories.

Property, plant and equipment

Property, plant and equipment, other than construction in progress, are stated at cost, less depreciation and amortization and accumulated impairment loss.  Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use.  Maintenance, repairs and betterments, including replacement of minor items, are charged to expense; major additions to physical properties are capitalized.

Depreciation of property, plant and equipment is calculated to written off the cost, less their estimated residual value, if any, using the straight-line method over their estimated useful lives.  The principal annual rates are as follows:

Leasehold land and buildings	30 to 40 years
Motor vehicles	10 years
Plant and machinery	10 years
Office equipment	5 years

Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to income.

Construction in progress mainly represents expenditures in respect of our corporate campus and machinery under construction, which campus was completed, and at which production began, in 2009.  Assets under construction are not depreciated until the construction is completed and the assets are ready for their intended use.

Income Taxes

Income taxes are accounted for under the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of income and comprehensive income in the periods that includes the enactment date.

Operating Results

Three Months Ended March 31, 2010 Compared to Three Months Ended March 31, 2009

	Three Months Ended December 31,
	2010	2009

Sales	$15,323,878	$12,476,400

Less: Sales Tax	(231,870)	(200,622)

Net sales	15,092,008	12,275,778

Cost of sales	(2,609,515)	(2,019,864)

Gross profit	12,482,493	10,255,914

Selling, general and administrative expenses	(9,465,589)	(7,670,130)

Interest expenses	(260,574)	(52,921)

Operating income	2,756,330	2,532,863

Other income	-	158

Finance and non-operating costs	(1,287,902)	(4,618)

Income before taxes	1,468,428	2,528,403

Income taxes	(585,135)	(423,569)

Net income	883,293	2,104,834

Sales

Net Sales for the three months ended March 31, 2010 increase by approximately $2,816,230 or (22.94%) to $15,092,008 as compared to $12,275,778 for the three months ended March 31, 2009.  This increase was primarily due to the significant increase of our revenue on all the products as a result of the effective implementation of marketing strategy in the calendar year ended March 31, 2010.

Cost of Sales

Our cost of sales for the three months ended March 31, 2010 was $ 2,609,515 as compared to $2,019,864 for the three months ended March 31, 2009, representing and decrease of 29.19%.  The decrease was mainly attributable to the increase in cost of raw material by $265,960 as a result of the increase of sales.

Gross Profit

We achieved gross profit of $12,482,493 for the three months ended March 31, 2010, compared to $10,255,914 for the same quarter of the previous year, representing a 21.71 % quarter to quarter increase.  Our overall gross profit margin as a percentage of revenue are 82.71% and 83.30% for the three months ended March 31, 2010 and 2009, respectively.

Selling, General and Administrative Expenses

Our operating expenses, consisting of selling, general and administrative expenses, increased by approximately $1,795,459, to $9,465,589, for the three months ended March 31, 2010, from $7,670,130 for the same quarter of the previous year.  This increase is mainly attributable to increase of advertising expense, which was reduced in amounting to $669,802 during the period.

Interest Expense

Interest expense was $260,574 for the three months ended March 31, 2010, compared to $52,921 for the three months ended March 31, 2009.  The increase represents accrued interest from issue of convertible promissory notes during the period.  The loans were used for working capital and capital expenditures for the expansion of production through acquisition of plants and machinery to improve the efficiency of the production lines.

Income Tax

Our provisions for income taxes for the three months ended March 31, 2010 and 2009 were $585,135 and $423,569, respectively, an decrease of $161,566 or 38.14% from period to period.  The increase in tax provision was due to significant decrease of income before tax during the period.

Net Income

We had a net income of $883,293 for the three months ended March 31, 2010, as compared to net income of $2,104,835 for the three months ended March 31, 2009.  The decrease in net income is primarily attributable to a significant increase of finance cost in amount to $1,287,902 that was incurred in connection with our private placement and share exchange transactions that occurred in the quarter ended March 31, 2010.

Foreign Currency Translation Gains

During the three months ended March 31, 2010, the RMB relatively stable against the U.S. dollar, and we recognized a foreign currency translation gain of $24,191.

Nine Months Ended March 31, 2010 Compared to the Nine Months Ended March 31, 2009

The following table sets forth our statement of operations for the period indicated:

	Nine Months Ended March 31,
	2010	2009

Sales	$46,072,455	$35,883,215

Less: Sales Tax	(729,975)	(580,207)

Net sales	45,342,480	35,253,008

Cost of sales	(7,475,740)	(5,966,876)

Gross profit	37,866,740	29,286,132

Selling, general and administrative expenses	(28,471,469)	(21,675,279)

Interest expenses	(416,882)	(168,422)

Operating income	8,978,389	7,442,431

Non-operating income	18,864	158

Finance and non-operating costs	(1,309,994)	(4,682)

Income before taxes	7,687,259	7,437,907

Income taxes	(2,193,931)	(1,224,883)

Net income	$5,493,328	$6,213,074

Sales

Net sales for the nine months ended March 31, 2010 was $45,342,480, an increase of approximately $10,089,472, or 28.62%, from $35,253,008 in the nine months ended March 31, 2009.  This increase was primarily due to the significant increase of our revenue on all the products as a result of the effective implementation of marketing strategy in the calendar year ended March 31, 2010.

Cost of Sales

Our cost of sales for the nine months ended March 31, 2010 was $7,475,740 as compared to $5,966,876 for the nine months ended March 31, 2009, representing an increase of $1,508,864, or 25.28%. The increase was mainly attributable to the increase of raw materials cost by $1,033,246 as a result of the increase of sales.

Gross Profit

For the nine months ended March 31, 2010 as compared to the nine months ended March 31, 2009, we generated gross profit of $37,866,740 and $29,286,132, respectively, reflecting an increase of approximately $8,580,608, or 29.30%. The increase in our gross profit was mainly due to significantly increase of sales income.

Selling, General and Administrative Expenses

We incurred general and administrative expenses of $28,471,469 for the nine months ended March 31, 2010, representing an increase of $6,796,190, or 31.35%, compared to $21,675,279 for the nine months ended March 31, 2009. This increase was mainly due to the increase of cost of advertising and percentages of commissions to sales representative allocated in our branch offices throughout China.

Interest Expense

Interest expense was $416,882 for the nine months ended March 31, 2010, compared to $168,422 for the nine months ended March 31, 2009. The increase is largely due to proceeds of convertible promissory notes during the period. The loans were used for working capital and capital expenditures for the expansion of production through acquisition of production plants and equipment to improve the efficiency of production.

Income Tax

For the nine months ended March 31, 2010, income tax expense was $2,193,931, increase of $969,098, or 79.12%, from $1,224,833 for the nine months ended March 31, 2009. The increase was mainly due to income before tax increase during the period.

Net Income

We had net income of $5,493,328, or 12.11% of net revenue, for the nine months ended March 31, 2010, as compared to net income $6,213,074, or 17.62% of net revenue, for the nine months ended March 31, 2009, representing a decrease of $719,746, or 11.58%. The decrease in our net income was due mainly financings costs of $1,287,901 incurred in connection with our private placement and share exchange transactions that occurred in the quarter ended March 31, 2010.

Foreign Currency Translation Gains

During the fiscal period ended March 31, 2010, the RMB steadily rose against the U.S. dollar, and we recognized a foreign currency translation gain of $34,692.

Liquidity and Capital Resources

We have historically funded our operation primarily through paid-in capital, sales of goods and short term loans from financial institutions in China. Net cash used in operating activities for the three months ended March 31, 2010 was $2,711,889 compared to cash provided by $2,503,932 for the three months ended March 31, 2009. During the three months ended March 31, 2010, net cash used from operating activities by $2,711,889, and cash borrowed from bank and investors amounted to $4,381,153 and 12,000,000 respectively and repayment of borrowing from previous period amounted to $4,381,153 which resulted in a net cash inflow $7,915,403. The Company may seek to raise additional capital through sales of common stock, as well as seeking financing from third parties.

Operating activities

For the three months ended March 31, 2010, cash used in operating activities totaled $2,711,889 compared to cash provided by operating activities of $2,503,932 for the three months ended March 31, 2009. This was primarily attributable to cash used in prepayment for other payable during the three month ended March 31, 2010.

Investing activities

For the three months ended March 31, 2010, net cash outflow for investing activities was approximately $84,518 compared to cash provided by investing activities of $191,977 in the three months ended March 31, 2009. This increase was primarily attributable to purchase of property plant and equipment during the period.

Financing activities

Financing activities provided net cash inflow of $10,711,810 during the three months ended March 31, 2010 primarily as a result of issue of convertible promissory notes during the period. As of March 31, 2010, the proceeds from short-term borrowings and convertible promissory notes amounted to $4,393,665 and $12,000,000 respectively, the repayment of borrowings amounted to $4,381,153, which resulted in a net cash outflow by financing activities of $10,711,810.

Off-Balance Sheet Arrangements

We did not engage in any “off-balance sheet arrangements” (as that term is defined in Item 303(a)(4)(ii) of Regulation S-K) during the three months ended March 31, 2010. We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as stockholder’s equity or that are not reflected in our condensed consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk, or credit support to us or engages in leasing, hedging, or research and development services with us.

Inflation

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. While inflation has been more moderate since 1995, high inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

Fiscal Year Ended June 30, 2009 Compared to the Fiscal Year Ended June 30, 2008

The following table sets forth our statement of operations for the period indicated:

	Year Ended June 30, 2009	Year Ended June 30, 2008

Sales	$50,170,014	$38,172,513

Less: Sales Tax	(821,400)	(629,489)

Net sales	49,348,614	37,543,024

Cost of sales	(7,975,267)	(5,950,680)

Gross profit	41,373,347	31,592,344

Selling, general and administrative expenses	(31,347,139)	(22,608,164)

Interest expenses	(184,404)	(234,101)

Operating income	9,841,804	8,750,079

Non-operating income	49,447	8

Non-operating costs	(36,366)	(835)

Income before taxes	9,854,885	8,749,252

Income taxes	(1,906,985)	(2,303,712)

Net income	$7,947,900	$6,445,540

Gross Profit

For the fiscal year ended June 30, 2009 as compared to the fiscal year ended June 30, 2008, we generated gross profit of $41,373,347 and $31,592,344 respectively, reflecting an increase of approximately $9,781,003, or 30.96%. The increase in our gross profit was mainly due to significantly increase of sales income.

Selling, General and Administrative Expenses

We incurred general and administrative expenses of $31,347,139 for the fiscal year ended June 30, 2009, representing an increase of $8,738,957, or 38.65%, compared to 22,608,164 for the fiscal year ended June 30, 2008. This increase was mainly due to the increase of cost of advertising and percentages of commissions to sales representative allocated in branch office through out China.

Interest Expense

Interest expense was $184,404 for the fiscal year ended June 30, 2009, compared to $234,101 for the fiscal year ended June 30, 2008. The decrease is largely due to repayment of bank loans utilized in the year 2007 during the period. The loans were used for working capital and capital expenditures for the expansion of production through acquisition of production plants and equipment to improve the efficiency of production.

Income tax

For the fiscal year ended June 30, 2009, income tax expense was $1,906,985, and a decrease of $396,727, or 17.22%, from $2,303,712 for the fiscal year ended June 30, 2008. The decrease was mainly due to the decrease of enterprise income tax in PRC from 33% to 25% since January 1, 2008.

Net Income

We had net income of $7,993,228, or 16.11% of net revenue for the fiscal year ended June 30, 2009 as compared to net income $6,451,772 or 17.17% of net revenue for the fiscal year ended June 30, 2008, representing an increase of $1,541,456, or 23.89%. The increase in our net income was the result of the significant increase of our revenue generated in the fiscal year of 2009.

Foreign Currency Translation Gains

During the fiscal year ended June 30, 2009, the RMB steadily rose against the U.S. dollar, and we recognized a foreign currency translation gain of $106,233.

Liquidity and Capital Resources

We have historically funded our operation primarily through paid-in capital, sales of goods and short term loans from financial institutions. Net cash used in operating activities for the year ended June 30, 2009 was $1,513,062 compared to provided by $2,359,072 for the year ended June 30, 2008. During the year ended June 30, 2009, cash borrowed from banks amounted to $5,860,000 and repayment of borrowing from previous years amounted to $1,896,700, which resulted in a net cash outflow in financing activities of $3,963,300. Management is planning to raise additional capital through sales of common stock, as well as seeking financing from third parties.

Operating activities

For the fiscal year ended June 30, 2009, cash used in operating activities totaled $1,513,062 compared to cash provided by $2,359,072 for the fiscal year ended June 30, 2008. This was primarily attributable to significant increase of cash used in prepayment for advertising expense and repayment of accounts payable.

Investing activities

For the fiscal year ended June 30, 2009, net cash outflow for investing activities was approximately $788,993 compared to $80,647 in the fiscal year ended June 30, 2008. This increase was primarily attributable to significant increase of capital investment in acquisition of property, plant and equipment during the year. During the fiscal year ended June 30, 2009, we spent $227,690, $59,459, $295,610 and $220,884 on acquisitions of plant and equipment, purchase of office equipment, purchase of motor vehicle and construction in progress, respectively.

Financing activities

Financing activities provided net cash inflow of $3,963,300 during the fiscal year ended June 30, 2009 primarily as a result of process of significant borrowing during the year. As of June 30, 2009, the proceeds from short-term borrowings amounted to $5,860,000 and the repayment of borrowings amounted to $1,896,000, which resulted in a net cash inflow by financing activities of $3,963,300.

Off-Balance Sheet Arrangements

We did not engage in any “off-balance sheet arrangements” (as that term is defined in Item 303(a)(4)(ii) of Regulation S-K) during the fiscal year ended June 30, 2010. We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our condensed consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk, or credit support to us or engages in leasing, hedging, or research and development services with us.

Inflation

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. While inflation has been more moderate since 1995, high inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

BUSINESS

Our Business

We are engaged in the production, manufacturing and distribution of herbal pharmaceuticals based on traditional Chinese medicine, or TCM, in the PRC. We are based in the city of Yantai, Shandong Province, China, and our operations are exclusively in China.

Our medicines address rheumatoid arthritis, viral infections, gynecological diseases, cardio vascular issues and respiratory diseases. We obtained Drug Approval Numbers for 29 varieties of traditional Chinese herbal medicines in 2004 and it currently produces 10 varieties of approved traditional Chinese herbal medicines in seven delivery systems: tablets, granules, capsules, syrup, concentrated powder, tincture and medicinal wine. Of these 10 products, 4 are prescription drugs and 6 are OTC products.

We believe our rapid growth in recent years has been supported by the continuing expansion of the market for TCM in the PRC. This market is forecasted to reach $24 billion by 2010 according to the Information Office of the State Council of the People’s Republic of China, “Status Quo of Drug Supervision.”

In a significant development, on December 1, 2009, two of our lead products, Tongbi Capsules and Tablets and Lung Nourishing Cream, became eligible for reimbursement under China’s National Medical Insurance Program. In fiscal year ended June 30, 2009, these two products accounted for more than 50% of our revenues.

The Chinese government has previously awarded us exclusive rights to manufacture Tongbi Capsules and we share manufacturing rights with one or more manufacturers for Shangtongning Tablets and Anti-flu Granules. We held the Certificates of Protected Variety of Traditional Chinese Medicine (Grade Two) (the “Certificate of Protection”) issued by State Food and Drug Administration of China (“SFDA”) for Tongbi Capsules and Shangtongning Tablets which give us exclusive or near-exclusive rights to manufacture and distribute these two medicines. The protection periods for both Tongbi Capsules and Shangtongning Tablets expired in September 2009 and we are seeking to extend the protection periods. We have submitted the application of Tongbi Capsules to extend such protection period on March 12, 2009 and SFDA has recently started its review process. We expect such approval may be granted by end of June this year. We have decided not to submit extension application of Shangtongning Tablets, because the SFDA will not approve Certificate of Protection for Shangtongning Tablets or any other products that are currently produced by more than three manufacturers in China according to applicable Chinese SFDA regulations.

As of May 15, 2010, we had approximately 600 employees, including approximately 300 sales representatives, operating from 20 offices throughout China. More than 50% of our workforce is engaged in sales and distribution activities.

Our strategy is to leverage the “protected” status and national insurance coverage for certain of our pharmaceutical products to aggressively increase market penetration throughout China, the world’s most populous nation. By utilizing our distribution platform, in addition to utilizing mass media and other marketing methods to build awareness of our brand, we will seek significantly grow our revenues and earnings.

We are placing particular marketing focus on our Lung Nourishing Cream over the next several years. Lung Nourishing Cream is one of our most popular products, and its main ingredient, Laiyang Pear, is, to our knowledge, not available in other similar pharmaceutical products. We have applied for a patent for Lung Nourishing Cream with its production method for the treatment of Lung-qi Deficiency Cough and Chronic Bronchitis. The application was accepted by the State Intellectual Property Office of the PRC on September 20, 2007. For these reasons, we believe Lung Nourishing Cream contains a novel formulation for the treatment of asthma and other common respiratory ailments with an emphasis on the improvement of overall lung function and health. We believe this represents an exceptional market opportunity.

Our business strategy will seek to capitalize on new government programs established in early 2009 to extend health insurance coverage to previously uncovered Chinese citizens. The PRC government’s new health care policies are also designed to encourage the use of TCM and its approach to wellness and treatment of disease. As a result, the government continues to expand the number of TCMs eligible for reimbursement under national medical insurance programs. This has resulted in medical professionals working in the state-run medical facilities to increasingly prescribe and recommend TCM products of the type we manufacture and market. The state-run facilities provide the majority of medical care in China. Two of our lead products, Lung Nourishing Cream and Tongbi Capsules and Tablets, are authorized to be eligible for insurance coverage, with others expected to follow. Currently public health officials in China are developing general consumer awareness of increasing problems and concerns with respiratory and lung health caused by pervasive national air pollution. This nationwide epidemic is an unfortunate by-product of the robust development of China’s expansive manufacturing and industrial activities. Increased air pollution is a cause and contributory factor to a range of acute respiratory illnesses including chronic conditions such as asthma. As a result, we intend to significantly increase our advertising for our Lung Nourishing Cream.

As is not uncommon for Chinese companies listed in the U.S., we control our Chinese operating subsidiary, Bohai, pursuant to the VIE Agreements, under which we assume management of the business activities of Bohai and have the right to appoint all executives and senior management and the members of the board of directors of Bohai. Under these arrangements, however, we do not, directly or indirectly, own any shares in Bohai, which are owned by Mr. Qu, our Chairman, President and Chief Executive Officer and two unaffiliated parties.

Overview of Traditional Chinese Medicine

In China, Traditional Chinese Medicine is not an alternative form of therapy but is used in the state-run hospitals alongside modern medicine. For its practitioners and advocates, TCM is a complete medical system that is used to treat disease in all its forms. TCM is also believed to promote long term wellness and vigor. Many modern-day drugs have been developed from herbal sources. These include drugs designed to treat asthma and hay fever such as ephedrine; hepatitis remedies from fruits and licorice roots and a number of anticancer agents from trees and shrubs.

For the Chinese, however, health is more than just the absence of disease. Chinese herbal medicine is not only intended to cure but to enhance the capacity for enjoyment, fulfillment and happiness. Accordingly, there are herbal drugs that are used to invigorate, nourish blood, calm tension and regulate menstruation.

The roots of TCM date back thousands of years and include a number of therapeutic approaches. These include herbal medications, acupuncture, dietary manipulation, massage and others. Very early works of Chinese medical literature date back as much as 2,500 years while other classics appeared approximately 2,000 years ago during the Han Dynasty. Medicine in China continued to develop throughout the Middle Ages when emperors commissioned the creation of various scholarly works that compiled and documented hundreds of medicines derived from herbs, animal sources and minerals. In addition, these works described their therapeutic uses. In the 1950s, TCM was further modernized and reformed by the PRC government.

The emphasis on wellness and the avoidance of disease is considered by some to be a key distinction between TCM and western medical practice which has been seen as more heavily oriented toward the treatment of disease and less toward prevention. While TCM has remained a substantial part of medical treatment in China and throughout East Asia, recent decades have seen increasing acceptance throughout the United States, Europe and elsewhere. This growth is, in part, driven by increasingly educated and empowered consumers of medical care who seek organic, natural and alternative approaches to western medical treatments and prescription drugs. Medical doctors are also accelerating the process of acceptance, as doctors trained in the western tradition in Europe, the United States and elsewhere are integrating TCM and alternative treatments in their everyday practice. Additionally, a growing number of physicians specifically trained in TCM, acupuncture and other modalities are opening offices in communities in the U.S. and around the world.

We believe that the sales of TCM in China reflect the central and still growing role these therapies play in medical care in that nation. According to Helmut Kaiser Consultancy, in 2005, total sales revenue for Chinese herbal medicine manufactured in China was $13.6 billion which accounted for 25.8% of all medicine manufactured in China. This segment had total profit of $1.76 billion which accounted for 29% of the total profit of the Chinese drug industry. In 2006, there were approximately 1,400 Chinese herbal medicine manufacturers with an annual growth rate of 15%, much higher than the comparable period GDP growth. According to Helmut Kaiser Consultancy, as a result of the increasing wealth of China and an aging population, it is estimated that by 2010, China will be the fifth largest market for herbal medicines in the world exceeding more than $24 billion in sales.

According to a published report by PricewaterhouseCoopers, in 2009 China had more than 7,000 distributors supplying pharmaceuticals to hospitals and pharmacies. According to such report, most Chinese seeking medical care go directly to the hospitals where more than 80% of the medicines used throughout China are prescribed. Only recently have chain drug stores begun to appear allowing drugs to be obtained in many areas without a visit to a hospital.

Our Products

Overview

We obtained Drug Approval Numbers for 29 varieties of traditional Chinese herbal medicines in 2004 and currently produces 10 TCM pharmaceutical products, all derived from herbal and organic sources. These include both prescription and non-prescription over-the-counter (OTC) medicines. The first five-year valid terms of such Drug Approval Numbers have expired. We submitted the applications for re-registration on June 29, 2007 which were accepted by SFDA. We have been advised that the approval processes for these drugs has been recently commenced by the Shandong Branch of SFDA. During the renewal period, we are permitted to continue manufacturing these drugs as if the renewals had been approved.

The following is a list of approved pharmaceutical products that we are producing with their intended uses:

Lung Nourishing Cream. Lung Nourishing Cream is designed to moisten the lung and relieve coughs and can be used to treat weak lung and chest tightness, poor chronic cough, shortness of spontaneous breath and chronic bronchitis.

Tongbi Capsules. This product is designed to promote blood circulation and relieve swelling and pain, and can be used to treat cold resistance, liver and kidney deficiency, arthralgia syndrome and rheumatoid arthritis.

Tongbi Tablets. Tongbi Tablets are designed to regulate and fortify the blood promote blood circulation and relieve swelling pain and can be used to treat alpine resistance, liver and kidney deficiency, including rheumatoid arthritis, and rheumatoid arthritis.

Shangtongning Tablets. This product is designed to alleviate pain and can be used to treat bruises.

Zhuangyuan shenhailong Medicinal Wine. This liquid product is designed to promote kidney function and can be used to treat the weakness waist and knee fatigue, insomnia and forgetfulness.

Danqi Tablet. This product is designed to improve blood circulation and can be used to treat blood stasis, cardio-thoracic pain, dizziness and headache, and menstrual pain.

Fukangning Tablet. This product is designed to improve blood circulation and can be used to treat blood stasis, cardio-thoracic pain, dizziness, headache and menstrual pain.

Bazhen Yimu Cream. This product is designed for menstruation conditioning and can be used to treat dizziness, palpitation, fatigue, weakness and other menstrual symptoms and can also be used to ease menstrual flow.

Huoxue Shujin Ting. This product is designed to promote blood circulation and relieve blood congestion, and can be used to treat pain in the waist and leg, numbness in the feet and hands and arthritis.

Anti-flu Granules. This product is designed to detoxify the body, and can be used to treat cold caused by exogenous wind-heat with symptoms such as fever, headache, stuffy nose, sneezing, pharyngodynia, generalized weakness and soreness.

Of our 10 products, currently 5 (Tongbi Tablets, Tongbi Capsules, Shangtongning Tablets, Danqi Tablets and Huoxue Shunjin Ting) are available only through prescription.

In addition to the 10 medicines currently in production, we hold the rights to produce 19 other herb-based pharmaceutical formulations. We anticipate that we will commence the manufacturing and distribution for these additional products if and when appropriate business conditions develop.

Product Types

Bohai has five production lines for the manufacturing of medicines in five forms, including tablets, granules, capsules, syrup, and medicinal wine. In our fiscal year June 30, 2009, we produced:

•	1.35 billion tablets and capsules;

•	30 million bags granules (370 million granules);

•	15 million bottles/units of concentrated decoctions;

•	10 million bottles/units of syrup;

•	1 million bottles/units of tinctures; and

•	1 million bottles/units medical wine

One of our pharmaceutical products have been granted “protected” status by the PRC government, a marketplace classification used by the government to regulate both production and distribution of traditional and herbal medicines. These “protected” medicines are not patented in the traditional commercial sense but are essentially proprietary. The protection refers, in part, to standardizations of formulae which require that medicines of the same name have the same type and proportion of ingredients. The “protected” designation grants us exclusive manufacturing and distribution rights within China over certain protected products or with up to six manufacturers in other cases.

We have the exclusive rights to manufacture Tongbi Capsules and we share manufacturing rights with one or more manufacturers for Shangtongning Tablets and Anti-flu Granules. The exclusive rights usually have a term of seven years and can be extended for another seven year period after the initial seven year period elapses. The protection periods for both Tongbi Capsules and Shangtongning Tablets expired in September 2009 and we have filed an application for extending the protection period on March 12, 2009 for Tongbi Capsules. We have decided not to submit extension application of Shangtongning Tablets, because the SFDA shall not approve Certificate of Protection for Shangtongning Tablets or any other products that are currently produced by more than three manufacturers in China according to applicable Chinese SFDA regulations. The shared manufacturing rights for Anti-flu Granules expire on July 9, 2012.

During 2010, we expect to increase marketing and advertising of Tongbi Capsules and Tablets, which are formulated to treat various forms of arthritis. Sales of our Tongbi medicines are expected to grow in 2010. In addition to the Tongbi medicines and the Lung Nourishing Cream, other substantial contributors to our revenues include its Shangtongning Tablets which are also expected to grow in 2010. Sales of our OTC product Bazhen Yimu Cream, used to strengthen the immune system, the enhancement of physical strength and conditioning, are also projected to grow in 2010.

We price our medicines well under government-mandated caps and at a premium to most competitors because we use high quality raw materials and rely on strict quality control and management to produce high quality finished products. We therefore believe, subject to applicable clinical analysis, that the purity, potency and effectiveness of our ingredients are superior to similar products in the Chinese marketplace.

Overview of the Chinese Market

The People’s Republic of China is undergoing the world’s most important and powerful economic transformation. This transformation includes the confluence of its ancient culture with modern trends in business, technology and finance. As a result, Chinese operating companies are capitalizing on unmatched growth opportunities in this evolving and growing marketplace. Although average income is approximately one-tenth that of developed western nations, business growth and market reform-driven policies have given the country’s 1.3 billion citizens more purchasing power than ever.

According to a report published in Newsweek, total consumer spending in China reached $1.7 trillion in 2007, compared with $12 trillion in the U.S. In its China Consumer Survey published in January 2010, Credit Suisse found that household income in China of the bottom 20% of those surveyed rose by 50% since 2004, while the top 10% had grown 255% to around RMB34,000 per month. Credit Suisse expects China’s share of global consumption to increase from 5.2% at US$1.72 trillion in 2009 to 23.1% at US$15.94 trillion in 2020, overtaking the U.S. as the largest consumer market in the world. Further, research on Chinese consumers by management consulting firm McKinsey classifies two million households out of a population of 1.3 billion as “wealthy,” based on fairly modest annual earnings of more than $30,000. An enormous middle class is rising, however, numbering some 70 million urban households, but these still earn $5,000-$10,000 a year. China’s National Bureau of Statistics, based on a random survey of 65,000 urban households in China, found that the average (annual) disposable income of urban residents in the first half of 2009 was U.S. $1,300, an increase of 9.8% compared to the same period last year. When price factors are deducted, this is equivalent to a real increase of 11.2%. The average consumption expenditure amount of urban residents in the first half of 2009 was U.S.$876, an increase of 8.9% compared to the same period last year. When price factors are deducted, this is equal to a real increase of 10.3%.

TCM Industry Drivers

We believe that demographic, governmental and related factors in the China will be favorable to growth and expansion of our business.

Growing Prosperity of the Chinese People. The increased spending power of China’s population continues to be reflected in the increased consumption of health products and medical services between 2007 and 2010. According to Euromonitor data, spending by Chinese people on these goods and services will increase from $100 billion in 2007 to $145 billion in 2010.

Population and Aging

•	The total population of China was 1.32 billion at the end of 2007, according to official government estimates.

•	Due to improved healthcare, the elderly population of China is growing.

•	The health/medical costs associated with care for elderly in China are approximately five (5x) times that of younger people.

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China had 170 million elderly people in 2007 but will have an expected 230 million elderly by 2015 according to “Consumer Lifestyles in China: Consumer Trends, China’s Grey Population,” by Euromonitor, 2009.

•	The proportion of the China’s population aged 65 and over will rise from just 10% of the overall population in 1995 to 22% by 2030, according to the World Bank.

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From 1995 to 2030 it is estimated that the ratio of working-age people to pensioners will decrease from 9.7:1 to 4.2:1. China’s national estimates vary slightly from World Bank figures, but still show in increase in the proportion of the population over 65 years from 7% in 2000 to 9.4% in 2007, according to China Country Profile 2009, The Economist Intelligence Unit Ltd.

Government Policies in Health Care and TCM. In April of 2009 the PRC government implemented a new national medical and health plan. Among other features, this new plan extended national medical insurance coverage to China’s rural areas, where the bulk of the population resides. This expanded coverage will eventually encompass virtually all of China’s 1.3 billion citizens, greatly expanding the market for TCM pharmaceuticals, as well as other health care products and services. This has led to massive potential for increased sales growth for Bohai and other providers of TCM pharmaceutical products.

According to Espicom Business Intelligence, in the next three years, the PRC government’s health care investment will rise to $125 billion, compared with $96 billion for 2008. Direct health care subsidies of urban and rural residents will amount to $57 billion. China’s health care investment is expected to witness a growth of 19.7% and the overall growth rate will reach more than 25%.

Government Support of Traditional Chinese Medicine. Among its public health initiatives, the Chinese government officially supports use of TCM to enhance wellness and to treat chronic and acute diseases. The government has also commenced a program to evaluate TCM and herbal-based pharmaceuticals for coverage and reimbursement under national medical insurance. In 2002, TCM was declared a “national strategic industry” in the government’s “Development Outline of Traditional Chinese Medicine Modernization (2002 – 2010).”

Decreased Competition. According to the Information Office of the State Council of the PRC, prior to 2009, there were approximately 6,000 Chinese pharmaceutical manufacturers. That number is being significantly reduced through both marketplace attrition and direct government involvement, decreasing competition and increasing potential sales opportunities for the surviving companies. Other companies are expected to fail through lack of size and innovative and aggressive management. According to a 2009 report published by KMPG, of the approximately 4,500 pharmaceutical companies in China, the majority are small players with limited local market reach, and rapid consolidation between medium and large players in the sector is anticipated since the Chinese government has been encouraging industry consolidation with an effort to improve the Good Manufacturing Practice (GMP) standard, enforce GMP certification and to better control the pricing of drugs..

Growth Strategy

Our strategic initiatives for the foreseeable future are designed to aggressively capitalize on the health and wellness needs of increasingly wealthy and empowered consumer class in China. In particular, we are seeking to capitalize on the government policies that extended medical insurance in 2009 to hundreds of millions of Chinese citizens living in rural areas, representing a vast untapped market of potential consumers who previously lacked access to national medical insurance. As part of its reforms to expand and improve public health and medical care, the PRC government is promoting the use of herbal-based TCM and expanding insurance coverage to 100% of an increasing number of medicines.

Our strategic initiatives include the following:

Grow Hospital Presence. We have targeted 600 hospitals in 100 locations throughout China for direct marketing of Bohai products. As part of this initiative, our sales team will expand its marketing activities to educate hospital personnel about the our product lines and train hospital employees in the preventative and curative qualities of these products. The initial focus will capitalize on the best known and most popular of our products, such as Tongbi capsules and Shangtongning tablets, using these as door-openers for our other medicines.

The average cost to “open” each hospital to our products is $1,500 with the following provinces targeted:

Cities	Number of Hospitals
Zhejiang	100
Jiangsu	80
Anhui	150
Shandong	200
Sichuan	20
Hubei	100

Build Awareness of the Lung Nourishing Cream.  We plan to allocate a significant portion of the proceeds from our January 2010 private placement for brand-building.  We will primarily target consumers through television and print advertising to expand awareness of the uses and effectiveness of our Lung Nourishing Cream.  The advertising will incorporate messaging targeting smokers and workers with occupational diseases as well as city dwellers exposed to smog.  It is expected that the consumer television advertising program will initially be focused in the following areas:

TV Station Location
Shandong
Anhui
Hubei
Sichuan
Chongqing
Shanxi
Jiangsu
Liaoning

Expand to Rural Areas.  We expect to execute a comprehensive marketing campaign targeting 100 rural counties as a result of the national government’s emphasis on expansion of healthcare and health insurance into the country’s rural areas.  We plan on starting its rural marketing in Shandong, Anhui, Liaoning and Hubei.  Our sales team will market its products to pharmacies, hospitals, physicians, herbal medicine experts, media outlets and other opinion leaders in these rural areas.  The main purpose is to be listed in the New Rural Cooperative Medical Directory which is farmer-friendly and assists these rural dwellers with reimbursement of medical expenses.

Generally, the cost of this professional relationship-building with each rural county is $3,000 with a listing fee in the New Rural Cooperative Medical Directory costing in excess of $1,000,000.  We planned to hire 80 sales people for this effort and to equip each with a minivan to enable in-person contacts.  Each employee will be responsible for 5 counties.  30 sales people for this effort have been hired as of the date of this prospectus.  All of these sales and marketing initiatives will involve both OTC and prescribed products.

Build Product Line and Product Awareness.  Brand awareness marketing will include the promotion and introduction to new markets of the current popular Bohai products such as Tongbi Tablets, Lung Nourishing Cream and Champion Sea Dragon Wine Medicine.  As part of its increase in sales and marketing staff, we plan to have special trainers and presenters who can conduct promotional events and seminars to increase awareness of our products.

Competitive Advantages

We believe there are several key factors that will continue to differentiate us from our competition in the PRC:

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“Protected” Status of Bohai Products.  One of our 10 products currently enjoys protected status by the PRC government.  We have submitted an application for extending the protection period for another one of our products.  This status regulates competition, granting us exclusive or near-exclusive rights to manufacture and sell the protected products.

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Insurance Coverage for Lead Bohai Products.  Two of our lead products, Lung Nourishing Cream and Tongbi Capsules and Tablets, are listed in the Catalogue Eligible for Medicine Reimbursement as of December 1, 2009.  This means that these medicines are eligible for reimbursement under the national health insurance.

•	Relatively low research and development (including acquisition) costs of TCM, compared with western pharmaceutical companies.

•	Highly trained sales force of approximately 300 people as of May 2010.

Raw Materials and Suppliers

The principal raw materials used for the production of our distributed products are honey, laiyang pear paste, Sichuan fritillaria, pangolin, and Chinese angelica. Raw materials, as well as packaging materials, are sourced from various independent suppliers in the PRC. We have no long term agreements with our suppliers, and purchase raw materials on a purchase order basis. We try to maintain relationships with at least two vendors for each major raw material in order to ensure a reliable supply of raw materials at reasonable prices. We believe there is ample supply in the market for the foreseeable future of the ingredients for our products. Our principal suppliers include Anhui Dechang Pharmaceutical Tablet Co., Ltd., Shandong Yantai Medical Materials Purchasing and Supply Station, Zibo Taibao Forgery-proof Product Co., Ltd., and Zhejiang Yuhuan Kangning Medicine Packaging CO., Ltd. In the fiscal year ended June 30, 2009, one supplier accounted for over 10% of our purchases of raw materials, although currently no single supplier accounts for over 10% of our purchases of raw materials. Approximately 30% of the raw material is purchased from Anhui Dechang Pharmaceutical Tablet Co., Ltd., Shandong Yantai Medical Materials Purchasing and Supply Station and Shandong Cangli Medicine Co., Ltd.

Research and Development

We currently have limited resources to devote to and limited capabilities to conduct the development of new products, and as such research and development activities are not presently material to our business. We have only one full-time employee who is engaged in research and development, so we mainly dependent on a third-party, Yantai Tianzheng Medicine Research and Development Co., Ltd., to perform research and development for us. We currently have two products, namely Forsythia Capsule and Fern Injection, under research and development in association with Yantai Tianzheng Medicine Research and Development Co., Ltd.

We, like other TCM manufacturers, enjoy relatively low research and development expenses as most TCM medicines are based on standardized formula. In 2008, SFDA promulgated a notice of registration of Chinese traditional medicine providing that TCM composed of classic prescriptions shall be exempted from pharmacological and toxicological tests and studies. The notice defined classic prescription and classic TCM formulas as those herbal remedies recorded in ancient Chinese medicine books from Qing Dynasty or earlier which are currently widely used. According to such notice, the production and manufacturing of TCM products are subject to non-clinical safety studies only and exempted from pharmacological and toxicological tests and studies. Thus, TCM products are entitled to obtain faster SFDA approval. As such, we enjoy relatively low research and development expenses because most of our products are based on classic TCM formulas that are covered by this notice.

The research and development process includes toxicological tests, pharmalogical and qualitative research, preparation for production and other miscellaneous costs. We intend to introduce one new product by 2014 which is currently identified as a Shujin Pain Relief soft capsule. The total cost to develop this product is not expected to exceed $150,000. We may also seek to acquire new products through acquisitions of other TCM companies in the future.

Manufacturing

Although TCM is thousands of years old, we believe that our product manufacturing and procedures are the most modern and up-to-date available. We employ rigorous standards for product quality control and safety. The manufacturing facility owned by us is conducted in the city of Yantai in Shandong Province in a state-of-the-art 18,000 square-meter facility that meets or exceeds the latest Good Manufacturing and Quality Management Practice standards (referred to in China as “GMP”).

GMP standards are the government’s benchmark for pharmaceutical manufacturers in China and must be met for the manufacturer to be eligible to market domestically or enter world markets. On March 31, 2009, we completed a GMP review which included examination of 225 items including development technology, production, quality assurance, quality control, material handling and engineering. As a result of that review, we were been re-certified for a new five-year period.

Through stringent application of GMP standards, the PRC government has reduced the number of marginal medicine manufacturers by one-third, from 6,000 to 4,000. It is expected that TCM and pharmaceutical companies such as ours that have received full GMP approval by the government will enjoy the competitive benefits of their strict adherence to quality control, safety, health and manufacturing standards.

Our advanced and mechanized facilities utilize controlled, clean-room procedures with sophisticated water filtration and materials processing systems. In our annual operations, we process 800 tons of herbal plants to extract, isolate and purify the compounds used in its medicines and health supplements. The manufacturing staff consists of approximately 200 production employees and approximately 20 quality control inspectors as of May 2010.

Marketing, Sales and Distribution

Bohai’s products are sold either by prescription through hospitals or Over The Counter (OTC) through local pharmacies and retail drug store chains. Sales and distribution are managed and executed by about 304 sales representatives located in 20 offices throughout China as of May 2010. These employees are trained in all details of each product and are encouraged to develop strong ties with physicians, hospitals and pharmacies in their local areas.

Our distribution and marketing initiatives for the next several years will be focused on achieving the following goals:

Expand hospital presence. We intend to further develop business in 600 hospitals in provinces we already serve including Shandong, Zhejiang, Jiangsu, Anhui, Sichuan and Hubei. We believe that we will generate additional revenue from the newly developed hospitals in those provinces.

Expand distribution to the rural market. We believe that the Chinese government’s expansion in 2009 of national medical insurance coverage to the rural population provides us with new and largely untapped markets. Some of our products, namely Lung Nourishing Cream, Tongbi Capsules, Tongbi Tablets and Bazhen Yimu Cream have been listed in government’s New National Medical Insurance Catalogue in Shandong and Anhui Province as of November 30, 2009, and we expect to gain a competitive advantage in these newly accessible rural markets.

During 2010, we plan to develop relationships with 100 new county-level hospitals in rural areas of Shandong, Anhui, Liaoning and Hubei to establish its primary marketing and distribution network in these rural areas.

Expand prescription medicine sales organization. A key element of our growth strategy is increased outreach to physicians. These outreach programs will focus on the five current pharmaceutical products of ours that are available by prescription only and will typically take place at state-run hospitals where virtually all Chinese citizens obtain their medical care. Our educational training programs will be designed to inform doctors of the range of our pharmaceutical products including diseases or health/wellness concerns targeted and proper usage of the medicines. Management will allocate a portion of the proceeds derived from our January 2010 private placement to expand existing physician-education programs.

Expand OTC team to drive market share. Our management intends to accelerate and expand sales of our OTC medicines through promotion and advertising targeting consumers. The marketing programs will principally utilize television, print advertising and news releases.

Competition

China’s domestic pharmaceutical industry is highly competitive, with hundreds of companies vying to reach consumers through more than 100,000 pharmacies. In some categories in which we compete there are many other companies offering the same competitive products. The market continues to attract new entrants because the per capita medicine consumption in China is still low, compared to developed countries, and that shows promise for substantial growth.

Competitive factors primarily include price and quality. We believe that we are able to effectively compete in our market segment in China based upon the quality of our product, given our new GMP certified manufacturing facility and our reputation in the market place.

Many of our current and potential competitors have significantly longer operating histories and significantly greater managerial, financial, marketing, technical and other competitive resources, as well as greater name recognition, than we do. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers or adopt more aggressive pricing policies. We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures we face will not harm our business.

Intellectual Property

We market our products under the trademark “Xian Ge” which is registered with the PRC Trademark Bureau under the State Administration for Industry and Commerce. Currently, another company is licensed to utilize our registered trademark “Xian Ge”. We have applied for a patent for our Lung Nourishing Cream with its production method for the treatment of Lung-qi Deficiency Cough and Chronic Bronchitis. The application was accepted by the State Intellectual Property Office of the PRC on September 20, 2007 and is currently under review process. We anticipate the approval may be granted by the end calendar 2010.

Government Regulation

We are subject to many general regulations governing business entities and their behavior in China and in any other jurisdiction in which we have operations. In particular, we are subject to laws and regulations covering food, dietary supplements and pharmaceutical products. Such regulations typically deal with licensing, approvals and permits. Any change in product licensing may make our products more or less available on the market. Such changes may have a positive or negative impact on the sale of our products and may directly impact the associated costs in compliance and our operational and financial viability.

Our only sales market is presently in China. We are subject to the Pharmaceutical Administrative Law, which governs the licensing, manufacturing, marketing and distribution of pharmaceutical products in China and sets penalties for violations of the law. We are also subject to the Food Sanitation Law, which provides for the food sanitation standards to be followed.

Under SFDA guidelines for licensing of pharmaceutical products, all pharmaceutical manufacturers must obtain and maintain GMP Certificate. We hold a GMP Certificate (No. Lu K0587) issued by Shandong Branch of SFDA on June 18, 2009. Because our manufacturing facility has obtained the National GMP Certificate, we are authorized to produce products in seven modes which are tablets, capsules, granules, syrup, concentrated decoctions, tincture and medical wine. Such certificate expires on June, 14, 2014.

We hold a Permit for the Production of Medicine (Lu Zb20050330) issued by Shandong Branch of SFDA on January 1, 2006 which allows us to engage in the production of tablets, capsules, granules, syrup, concentrated decoctions, tincture (for oral use) and medical wine. Such permit expires on December 31, 2010 and we are planning to submit renewal application in compliance with the requirements of the Shandong Branch of SFDA.

The Permit for the Production of Medicine and GMP certificates are each valid for a term of five years and must be renewed before their expiration.

We obtained a Drug Approval Number for each of our products in 2004. The first five year valid terms of such Drug Approval Numbers have expired. We submitted the applications for re-registration on June 29, 2007 which were accepted by SFDA. We have been advised that the approval processes for these drugs have been recently commenced by the Shandong Branch of SFDA. During the renewal period, we are permitted to continue manufacturing these drugs as if the renewals had been approved.

The governmental approval process in China’s newly developed health product is as follows: a product sample is sent to a clinical testing agent designated by the Ministry of Health, which conducts extensive clinical testing and examinations to verify if the product has the specified functions as stated by the company producing the product. A report will be issued by the clinical testing agent confirming or negating such functions. It generally takes approximately six months to one year for the report to be issued. This report then has to be submitted to a provincial Health Management Commission for approval. A letter of approval issued by such commission will then be submitted to the Ministry of Health for the issuance of a certificate that authorizes the sales and marketing of the product in China. The whole process generally takes one and a half to two years.

Because our subsidiary Yantai Shencaojishi Pharmaceuticals Co., Ltd. is a wholly foreign owned enterprise, we are subject to the law on foreign investment enterprises in China, and the foreign company provisions of the Company Law of China, which governs the conduct of our subsidiary and its officers and directors. Additionally, we are also subject to varying degrees of regulations and permit system by the Chinese government.

Currently we have not developed a market in U.S. so we believe we are not subject to any of regulations by the U.S. Food and Drug Administration.

Environment Regulation

We believe we are in compliance with the Environmental Protection Law of the PRC, as well as applicable local regulations, except that as of the date of this Memorandum we are in the process of applying for the Pollution Discharge Permit. Zhifu District Branch of Yantai Environment Protection Bureau issued a written document on September 10, 2009, and stated that we have never been subject to sanction due to violation of relevant environmental protection laws since the incorporation. In addition to compliance with PRC laws and local regulations, we consistently undertake active efforts to ensure the environmental sustainability of our operations. Because the manufacturing of herb and plant-based products does not generally cause significant damage or pollution to the environment, the cost of complying with applicable environmental laws is not material. In the event we fail to comply with applicable laws, we may be subject to penalties.

Properties

Our corporate headquarters is located at No. 9 Daxin Road, Zhifu District, Yantai, Shandong Province, China. Under the current PRC laws, land is owned by the state, and parcels of land in rural areas which is known as collective land is owned by the rural collective economic organization. “Land use rights” are granted to an individual or entity after payment of a land use right fee is made to the applicable state or rural collective economic organization. Land use rights allow the holder of the right to use the land for a specified long-term period. We have a land use right, expiring in 2047, for a total of approximately 30,637 square meters of land, on which we maintain our manufacturing facility. We currently have not obtained a land use right certificate for a piece of land located in Xingfu Twelve Village of Zhifu District with the area of 11,222 square meters, on which we maintain our corporate headquarters. In the process of the planning of Yantai City, the usage of the aforesaid land use right has been changed from “industrial use” to “commercial use” and therefore, the approval process for the land use right certificates on five relevant parcels of land including the land occupied by us is suspended until the completion of the planning. We can not assure you that we will eventually obtain the land use right certificate for this land.

Employees

Substantially all of our employees are located in China. As of May 15, 2010, we had approximately 600 employees, including approximately 300 sales representatives, operating from 20 offices throughout China. There are no collective bargaining contracts covering any of our employees. We believe our relationship with our employees is satisfactory.

We are required to contribute a portion of our employees’ total salaries to the Chinese government’s social insurance funds, including medical insurance, unemployment insurance and job injuries insurance, and a housing assistance fund, in accordance with relevant regulations. In the last three years, we contributed approximately $62,930, $80,839 and $85,024 for the fiscal years ended June 30, 2006, 2007 and 2008, respectively. We expect the amount of contribution to the government’s social insurance funds to increase in the future as we expand its workforce and operations.

January 2010 Share Exchange and Private Placement Transaction

We were originally incorporated under the laws of the State of Nevada under the name Link Resources Inc. on January 9, 2008. Our principal office was in Calgary, Alberta, Canada. Prior to January 5, 2010, we were a public “shell” company in the exploration stage since our formation and had not yet realized any revenues. We entered into a Mineral Lease Agreement on April 1, 2008 for two mining claims in Pershing County, Nevada, in an area known as the Goldbanks East Prospect. We terminated the lease on July 7, 2009.

Share Exchange with Chance High

Pursuant to the Share Exchange Agreement entered into on January 5, 2010, we acquired Chance High and its indirect, controlled subsidiary Bohai, a Chinese company engaged the production, manufacturing and distribution in China of herbal medicines, including capsules and other products, based on Traditional Chinese Medicine. On January 5, 2010, pursuant to the terms of the Share Exchange Agreement, we acquired all of the Chance High Shares of Chance High from the Chance High Shareholders, and the Chance High Shareholders transferred and contributed all of their Chance High Shares to us. In exchange, we issued to Chance High Shareholders an aggregate of 13,162,500 newly issued shares of our common stock. Certain of the Chance High Shareholders are selling stockholders hereunder.

In addition, pursuant to the terms of the Share Exchange Agreement, Zaradic, our former sole officer and director, cancelled a total of 1,500,000 shares of common stock owned by him. As a further condition of the Share Exchange, effective as of January 5, 2010, Zaradic resigned from all of his positions with our company and Qu, the former principal stockholder and Executive Director of Bohai, was appointed as our President, Chief Executive Officer, Interim Chief Financial Officer, Treasurer and Secretary and also, effective January 16, 2010, as our sole director.

Private Placement and Related Agreements

Securities Purchase Agreement. On January 5, 2010, we entered into the Securities Purchase with the Investors and Euro Pacific, as representative of the Investors, relating to a private placement by us of 6,000,000 units consisting of Notes and Warrants. The consummation of the private placement resulted in gross proceeds to us of $12,000,000 and net proceeds of approximately $9,700,000. Each unit consisted of a $2.00 principal amount, two year convertible Note and a three year Warrant to purchase one share of our common stock at $2.40 per share, subject to certain conditions. Euro Pacific acted as the lead placement agent and Chardan Capital Markets, LLC acted as co-placement agent of the private placement.

Pursuant to the Securities Purchase Agreement, we have agreed that we shall:

(a)           Within six (6) months of the closing of the private placement, appoint individuals constituting a majority of “independent” directors (as defined under the Nasdaq Marketplace rules) to the our board of directors, with one such director being designated by Euro Pacific, and with at least two of such directors being fluent in English.  As of the date of this prospectus, we have yet to fulfill this agreement but are seeking to do so.

(b)           Within six (6) months of the closing of the private placement, enter into a 24 month agreement with a new Chief Financial Officer who is reasonably satisfactory to Euro Pacific and who is proficient in: (i) U.S. generally accepted accounting principals; (ii) transactions similar to the ones contemplated by Securities Purchase Agreement; and (iii) U.S. public company listings and the related filing and compliance requirements.  As of the date of this prospectus, we have yet to fulfill this agreement but are seeking to do so.

(c)           Within three (3) months of the closing of the private placement, enter into a 12 month agreement with an investor and public relations firm that is reasonably satisfactory to Euro Pacific.  As of the date of this prospectus, we have fulfilled this agreement.

Registration Rights Agreement.  In connection with the private placement, we entered into the Registration Rights Agreement with the Investors which sets forth the rights of the Investors to have the shares of common stock underlying the Notes and Warrants issued in the private placement registered with the SEC for public resale.  The filing of the registration statement of which this prospectus is a part is intended to satisfy certain of our obligations the Registration Rights Agreement.

Pursuant to the Registration Rights Agreement, we agreed to file a registration statement on Form S-1 (“Registration Statement”) by March 5, 2010 (which agreement was fulfilled) and use our commercially reasonable best efforts to have the Registration Statement declared effective by the SEC within 160 days after the closing of the private placement to register 100% of the common stock underlying: (i) the Notes, (ii) the Warrants and the Private Placement Warrants, and (iii) any capital stock of the Company issued or issuable, with respect to the registered shares of common stock as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise, without regard to any limitations on exercises of the Warrants.

The Registration Rights Agreement provides that if we fail to file, obtain and maintain effectiveness of Registration Statement due to “filing failure” or “maintenance failure” (each as defined in the Registration Rights Agreement), we shall pay to Investors, distributed pro rata, equal to one percent (1%) of the aggregate purchase price paid for the Notes and Warrants (the “Registration Delay Payments”), provided that in no event shall the aggregate amount of Registration Delay Payments exceed, in the aggregate, six percent (6%) of such aggregate purchase price, or $720,000.

Securities Escrow Agreement.  Also in connection with the private placement, we entered into the Securities Escrow Agreement with Euro Pacific, as representative of the Investors, our principal stockholder, Glory Period, and the Escrow Agent.  Pursuant to the Securities Escrow Agreement, Glory Period has pledged and deposited a stock certificate representing 1 million shares of our common stock (the “Escrow Shares”) into escrow in order to provide security to the Investors in the event of an occurrence of an event of default under the Notes.  Upon the earlier to occur of the full repayment of all amounts due to the Investors under the Notes or the conversion of fifty percent of the principal face value of Notes into shares of common stock, the Investors’ rights in and to the Escrow Shares shall terminate.  Glory Period is controlled by Qu through certain contractual relationships described elsewhere in this prospectus.

Closing Escrow Agreement. Pursuant to the Closing Escrow Agreement that we entered into in connection with the private placement on December 10, 2009, we placed a total of $240,000 of proceeds from the private placement (the “Holdback Amount”) with the Escrow Agent.  The Holdback Amount represents an amount sufficient to satisfy the payment to the Investors of one quarterly interest payment due on the aggregate principal amount of all Notes issued in the private placement.  If, subject to certain conditions and after applicable notice and cure periods, an event of default is declared by Euro Pacific with respect to our failure to make a quarterly interest payment to Investors, the Escrow Agent shall disburse such portion of the Holdback Amount to the Investors, and we shall be obligated to deposit additional amounts equal to the Holdback Amount with Escrow Agent.  At such time as seventy-five percent of the aggregate shares of common stock underlying the Notes have been issued upon conversion of the Notes, all remaining funds of the Holdback Amount shall promptly be disbursed to us.

Certain Rights of Euro Pacific.  From and after the closing of the private placement, we have agreed with Euro Pacific that if we decide to engage any placement agent, underwriter or investment bank on a fee basis in connection with any private placement of our securities or our affiliates and executive officers (a “Subsequent Offering”) for a period of twelve (12) months from the date of the closing of the private placement, we shall give prompt written notice of such an event to Euro Pacific, and Euro Pacific shall be entitled to a 5 day right of first refusal, beginning on the day Euro Pacific receives such written notice from us of such Subsequent Offering, to act as agent or manager for such private placement.  In addition, Euro Pacific shall be entitled 10.0% of the gross proceeds received by us with respect to any equity or equity-linked financing transactions consummated within twelve (12) months from the closing of the private placement with any investor introduced to is by Euro Pacific.

Contractual Arrangements with Bohai and their Shareholders

On January 9, 2008 our company was incorporated under the laws of the State of Nevada under the name Link Resources Inc. On July 2, 2009, we established our wholly owned subsidiary, Chance High International Limited., in Hong Kong. Other than the Company equity interest in Chance High, the Company does not own any assets or conduct any operations. On November 23, 2009, Chance High established one wholly owned subsidiary, Yantai Shencaojishi Pharmaceuticals Co., Ltd. (“WFOE” or “Shencaojishi”) in Yantai, Shandong Province of PRC. Other than Shencaojishi, Chance HIgh does not own any assets or conduct any operations. Shencaojishi was formed to operate Yantai Bohai Pharmaceuticals Group, Inc. (the “Domestic Company” or “Yantai Bohai”) by contract.

On December 7, 2009, the WFOE entered into a series of variable interest entity contractual agreements (the “VIE Agreements”) with Bohai and its three shareholders, including Mr. Hongwei Qu, Jianwei Wang and Lu Liang (the “Bohai Shareholders”).  Pursuant to the VIE Agreements, WFOE effectively assumed management of the business activities of Bohai and has the right to appoint all executives and senior management and the members of the board of directors of Bohai.  The VIE Agreements are comprised of a series of agreements, including a Consulting Services Agreement, Operating Agreement and Proxy Agreement, through which WFOE has the right to advise, consult, manage and operate Bohai for an annual fee in the amount of Bohai’s yearly net profits after tax.  Additionally, Bohai’s shareholders have pledged their rights, titles and equity interest in Bohai as security for WFOE to collect consulting and services fees provided to Bohai through an Equity Pledge Agreement.  In order to further reinforce WFOE’s rights to control and operate Bohai, Bohai’s shareholders granted WFOE an exclusive right and option to acquire all of their equity interests in Bohai through an Option Agreement.  Accordingly, we have consolidated Bohai’s historical financial results in our financial statements as a variable interest entity pursuant to U.S. GAAP following the date of the agreements and combined such results prior to the date of the agreements.

We have been advised by PRC legal counsel AllBright Law Offices, in an opinion dated December 31, 2009, that: (1) our inner-PRC shareholding structure complies with PRC laws and regulations; (2) the contractual arrangements between the WFOE, Chance High, Bohai and Bohai’s shareholders are valid and binding on all parties to these arrangements and do not violate relevant PRC laws or regulations; (3) the each of the WFOE and Bohai has the requisite corporate power to own, lease and operate its properties, to enter into contracts and to conduct its business and (4) each of the WFOE and Bohai is qualified to do business in the respective jurisdiction of its establishment.

Equity Interest Pledge Agreement. The WFOE and Bohai Shareholders have entered into Equity Interest Pledge Agreements, pursuant to which each shareholder pledges all of his shares of Bohai to the WFOE in order to guarantee cash-flow payments under the applicable Consulting Services Agreement. The Equity Pledge Agreement further entitles the WFOE to collect dividends from Bohai during the term of the pledge.

Consulting Service Agreement. Bohai and the WFOE has entered into a Consulting Services Agreement, which provides that the WFOE will be the exclusive provider of technology services to Bohai and Bohai will pay all of its net income based on the quarterly financial statements to the WFOE for such services. Any such payment from the WFOE to the Company would need to comply with applicable Chinese laws affecting payments from Chinese companies to non-Chinese companies. See “Risk Factors – Restrictions on currency exchange may limit our ability to receive and use our revenues effectively” and “Risk Factors – Regulations on Foreign Exchange.”

Operating Agreement. Pursuant to the operating agreement among the WFOE, Bohai and each of Bohai Shareholder, the WFOE provides guidance and instructions on Bohai’s daily operations and financial affairs. The Bohai Shareholders must designate the candidates recommended by the WFOE as their representatives on their respective boards of directors. The WFOE has the right to appoint senior executives of Bohai. In addition, the WFOE agrees to guarantee Bohai’s performance under any agreements or arrangements relating to Bohai’s business arrangements with any third party. Bohai, in return, agrees to pledge its accounts receivable and all of its assets to the WFOE. Moreover, Bohai agrees that without the prior consent of the WFOE, Bohai will not engage in any transactions that could materially affect its assets, liabilities, rights or operations, including, without limitation, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, incurrence of any encumbrance on any of its assets or intellectual property rights in favor of a third party or transfer of any agreements relating to its business operation to any third party.

MANAGEMENT

The following table sets forth the name, age, and position of our sole officer and director as of the date of this prospectus.  Executive officers are elected annually by our Board of Directors.  Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified. Directors are elected annually by our stockholders at the annual meeting.  Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

Name	Age	Position
Hongwei Qu	35	President, Chief Executive Officer, Interim Chief Financial Officer, Treasurer and Secretary and Chairman of the Board of Directors

Hongwei Qu.  Mr. Qu became our President, Chief Executive Officer, Interim Chief Financial Officer, Treasurer and Secretary as of January 5, 2010, and, became the sole director and Chairman of the our board of directors effective as of January 16, 2010 upon filing of Schedule 14(f) with the SEC on January 6, 2010 in compliance with Section 14(f) of the Exchange Act.  From 2001 to May 2007, Mr. Qu was the founder and principal officer of Yantai Hangwei Medical Trading Co., a PRC company engaged in the wholesale of drugs and medical products and retail of medical devices. In May 2007, Mr. Qu took principal responsibilities for the acquisition of Bohai.  From May 2007 until present, Mr. Qu has served as the General Manger and Executive Director of Boha. . Mr. Qu has significant experience in the medical and pharmaceutical sectors in China.  Mr. Qu graduated from Shandong Economic University with a bachelor degree.

Audit, Nominating, Compensation Committees and Director Independence

Mr. Qu is currently our sole director.  Our board of directors therefore does not have standing audit, nominating or compensation committees as of the date hereof and the entire board is performing the functions normally associated with an audit, nominating and compensation committee. As part of obligations under the Securities Purchase Agreement in connection with our January 2010 private placement, we are required to appoint a board of directors consisting of a majority of “independent” directors (as defined under the Nasdaq Marketplace rules) and one director designated by Euro Pacific, with at least two of such directors being fluent in English within six months of the closing of the private placement.  Upon such appointment, we will seek to form audit and other board committees in a manner consistent with Nasdaq listed companies.

Communication with our Director

Stockholders or other interested parties may communicate with our director by sending mail to Mr. Hongwei Qu, c/o Yantai Bohai Pharmaceuticals Group Co. Ltd., No.9 Daxin Road, Zhifu District, Yantai, Shandong Province, China 264000.

Board of Directors’ Meetings

During our prior fiscal year ending May 31, 2009, we did not hold any meetings of the board of directors, although our board of directors did act by unanimous written consent.

EXECUTIVE COMPENSATION

The following table sets forth all cash compensation paid by Bohai, for the fiscal years ended June 30, 2009 and 2008. The table below sets forth the positions and compensations for each officer and director of Bohai.  All the officers were paid in RMB and the amounts reported in this table have been converted from Renminbi to U.S. dollars based on the June 30, 2009 conversion rate of RMB 6.8319 to $1.

COMPENSATION SUMMARY TABLE

Name and Principal Position	Fiscal Year		Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Hongwei Qu,	2008	(1)	$14,480.5	$5,321.79	—	—	—	—	—	$19,802.25
President and Chief Executive Officer	2009	(2)	$14,644.5	$4,910.78						$19,555.28

Option/SAR Grants in Last Fiscal Year

We have not granted any stock options to our executive officers or directors from inception through the date hereof.

Director Compensation

We do not pay our directors any fees or other compensation for acting as directors. We have not paid any fees or other compensation to any of our directors for acting as directors to date.

Employment Contracts

We presently do not have any employment agreements or other compensation arrangements with Mr. Qu.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Reorganization Related Transactions

Chance High owns 100% of the issued and outstanding capital stock of WFOE, a wholly foreign owned enterprise incorporated under the laws of the PRC.  On December 7, 2009, WFOE entered into the VIE Agreements with Bohai, a company incorporated under the laws of the PRC, and its three shareholders which include Mr. Qu (our President and Chief Executive Officer, who owns 90% of Bohai’s shares) and two unaffiliated parties.  Pursuant to the VIE Agreements, WFOE does not directly own the equity of our operating subsidiary, but rather assumed management of the business activities of Bohai and has the right to appoint all executives and senior management and the members of the board of directors of Bohai.  The VIE Agreements are comprised of a series of agreements, including a Consulting Services Agreement, Operating Agreement, Proxy Agreement, Equity Pledge Agreement, and Option Agreement, through which WFOE has the right to advise, consult, manage and operate Bohai for an annual fee in the amount of Bohai’s yearly net profits after tax.  Additionally, Bohai’s shareholders have pledged their rights, titles and equity interest in Bohai as security for WFOE to collect consulting and services fees provided to Bohai through an Equity Pledge Agreement. In order to further reinforce WFOE’s rights to control and operate Bohai, Bohai’s shareholders have granted WFOE the exclusive right and option to acquire all of their equity interests in Bohai through an Option Agreement.

Through WFOE, Chance High operates and controls Bohai through the VIE Agreements. WFOE used the contractual arrangements to acquire control of Bohai, instead of using a complete acquisition of Bohai’s assets or equity to make Bohai a wholly-owned subsidiary of WFOE because: (i) PRC laws governing share exchanges with foreign entities, which became effective on September 8, 2006, make the consequences of such acquisitions uncertain and (ii) other than by share exchange transactions, PRC laws require Bohai to be acquired for cash and WFOE was not able to raise sufficient funds to pay the full appraised value for Bohai’s assets or shares as required under PRC laws.

Slow Walk Arrangements

On December 7, 2009, Mr. Qu, who is a PRC citizen, entered into the Call Option Agreement with Joshua Tan, a Singapore passport holder and the sole shareholder of Glory Period.  Under the Call Option Agreement, Mr. Qu shall have right and option to acquire up to 100% shares of Glory Period for nominal consideration within the next 3 years.  The Call Option Agreement also provides that Mr. Tan shall not dispose any of the shares of Glory Period without Mr. Qu’s consent.

Guarantee for the loans with banks by Mr. Qu

Mr. Qu, our President, Chief Executive Officer and Chairman, is providing a guaranty for Bohai’s loans with Pudong Development Bank Qingdao Branch in a total amount of $2.2 million, or RMB 15 million.

Loans to Mr. Qu

As of September 30, 2009, Bohai extended a loan of $1,465,000 to Mr. Qu.  The loan was unsecured, interest bearing at 3.93% per annum and has no fixed term of repayment.  The loan was repaid on December 10, 2009.

Other

Other than employment and the foregoing arrangements, none of the following persons has any direct or indirect material interest in any transaction to which we are a party since our incorporation or in any proposed transaction to which we are proposed to be a party: (i) any of Bohai’s directors or officers; (ii) any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our common stock; or any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary of our company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our common stock beneficially owned as of the date of this prospectus for: (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding common stock, (ii) each executive officer and director, and (iii) all executive officers and directors as a group, on a pro forma basis, assuming none of the Notes have been converted into common stock and none of the Warrants and Agent Warrants were exercised as of such date.  The information contained in the following table is provided for disclosure purposes only as there can be no assurance that the actual ownership will be as set forth therein based on the assumptions used.

Name of Beneficial Owner	Shares of Common Stock Owned	Percent of Class Beneficially Owned (1)
Glory Period Limited (2)(3)(4)	8,942,471	54.19%
Hongwei Qu (4)	8,942,471	54.19%
All Executive Officers and Directors as a group	8,942,471	54.19%

(1)	Based on 16,500,000 shares of common stock issued and outstanding as of the date of this prospectus.
(2)	Joshua Tan is the sole shareholder of Glory Period, but pursuant to a Call Option Agreement, he has no right to sell any shares without prior written consent by Hongwei Qu.
(3)	Hongwei Qu is the executive director of Glory Period.
(4)
On December 7, 2009, Mr. Qu, who is a PRC citizen, entered into the Call Option Agreement with Mr. Tan, a Singapore passport holder and the sole shareholder of Glory Period.  Under the Call Option Agreement, Mr. Qu shall have right and option to acquire up to 100% shares of Glory Period for nominal consideration within the next 3 years.  The Call Option Agreement also provides that Mr. Tan shall not dispose any of the shares of Glory Period without Mr. Qu’s consent.

DESCRIPTION OF SECURITIES

Our common stock was registered under the Securities Exchange Act of 1934, as amended, pursuant to a Form 8-A (File Number 000-53401) that was filed with the SEC on September 4, 2008.

Our authorized capital consists of 150,000,000 shares of common stock and 10,000,000 shares of preferred stock, par value $01 per share.  There are no outstanding shares of preferred stock as of the date of this prospectus.  A majority of our then stockholders approved an amendment to our Articles of Incorporation to increase our authorized shares of common stock from 75,000,000 to 150,000,000, which amendment was filed with the Secretary of State of Nevada on December 17, 2009.

As of the date of this prospectus, we have 16,500,000 shares of common stock issued and outstanding.

Description of Common Stock.  Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors.  Except as otherwise required by law, the holders of common stock will possess all voting power.  Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy.  Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders.  Our Articles of Incorporation, as amended, do not provide for cumulative voting in the election of directors.  Holders of common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the common stock.

Holders of our common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Notes Issued in Connection with the Private Placement.  In connection with our January 2010 private placement, we offered and sold $12,000,000 worth of Notes convertible into 6,000,000 shares of common stock.

The Notes are unsecured, payable on January 5, 2012 and carry an interest rate of 8% per annum payable quarterly in arrears.  We have placed in escrow with the Escrow Agent an amount of the proceeds of the private placement equal to one quarter worth of interest payments on the Notes to secure prompt interest payments, or $240,000.  Until such time as 75% of the Notes are converted into shares of common stock, if such escrow is depleted in order to make interest payments, we will replenish such escrow amount.

At the option of each holder, the Notes may be converted into common stock at a price of $2.00 per share, which conversion price is subject to customary weighted average and stock based anti-dilution protection.

The Notes contains standard events of default, including: (i) failure to file the Registration Statement with the SEC within the prescribed period; (ii) failure to have the Registration Statement deemed effective by the SEC within the prescribed period; (iii) failure to maintain the effectiveness of the Registration Statement thereafter; (iv) nonpayment of principal or interest; (v) termination of registration or suspension of reporting obligations under the Securities Exchange Act of 1934, as amended, suspension from trading on the OTCBB (or an exchange), or failure to file reports with the SEC on a timely basis as required by the Securities Exchange Act of 1934, as amended; (vi) material breach of representations, warranties and other obligations under the transaction documents associated with the Securities Purchase Agreement; (vii) enforcement proceedings; (viii) cross default and cross acceleration; (ix) insolvency, winding up and other market standard analogous events; (x) moratorium and nationalization; (xi) proceedings against us or our consolidated subsidiaries with potential loss/damage of U.S.$5 million or more; and (xii) illegality of Notes under any applicable law.

The Notes also contain customary affirmative and negative covenants, including negative covenants which restrict our ability to do the following without the consent of Euro Pacific, as representative of the Investors: (i) incur, or permit to exist, any indebtedness  for borrowed money in excess of (A) US$10,000,000 during the twelve (12) month period beginning on January 5, 2010, or (B) US$15,000,000 during period beginning on January 5, 2010 and ending on January 5, 2012 (the maturity date of the Notes), except in the ordinary course of our business; (ii) lend or advance money, credit or property to or invest in (by capital contribution, loan, purchase or otherwise) any person or entity in excess of US$2,000,000 except: (A) investments in United States Government obligations, certificates of deposit of any banking institution with combined capital and surplus of at least $200,000,000; (B) accounts receivable arising out of sales in the ordinary course of business; and (C) inter-company loans between and among us and our subsidiaries; (iii) pay dividends or make any other distribution on shares of our capital stock; (iv) create, assume or permit to exist, any lien on any of our property or assets now owned or hereafter acquired, subject to existing liens and certain exceptions; (v) assume guarantees, subject to certain exceptions; (vi) engage in “sale-leaseback” transactions, subject to certain exceptions; (vii) make capital expenditures in excess of US$5,000,000 in any fiscal year, subject to certain exceptions; and (viii) materially alter our business.

Warrants.  We issued Warrants to purchase 6,000,000 shares of common stock in conjunction with the private placement.  Each Warrant entitles the holder to purchase one share of common stock.  The Warrants shall be exercisable in whole or in part, at an initial exercise price per share of $2.40, which exercise price is subject to customary weighted average and stock based anti-dilution protection.  The Warrants may be exercised at any time upon the election of the holder, beginning on the date of issuance and ending of the third anniversary of the closing of the private placement, or January 5, 2013.  The Warrants are not redeemable.

In the event of our liquidation, dissolution or winding up, the holders of Warrants will not be entitled to participate in the distribution of our assets.  In addition, holders of Warrants do not have voting, pre-emptive, subscription or other rights of stockholders in respect of the Warrants, nor shall such holders be entitled to receive dividends.

Placement Agent Warrants.  In connection with the private placement, on January 5, 2010, we issued to affiliates of Euro Pacific and to Chardan Capital Markets, LLC (“Chardan”) three-year Placement Agent Warrants to purchase 600,000 shares of common stock at an exercise price of $2.40 per share.  The Placement Agent Warrants are substantially identical to the Warrants issued to the Investors in the Private Placement, except that such warrants may not be exercised until June 5, 2010.  The holders of the Placement Agent Warrants are selling stockholders hereunder.

Transfer Agent and Registrar

The transfer agent for our common stock is Island Stock Transfer.  Our transfer agent’s address is 100 2nd Avenue South, Suite 705 S, St.Petersburg, FL, 33701.

SELLING STOCKHOLDERS

We are registering for the resale shares of our common stock held by the selling stockholders identified below.  We are registering the shares to permit the selling stockholders and their pledges, donees, transferees and other successors-in-interest that receive their shares from a selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate.

The following table presents information as of the date of this prospectus and sets forth:

•	the name of the selling stockholders;

•	the number of shares of our common stock that may be offered for resale for the account of the selling stockholder under this prospectus;

•	the number and percentage of shares of our common stock that the selling stockholder beneficially owned prior to the offering for resale of the shares under this prospectus; and

•
the number and percentage of shares of our common stock to be beneficially owned by the selling stockholder after the offering of the resale shares (assuming all of the offered resale shares are sold by the selling stockholders).

The 19,632,529 shares of our common stock registered for public resale pursuant to this prospectus and listed under the column “Shares of Common Stock Included in Prospectus” on the table set forth below consist of:

(i)
7,032,529 shares that were: (i) issued on January 5, 2010 in connection with the Share Exchange or (ii) held by holders of “restricted” shares under applicable law, in each case as described in the footnotes to the table below;

(ii)	12,000,000 shares issuable upon conversion or exercise of Notes and Warrants that were issued in our January 2010 private placement; and

(iii)	600,000 shares issuable upon exercise of the Placement Agent Warrants.

Euro Pacific Capital, Inc. (“Euro Pacific”) and Chardan Capital Markets, LLC (“Chardan”) were engaged by us to provide placement agent services in connection with our Janaury 2010 private placement.  In exchange for providing these services, Euro Pacific and Chardan received an aggregate $1,200,000 in cash commissions and an aggregate of three-year Placement Agent Warrants to purchase 600,000 shares of common stock at exercise price of $2.40 per share, of which 31,500 placement agent warrants were issued to Chardan and 568,500 placement agent warrants were issued to affiliates of Euro Pacific.  The Placement Agent Warrants are substantially identical to the Warrants issued to the Investors in the private placement, except that such warrants may not be exercised until June 5, 2010.  Euro Pacific and Chardan received these securities to be resold in the ordinary course of business and at the time of the issuance of the securities to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

The below table assumes that all of the currently outstanding Warrants and Notes will be exercised and converted for common stock and all of the securities will be sold in this offering.  However, any or all of the securities listed below may be retained by any of the selling stockholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling stockholders upon termination of this offering.  The selling stockholders are not making any representation that any shares covered by this prospectus will be offered for sale. We believe that, based on information provided to us by each of the selling stockholders, the selling stockholders listed in the table have sole voting and investment powers with respect to the securities indicated.  As indicated below, certain selling stockholders are broker-dealers or affiliates of broker-dealers.

Name of Selling Stockholders	Shares of Common Stock Included In Prospectus	Shares Beneficially Owned Prior To Offering (1)	Percentage of Shares Before Offering (1)	Shares Beneficially Owned After Offering (2)	Percentage of Shares After Offering (2)
IRA FBO Robert Stephen Adams Pershing LLC As Custodian (3)	100,000	100,000	*	0	0%
Selwyn Adelson (3)	60,000	60,000	*	0	0%
Syed Hasnat Ahmed & Mirian F Ahmed JT TEN (3)	110,000	110,000	*	0	0%
Am-Per Enterprises Inc. (3)	100,000	100,000	*	0	0%
David Arita Tod Dtd 05/10/2009 (3)	50,000	50,000	*	0	0%
William C Arthur By Pass Trust Dated 10/18/1990 UAD 10/18/90 (3)	43,200	43,200	*	0	0%
James V. Bacon Trust Dtd 09/14/1995 UAD 03/26/09 (3)	250,000	250,000	1.52%	0	0%
IRA FBO Jeffrey P Baker Pershing LLC as Custodian (3)	50,000	50,000	*	0	0%
Michael Baldwin (3)	50,000	50,000	*	0	0%
Balfour Hollow LLC (3)	50,000	50,000	*	0	0%
The Sarah J. Basler Living Trust UAD 07/02/98 (3)	50,000	50,000	*	0	0%
Richard E Benamy (3)	50,000	50,000	*	0	0%
Middlesex Ortho Surgeons 401k FBO Lawrence Berson (3)	50,000	50,000	*	0	0%
Jeff Blackburn (3)	50,000	50,000	*	0	0%
Ronald Bovasso & Linda Bovasso JT TEN (3)	50,000	50,000	*	0	0%
Bradley Anesthesiology PC Proft Sharing Plan & Tst (3)	100,000	100,000	*	0	0%
Ten Brink Trust Dated 10/02/1986 UAD 10/02/86 (3)	100,000	100,000	*	0	0%
White Pine Productions Defined Benefit Pension Plan (3)	50,000	50,000	*	0	0%
SEP FBO James Brown, Pershing LLC as Custodian (3)	90,000	90,000	*	0	0%
IRA FBO Pat Browne Pershing LLC as Custodian (3)	50,000	50,000	*	0	0%
Scott Burns (3)	50,000	50,000	*	0	0%
Robert Carlson & Michelle Carlson JT TEN (3)	50,000	50,000	*	0	0%
Brad K Carr & Roxane Carr JT TEN (3)	50,000	50,000	*	0	0%
Lowell Cerise (3)	75,000	75,000	*	0	0%
SRC Corporation Defined Benefit Pension Plan (3)	50,000	50,000	*	0	0%

Donald T Clemetson (3)	50,000	50,000	*	0	0%
Roland Cram Tod Dtd 06/03/2009 (3)	50,000	50,000	*	0	0%
Integrity Funds LP (3)	50,000	50,000	*	0	0%
The 2000 Jorge &Elena Echeverria Family Trust UAD 11/09/00 (3)	50,000	50,000	*	0	0%
IRA FBO Hy Echt Pershing LLC As Custodian (3)	60,000	60,000	*	0	0%
IRA FBO Ralph Dale Edson Pershing LLC as Custodian (3)	100,000	100,000	*	0	0%
Jonathan Edwards & Virginia C Adams JT TEN (3)	50,000	50,000	*	0	0%
The Arthur Eklund & Janet Eklund 1998 Inter Vivos Trust (3)	50,000	50,000	*	0	0%
Steven Jay Epstein (3)	50,000	50,000	*	0	0%
IRA FBO Donald Fagen Pershing LLC as Custodian (3)	250,000	250,000	1.52%	0	0%
Sep FBO Vic Ferrer Pershing LLC as Custodian (3)	50,000	50,000	*	0	0%
Walter Friesen (3)	150,000	150,000	*	0	0%
The Alexander Galuz and Yana Galuz Jt Living Tst UAD 08/24/05 (3)	50,000	50,000	*	0	0%
Andrew Garnock (3)	100,000	100,000	*	0	0%
Richard Glaser MDDBPP and Trust (3)	50,000	50,000	*	0	0%
The Goldschlager Family Trust UAD 06/24/04 (3)	50,000	50,000	*	0	0%
Richard Griff & Jackie Griff JT TEN (3)	100,000	100,000	*	0	0%
Richard D Helppie Jr Trust UAD 04/02/92 (3)	50,000	50,000	*	0	0%
Howard J Hickingbotham Jr & Sandra B Hickingbotham JT TEN(3)	50,000	50,000	*	0	0%
The Robert K Heimann Living Trust UAD 07/24/01 (3)	50,000	50,000	*	0	0%
Hoke Living Trust UAD 04/19/02 (3)	50,000	50,000	*	0	0%
Ulrich Honighausen & Amanda Honighausen JT TEN (3)	50,000	50,000	*	0	0%
Herschel Hunter Trust UAD 11/30/88 (3)	50,000	50,000	*	0	0%
IRA FBO Bert Huntsinger Pershing LLC as Custodian (3)	199,000	199,000	1.2%	0	0%
Ingram Living Trust Dated 11/02/2005 UAD 11/02/05 (3)	50,000	50,000	*	0	0%
Ajay Kalra (3)	80,000	80,000	*	0	0%
Karges Revocable Intervivos Trust UAD 04/29/85 (3)	50,000	50,000	*	0	0%
IRA FBO Jon Murray Karkow Pershing LLC as Custodian (3)	50,000	50,000	*	0	0%
Patrick Kirk & Gloria Kirk JTWROS (3)	50,000	50,000	*	0	0%
Darrel Lee Kloeckner (3)	50,000	50,000	*	0	0%
Norman S Kramer & Linda L Kramer JT TEN (3)	100,000	100,000	*	0	0%

IRA FBO Thomas A Ladner Pershing LLC as Custodian (3)	100,000	100,000	*	0	0%
Scott and Lori Langmack Family Trust UAD 06/22/02 (3)	100,000	100,000	*	0	0%
Sep FBO Carter Laren Pershing LLC as Custodian (3)	100,000	100,000	*	0	0%
David W Larson & Jennifer L Larson JT TEN (3)	50,000	50,000	*	0	0%
Scott R. Lennes IRA LLC (3)	100,000	100,000	*	0	0%
IRA FBO Gregg Linhoff Pershing LLC as Custodian (3)	110,000	110,000	*	0	0%
Sep FBO George Madaraz Pershing LLC as Custodian (3)	70,000	70,000	*	0	0%
Sep FBO Gerald E Manwill Pershing LLC as Custodian (3)	75,000	75,000	*	0	0%
David Marble (3)	50,000	50,000	*	0	0%
Northern Star Growth Trust Dtd 10/20/1998 UAD 10/20/98 (3)	50,000	50,000	*	0	0%
Mitchell Martin & Deborah Martin JT TEN (3)	50,000	50,000	*	0	0%
Brent May PS Plan FBO F Brent May, Francis Brent TTWW; Dr. May DMD	100,000	100,000	*	0	0%
Stephen P Mccarron PSP-Pershing LLC as Custodian (3)	100,000	100,000	*	0	0%
IRA FBO Joseph McCarthy Pershing LLC as Custodian (3)	50,000	50,000	*	0	0%
Rod Mcintyre Trust UA Dated 5/1/01 (3)	50,000	50,000	*	0	0%
IRA FBO Jerry Mcwilliams Pershing LLC as Custodian (3)	50,000	50,000	*	0	0%
The Meister Non-Exempt Marital Trust UAD 11/17/83 (3)	100,000	100,000	*	0	0%
Carlos Alfonso Merino Rev Living Trust UAD 12/04/96 (3)	50,000	50,000	*	0	0%
IRA FBO Mark Mitchell Pershing LLC as Custodian (3)	50,000	50,000	*	0	0%
Mark R Mitchell M.D., a Medical Corporation (3)	50,000	50,000	*	0	0%
MMH Group, LLC (3)	95,800	95,800	*	0	0%
IRA FBO Gerald Mona Pershing LLC as Custodian (3)	50,000	50,000	*	0	0%
Kevin Moore (3)	75,000	75,000	*	0	0%
Deepak Munjal (3)	50,000	50,000	*	0	0%
IRA FBO Kenneth Henry Nass Pershing LLC as Custodian (3)	100,000	100,000	*	0	0%
IRA FBO Tim Nass Pershing LLC as Custodian (3)	62,000	62,000	*	0	0%
Mary Neiberg (3)	100,000	100,000	*	0	0%
Kevin P O'neill & Suzanne Odell Oneill JT TEN (3)	50,000	50,000	*	0	0%
Joseph A & Pamela M Panella Living Trust 1 UAD 05/11/04 (3)	50,000	50,000	*	0	0%

Brent Paulger and Sharissa Paulger JT TEN (3)	50,000	50,000	*	0	0%
Tina C Peterson & Hendrikus M Schraven JT TEN (3)	200,000	200,000	*	0	0%
E.A. Pickering Painting Inc. (3)	60,000	60,000	*	0	0%
POM Investments LLC (3)	100,000	100,000	*	0	0%
Bruce Walker Ravenel III (3)	250,000	250,000	1.52%	0	0%
M. Carl Rice Self Employed Retirement Plan #1 (3)	250,000	250,000	1.52%	0	0%
John Russell Riedmueller & Nicole Cameron Riedmueller Ten Com (3)	50,000	50,000	*	0	0%
John A Rupp Trust UAD 03/25/94 (3)	50,000	50,000	*	0	0%
Steven V Sann Tod Dtd 10/16/2009 (3)	50,000	50,000	*	0	0%
Robert C Sayson & Alice K Sayson JT TEN (3)	100,000	100,000	*	0	0%
Peter Schortmann and Susan Schortmann JT TEN (3)	50,000	50,000	*	0	0%
Kimberly S Schwenke (3)	50,000	50,000	*	0	0%
Christianna Seidel Separate Property Trust UAD 11/05/99 (3)	50,000	50,000	*	0	0%
James A Sheahan & Melody K Sheahan JT TEN (3)	100,000	100,000	*	0	0%
IRA FBO Donald Francis Shoff Pershing LLC as Custodian (3)	50,000	50,000	*	0	0%
John D Smead (3)	75,000	75,000	*	0	0%
Spielman and Elkin Revocable Trust UAD 06/14/19(3)	50,000	50,000	*	0	0%
IRA FBO Diane Spolum Pershing LLC as Custodian (3)	250,000	250,000	1.52%	0	0%
Spongbob Ventures II LLC (3)	50,000	50,000	*	0	0%
Amy J Stefanik Revocable Trust UAD 02/06/01 (3)	100,000	100,000	*	0	0%
IRA FBO Lynn Rollins Stull Pershing LLC as Custodian (3)	50,000	50,000	*	0	0%
IRA FBO Charles Sullivan Pershing LLC as Custodian (3)	50,000	50,000	*	0	0%
IRA FBO Gerard Surerus Pershing LLC as Custodian (3)	50,000	50,000	*	0	0%
IRA FBO James A Tamborello Pershing LLC as Custodian (3)	100,000	100,000	*	0	0%
Abdolhosayn Taslimi and Shidan Taslimi JT TEN (3)	100,000	100,000	*	0	0%
Mehran M Taslimi (3)	500,000	500,000	*	0	0%
Ruha Taslimi and Shidan Taslimi JT TEN (3)	100,000	100,000	*	0	0%
Shidan Taslimi (3)	500,000	500,000	3.03%	0	0%
Susanne A Taslimi (3)	100,000	100,000	*	0	0%
Trillion Growth China LP (3)	250,000	250,000	1.54%	0	0%
Robert Vecchione (3)	50,000	50,000	*	0	0%
IRA FBO Matthew A Walton Pershing LLC as Custodian (3)	110,000	110,000	*	0	0%

Timothy M Weaver (3)	250,000	250,000	1.52%	0	0%
Gramercy 87 LLC (3)	50,000	50,000	*	0	0%
Dipaolo Worthington Family Trust Dtd 1/31/2008 UAD 01/31/08 (3)	100,000	100,000	*	0	0%
Lambert Wu & Liying Chu JT TEN (3)	50,000	50,000	*	0	0%
Wymond Investments, LLC (3)	500,000	500,000	3.03%	0	0%
Layne Yoshida (3)	50,000	50,000	*	0	0%
IRA FBO Paul Harper Zink Pershing LLC as Custodian (3)	50,000	50,000	*	0	0%
Jayhawk Private Equity II, L.P. (3)	500,000	500,000	3.03%	0	0%
North Military Ltd. (3)	200,000	200,000	1.2%	0	0%
Chadds Ford Ltd. (3)	50,000	50,000	*	0	0%
Chardan SPAC Asset Management (3)(4)	150,000	150,000	*	0	0%
Cawston Enterprises, Ltd. (5)	812,500	812,500	4.92%	0	0%
Regeneration Capital Group, LLC (6)	491,875	491,875	2.98%	0	0%
Perry A Lerner (6)	87,500	87,500	*	0	0%
SAI LLC (6)	87,500	87,500	*	0	0%
Emanuel Addington Living Trust (6)	62,500	62,500	*	0	0%
Joseph Douek (6)	87,500	87,500	*	0	0%
IRA For The Benefit of Barry Fox (6)	87,500	87,500	*	0	0%
La Mancha Capital, LLC (6)	95,000	95,000	*	0	0%
Altbachco, LLC (6)	106,375	106,375	*	0	0%
Richard Kaufman (6)	87,000	87,000	*	0	0%
Trilogy Capital Partners, Inc. (6)	31,250	31,250	*	0	0%
JHVM Investments LLC (6)	25,000	25,000	*	0	0%
Genesis Capital Advisors, LLC (6)	125,000	125,000	*	0	0%
Michael Rosenblum (6)	31,250	31,250	*	0	0%
Norman Kunin (6)	15,625	15,625	*	0	0%
Dene LLC (6)	31,250	31,250	*	0	0%
Michael Levitt (6)	9,375	9,375	*	0	0%
Barry Cervantes (7)	12,500	12,500	*	0	0%
Steven Straub (7)	12,500	12,500	*	0	0%
SODA Ventures LLC (7)	100,000	100,000	*	0	0%
Regeneration Capital Group, LLC (7)	50,000	50,000	*	0	0%
Gerald Altbach (8)	152,500	152,500	*	0	0%

Wang Shulian (9)	650,228	650,228	3.94%	0	0%
Liu Shaocui (9)	487,013	487,013	2.95%	0	0%
Jia Peicai (9)	161,899	161.899	*	0	0%
Zhang Jingxin (9)	161,899	161,899	*	0	0%
Liang Jianxin (9)	161,899	161,899	*	0	0%
Yu Bohai (9)	325,114	325,114	1.97%	0	0%
An Zhongnan (9)	161,899	161,899	*	0	0%
Xu Xiaosheng (9)	161,899	161,899	*	0	0%
Dong Qin (9)	81,213	81,213	*	0	0%
Li Yanzhi (9)	406,195	406,195	2.46%	0	0%
Fu Wei (9)	487,013	487,013	2.95%	0	0%
Wang Zhizhen (9)	487,013	487,013	2.95%	0	0%
Portswealth Holdings Ltd. (9)	486,745	486,745	2.95%	0	0%
Thomas Z. Tan (10)	150,000	150,000	*	0	0%
Peter D. Schiff (10)	209,250	209,250	1.27%	0	0%
William G. McBean (10)	209,250	209,250	1.27%	0	0%
Chardan Capital Markets, LLC (11)	31,500	31,500	*	0	0%
Lawrence D and Christine I Isen Family Trust (12)	50,000	50,000	*	0	0%
TGR Group, LLC (12)	30,000	30,000	*	0	0%
Robert Gleckman (12)	10,000	10,000	*	0	0%
David Bahr (12)	20,000	20,000	*	0	0%
David S Nagelberg Revocable Trust July 2, 2003 (12)	42,500	42,500	*	0	0%
Core Energy Enterprises, Inc. (12)	42,500	42,500	*	0	0%
Richard Cohen (12)	8,000	8,000	*	0	0%
Marc Levy (12)	8,000	8,000	*	0	0%

*             Represents less than 1% of total outstanding common stock.

(1)           Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of beneficial ownership is based on 16,500,000 shares of common stock outstanding as of May 25, 2010.

(2)           Assumes that all securities registered will be sold.

(3)           We issued an aggregate of 6,000,000 of units for gross proceeds of $12 million on January 5, 2010.  Each unit consisted of an unsecured $2.00 principal amount Notes payable 24 months from January 5, 2010 with an interest rate of 8% per annum payable quarterly in arrears, and a three year Warrant to purchase one share of our common stock.  The amount of shares referenced for the selling stockholder includes: (i) shares of common stock beneficially owned by the selling stockholder or shares which are issuable upon conversion of the Note held by the selling stockholder at an exercise price at $2.00 per share, which shares represent 50% of the registrable securities held by the selling stockholder; and (ii) shares of common stock beneficially owned by the selling stockholder which are issuable upon exercise of the Warrant at an exercise price at $2.40 per share, which shares represent 50% of the registrable securities held by the selling stockholder.

(4)           Selling stockholder is an affiliate of Chardan, a FINRA member and SEC registered broker-dealer that acted as co-placement agent in our January 5, 2010 private placement.

(5)           Cawston Enterprises Ltd. acted as PRC financial advisor to Bohai in connection with the Share Exchange and concurrent private placement transaction, for which Cawston received shares of our common stock as compensation.

(6)           The shares held by the selling stockholder are part of an aggregate of 1,637,500 shares of common stock issued to Regeneration Capital Group, LLC and its affiliates (“Regeneration”) or subsequently privately sold by Regeneration (see Footnote 12).  Regeneration and its affiliates: (i) were investors in our company prior to the consummation of the January 5, 2010 Share Exchange and/or (ii) acted as U.S. financial advisor to Bohai in connection with the Share Exchange and concurrent private placement transaction, for which Regeneration received shares of our common stock as compensation.

(7)           The shares held by the selling stockholder are part of an aggregate 200,000 shares of common stock issued upon conversion of short term bridge loans totaling $400,000 which were obtained from four investors in June 2009.

(8)           Selling stockholder acted as a consultant to us prior to our January 5, 2010 share exchange and private placement.

(9)           Selling stockholder was a minority shareholder of Chance High Limited and received the registrable securities as part of the Share Exchange transaction which closed on January 5, 2010.

(10)         Selling stockholder is an affiliate of Euro Pacific, a FINRA member and SEC registered broker-dealer that acted as the lead placement agent in our January 5, 2010 private placement.  Securities represent shares of common stock underlying the Placement Agent Warrant issued to the selling stockholder.

(11)         Chardan is a FINRA member and SEC registered broker-dealer that acted as co-placement agent in our January 5, 2010 private placement.  Registrable securities represents shares of common stock underlying the Placement Agent Warrant issued to the selling stockholder.

(12)         The shares held by the selling stockholder were privately purchased from members of Regeneration in April and May 2010 in transactions exempt from registration under the Securities Act of 1933, as amended.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal;

•	facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately-negotiated transactions;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options on the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act, the Exchange Act and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter.  The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that any of the selling stockholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholders will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is listed for quotation on the OTCBB under the symbol “BOPH.” From January 9, 2008 until February 8, 2010, our common stock was listed for quotation on the OTCBB under the symbol “LINK”.

There is very limited trading in our common stock.  On May 25, 2010, the last reported price per share of our common stock was $2.20.  The absence of meaningful transactions in the common stock indicates there is no established trading market for our common stock.  You are urged to obtain current market quotations of our common stock before purchasing any of the shares being offered for sale pursuant to this prospectus.

Holders

As of May 25, 2010, there were 16,500,000 shares of our common stock outstanding held by approximately 47 stockholders of record.  The number of our stockholders of record excludes any estimate by us of the number of beneficial owners of shares held in street name, the accuracy of which cannot be guaranteed.

Dividend Policy

We have not paid any cash dividends on our common stock to date, and we have no intention of paying cash dividends in the foreseeable future. Whether we will declare and pay dividends in the future will be determined by our board of directors at their discretion, subject to certain limitations imposed under Delaware corporate law. In addition, our ability to pay dividends may be affected by the foreign exchange controls in China. The timing, amount and form of dividends, if any, will depend on, among other things, our results of operations, financial condition, cash requirements and other factors deemed relevant by our board of directors.

LEGAL MATTERS

The validity of our common stock offered hereby has been passed upon by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The consolidated balance sheet of the Company and its subsidiary  for the fiscal years ended June 30, 2008 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows appearing in this registration statement have been so included in reliance on the Report of Parker Randall CF (H.K.) CPA Limited, an independent registered public accounting firm, appearing elsewhere in this prospectus, given on the authority of such firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

Effective January 29, 2010, upon the approval of our board of directors, we dismissed John Kinross-Kennedy as our independent registered public accountant.

During the prior fiscal years ended May 31, 2009 and 2008, John Kinross-Kennedy’s reports on the financial statements of our company contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal years ended May 31, 2009 and 2008 and subsequent period through January 29, 2010, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K) between us and John Kinross-Kennedy on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of John Kinross-Kennedy, would have caused him to make reference thereto in his report on financial statements for such years.

During the fiscal years ended May 31, 2009 and 2008 and subsequent period through January 29, 2010, there were no reportable events as defined in Regulation S-K Item 304(a)(1)(v).

On January 29, 2010, upon the approval of our board of directors, Parker Randall CF (H.K.) CPA Limited (the “Parker Randall”) was appointed as our independent registered public accounting firm.  During our prior fiscal years ended May 31, 2009 and 2008 and subsequent period through January 31,2010, we did not consult with Parker Randall regarding any of the matters or events set forth in Item 304(a)(2)(i) and Item 304(a)(2)(ii) of Regulation S-K.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement on Form S-1 we have filed with the SEC. We have not included in this prospectus all of the information contained in the Registration Statement and you should refer to our Registration Statement and its exhibits for further information.

We file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information about the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

BOHAI PHARMACEUTICALS GROUP, INC.
AND ITS SUBSIDIARIES

BOHAI PHARMACEUTICALS GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2010
(UNAUDITED)
(Stated in US Dollars)

		As of	As of
		March 31,	June 30,
	Notes	2010	2009
		(Unaudited)	(Audited)

ASSETS
Current assets
Cash and cash equivalents		15,574,909	2,493,510
Accounts receivable		11,530,595	11,096,866
Other receivables and prepayments	4	6,969,569	12,993,800
Amount due to equity holder	5	-	1,465,000
Inventories	6	970,664	307,834

Total current assets		35,045,737	28,357,010

Non-current assets
Property, plant and equipment, net	8	7,946,215	8,149,279
Intangible assets	7	17,273,007	17,298,720

Total non-current assets		25,219,222	25,447,999

TOTAL ASSETS		60,264,959	53,805,009

LIABILITES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term borrowings	9	4,381,153	5,860,000
Notes payable	10	-	400,000
Accounts payable		842,350	971,208
Other accrued liabilities	11	1,941,088	12,339,355
Income taxes payable	16	1,389,733	677,666

Total current liabilities		8,554,324	20,248,229
Convertible promissory notes	12	11,863,217	-

TOTAL LIABILITIES		20,417,541	20,248,229

STOCKHOLDERS’ EQUITY

Common stock, $0.001 par value, 150,000,000 shares authorized, 16,250,000 shares issued and outstanding	18	16,250	3,450
Additional paid-in capital	18	3,378,203	2,974,520
Capital reserve		5,836,000	5,836,000
Accumulated other comprehensive income		499,509	490,931
Statutory reserves		2,974,137	2,201,811
Retained earnings		27,143,319	22,050,068
Total stockholders’ equity		39,847,418	33,556,780

TOTAL LIABILITIES AND STOCKOLDERS’ EQUITY		60,264,959	53,805,009

See accompanying notes to the financial statements

BOHAI PHARMACEUTICALS GROUP, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
FOR THE THREE MONTHS ENEDED AND NINE MONTHS ENDED MARCH 31, 2010
(UNAUDITED)
(Stated in US Dollars)

		Three months	Three months	Nine months	Nine months
		ended	ended	ended	ended
		March 31,	March 31,	March 31,	March 31,
	Notes	2010	2009	2010	2009
		(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
		$	$	$	$

Sales		15,323,878	12,476,400	46,072,455	35,833,215

Less: Sales Tax		(231,870)	(200,622)	(729,975)	(580,207)

Net sales		15,092,008	12,275,778	45,342,480	35,253,008

Cost of sales		(2,609,515)	(2,019,864)	(7,475,740)	(5,966,876)

Gross profit		12,482,493	10,255,914	37,866,740	29,286,132

Selling, general and administrative expenses	13	(9,465,589)	(7,670,130)	(28,471,469)	(21,675,279)

Interest expenses	14	(260,574)	(52,921)	(416,882)	(168,422)

Operating income		2,756,330	2,532,863	8,978,389	7,442,431

Other income		-	158	18,864	158

Finance and non-operating costs	15	(1,287,902)	(4,618)	(1,309,994)	(4,682)

Income before taxes		1,468,428	2,528,403	7,687,259	7,437,907

Income taxes	16	(585,135)	(423,569)	(2,193,931)	(1,224,833)

Net income		883,293	2,104,834	5,493,328	6,213,074

See accompanying notes to the financial statements

BOHAI PHARMACEUTICALS GROUP CO., LTD.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS AND NINE MONTHS ENDED MARCH 31, 2010
(UNAUDITED)
(Stated in US Dollars)

		Three months	Three months	Nine months	Nine months
		ended	ended	ended	ended
		March 31, 2010	March 31, 2009	March 31, 2010	March 31, 2009
	Note	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
		$	$	$	$

Cash flows from operating activities
Net income		883,293	2,104,834	5,493,328	6,213,074
Adjustments to reconcile net income to net
cash provided by operating activities
Depreciation		84,518	213,912	224,656	284,387
Loss on disposals of property, plant and equipment		-	-	10,942	-
Cost for proceeds of convertible promissory notes		1,287,902	-	1,287,902	-
Changes in assets and liabilities
Decrease/ (increase) in accounts receivable		250,769	(1,383,561)	(433,728)	(1,119,683)
Decrease in other receivables and prepayments		6,504,589	546,973	4,127,297	8,311,379
Decrease/ (increase) in amount due from equity holder		-	-	1,465,000	(108,426)
(Increase)/ decrease in inventories		(198,160)	206,841	(662,830)	138,50
Decrease/ (increase) in accounts payable		87,292	(257,958)	(128,858)	(1,923,974)
(Decrease)/ increase in accrued liabilities		(11,338,820)	783,952	(10,407,917)	(12,430,148)
(Decrease)/ increase in income taxes payable		(273,202)	288,939	2,905,998	1,453,411

Net cash (used in)/ provided by operating activities		(2,711,889)	2,503,932	3,881,790	818,523

Cash flows from investing activities
Purchases of property, plant and equipment		(84,518)	(191,977)	(280,804)	(505,153)
Proceeds from disposals of property, plant and equipment		-	-	-	-

Net cash used in investing activities		(84,518)	(191,977)	(280,804)	(505,153)

Cash flows from financing activities

Issue of shares, net		(12,800)	-	(12,800)	-

Proceeds of convertible promissory notes		12,000,000	-	12,000,000	-
Cost for proceeds of convertible promissory notes		(1,287,902)	-	(1,287,902)	-
Proceeds of borrowings		4,393,665	1,314,713	4,381,153	4,382,377
Repayment of borrowings		(4,381,153)	(1,896,700)	(5,860,000)	(3,271,413)

Net cash provided by/ (used in) financing activities		10,711,810	(581,987)	9,220,451	1,110,964

Net increase in cash and cash equivalents		7,915,403	1,729,968	12,821,437	1,424,334

Effect of foreign currency translation on cash and cash equivalents		(233,372)	(26,482)	259,962	227,015

Cash and cash equivalents at beginning of period		7,892,908	776,913	2,493,510	829,050

Cash and cash equivalents at end of period		15,574,909	2,480,399	15,574,909	2,480,399

See accompanying notes to the financial statements

BOHAI PHARMACEUTICALS GROUP, INC.
FOR THE NINE MONTHS ENDED MARCH 31, 2010
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(Stated in US Dollars)

1.           ORGANIZATION AND PRINCIPAL ACTIVITIES

Bohai Pharmaceuticals Group, Inc. (formerly known as Link Resources, Inc.) was incorporated under the laws of the State of Nevada on January 9, 2008.  Until January 5, 2010, its principal office was located in Calgary, Alberta, Canada.  The Company was a public “shell” company in the exploration stage since its formation and had not yet realized any revenues from its planned operations.  The Company entered into a Mineral Lease Agreement on April 1, 2008 for two mining claims in Pershing County, Nevada, in an area known as the Goldbanks East Prospect.  The Company terminated the lease on July 7, 2009.

Pursuant to a Share Exchange Agreement, dated January 5, 2010 (the “Share Exchange Agreement” and the transactions contemplated thereby, the “Share Exchange”), the Company acquired Chance High International Limited, a British Virgin Islands company (“Chance High”) from Chance High’s shareholders (the “Chance High Shareholders”) and, as a result, acquired Chance High’s indirect, controlled subsidiary, Yantai Bohai Pharmaceuticals Group Co., Ltd. (“Bohai”), a Chinese company engaged the production, manufacturing and distribution in the People’s Republic of China (“China” or the “PRC”) of herbal medicines, including capsules and other products, based on traditional Chinese medicine.  The closing of the Share Exchange (the “Closing”) took place on January 5, 2010 (the “Closing Date”).

On the Closing Date, pursuant to the terms of the Share Exchange Agreement, the Company acquired all of the outstanding equity securities (the “Chance High Shares”) of Chance High from the Chance High Shareholders, and the Chance High Shareholders transferred and contributed all of their Chance High Shares to the Company.  In exchange, the Company issued to Chance High Shareholders an aggregate of 13,162,500 newly issued shares of common stock, par value $0.001 per share (the “Common Stock”).  In addition, pursuant to the terms of the Share Exchange Agreement, Anthony Zaradic, the former President and Chief Executive Officer of the Company, cancelled a total of 1,500,000 shares of Common Stock.

Chance High owns 100% of the issued and outstanding capital stock of the Yantai Shencaojishi Pharmaceuticals Co., Ltd. (“WFOE”).  On December 7, 2009, the WFOE entered into a series of variable interest entity contractual agreements (the “VIE Agreements”) with Bohai and its three shareholders, including Mr. Hongwei Qu, currently the Company’s Chairman, Chief Executive Officer and President (“Qu”), pursuant to which WFOE effectively assumed management of the business activities of Bohai and has the right to appoint all executives and senior management and the members of the board of directors of Bohai.  Chance High, WFOE and Bohai are referred to herein collectively as the “Group”.

The VIE Agreements are comprised of a series of agreements, including a Consulting Services Agreement, Operating Agreement and Proxy Agreement, through which WFOE has the right to advise, consult, manage and operate Bohai for an annual fee in the amount of Bohai’s yearly net profits after tax.  Additionally, Bohai’s shareholders pledged their rights, titles and equity interest in Bohai as security for WFOE to collect consulting and services fees provided to Bohai through an Equity Pledge Agreement.  In order to further reinforce WFOE’s rights to control and operate Bohai, Bohai’s shareholders granted WFOE an exclusive right and option to acquire all of their equity interests in Bohai through an Option Agreement.  As all of the companies in the Group are under common control, this has been accounted for as a reorganization of entities and the condensed consolidated financial statements have been prepared as if the reorganization had occurred retroactively under “as-if” basis which implies the financial result of the Company prior to the date of Share Exchange Agreement entered on January 5, 2010 has consolidated with the financial results of both Chance High, WFOE and Bohai occurred at the beginning of the reporting period.  The Company has consolidated Bohai’s operating results, assets and liabilities within its financial statements.

2.	BASIS OF PRESENTATION

The Group maintains its general ledger and journals with the accrual method accounting for financial reporting purposes.  Accounting policies adopted by the Group conform to generally accepted accounting principles in the United States of America (“US GAAP”) and have been consistently applied in the presentation of financial statements, which are compiled on the accrual basis of accounting.

This basis of accounting differs in certain material respects from that used for the preparation of the books of account of the Group, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with limited liabilities established in the PRC (“PRC GAAP”), the accounting standards used in the places of their domicile. The accompanying financial statements reflect necessary adjustments not recorded in the books of account of the Group to present them in conformity with US GAAP.

The interim financial statements as of and for the three months and nine moths ended March 31, 2010 reflect all adjustments which, in the opinion of management, are necessary to present fairly the financial position, results of operations and cash flows for the period presented in accordance with the accounting principles generally accepted in the United States of America. All adjustments are of a normal recurring nature.

Since the consolidation is being accounted for under the purchase method for business combination, the business combination has been presumed to be effected on January 1, 2010 instead of January 5, 2010 with immaterial.  The operating results, financial position and cash flows of the Group are consolidated since January 2010.  The operating results, financial position and cash flows for Chance High and its subsidiaries for the three and nine month periods ended March 31 2009, as at June 30, 2009 and for period July 2009 to March 2010 nine-month period are being presented for comparative figures illustration purpose only.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of Presentation and consolidation

The condensed consolidated financial statements of the Group are prepared on the “as-if” basis with assumption the Share Exchange was undergone at the beginning of July 1, 2008.  The historical condensed consolidated financial statements of the Group will be those of Bohai Pharmaceuticals Group, Inc. and of the consolidated entities from the July 1, 2008, the deemed date of Share Exchange, and subsequent.  The condensed consolidated financial statements for the Company for the three months and nine months ended March 31, 2010, include the financial statements of Chance High, and its wholly owned subsidiary, WFOE, and Bohai, the Company’s principal operating subsidiary, which is a Chinese variable interest entity that WFOE controls through certain contractual arrangements. Intercompany transactions and balances are eliminated in consolidation.

The Company has adopted FAS ASC 810-10-15-14 and also FIN 46R, which requires that a Variable Interest Entity (“VIE”) to be consolidated by a company if that company is entitled to receive a majority of the VIE’s residual returns and have direct ability to made decision on all operation activities of the voting right of the VIE.

The Operating Agreement indicated that Bohai, as operating company, which is wholly foreign owned under control of Chance High that empowers to WFOE the direct ability to made decision on all the operation activities of the voting right of Bohai.

Under Consultant Service Agreement entered between WFOE and Bohai on December 7, 2009, Bohai is agreed to pay all of net income to WOFE quarterly as consultant fee. Accordingly, WOFE has the right to receive the expected residual returns of Bohai.

Under above mentioned contractual arrangement, the Company, Bohai Pharmaceuticals Group, Inc. qualifies as the primary beneficiaries such a controlling financial interest of Bohai as operating under FASB ASC230-10-45 and FASB Interpretation No. 46R “Consolidation of Variable Interest Entities” (“FIN 46R”), an Interpretation of Accounting Research Bulletin No. 51. The result of subsidiaries or variable interest entities acquired prior to date of Share Exchange Agreement on January 5, 2010 entered are included in the condensed consolidated financial statement.

As of March 31, 2010, the particulars of the Company’s subsidiaries are as follows:

Name of Company	Place of incorporation	Date of incorporation	Attributable equity interest	Issued capital

Chance High International Limited	British Virgin Islands	July 2, 2009	100%	USD50,000

Yantai Shencaojishi Pharmaceuticals Co., Ltd.	People’s Republic of China	November 25, 2009	100%	USD9,500,000

Yantai Bohai Pharmaceuticals Group Co., Ltd.	People’s Republic of China	July 8, 2004	*	USD2,918,000 (RMB20,000,000)

*           The Group has indirect controlling interest of Bohai under the VIE Agreements entered on December 7, 2009, which are described in Note 1 above.

Initial measurement of VIE - The Company initially measures the assets, liabilities, and non-controlling interests of the VIEs at their fair values at the date of the acquisitions. At the date of acquisition, the fair values of VIE was equal to book value of the VIE.

Accounting after initial measurement of VIE - Subsequent accounting for the assets, liabilities, and non-controlling interest of a consolidated variable interest entity are accounted for as if the entity were consolidated based on voting interests and the usual accounting rules for which the VIE operates are applied as they would to a consolidated subsidiary as follows:

•	Carrying amounts of the VIE are consolidated into the financial statements of the Company as the primary beneficiary (referred as “Primary Beneficiary” or “PB”); and

•	Inter-company transactions and balances, such as revenues and costs, receivables and payables between or among the Primary Beneficiary and the VIE(s) are eliminated in their entirety.

(b)	Economic and Political Risks

The Group’s operations are conducted solely in the PRC.  There are significant risks associated with doing business in the PRC, among others, political, economic, legal and foreign currency exchange risks.  The Group’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

(c)	Use of Estimates

In preparing the condensed consolidated financial statements in conformity with US GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods.  These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation on useful lives of plant and machinery.  Actual results could differ from those estimates.

(d)	Cash and Cash Equivalents

The Group considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.  The Group maintains bank accounts only in the PRC.  The Company does not maintain any bank accounts in the United States of America.  As of March 31, 2010 and June 30, 2009, there were cash and cash equivalents of $15,574,909 and $2,493,510 respectively.

(e)	Accounts Receivable

Accounts receivable consists of amounts due from customers. The Group extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts.  An allowance for doubtful accounts is established and determined based on management’s assessment of known requirements, aging of receivables, payment history, the customer’s current credit worthiness and the economic environment.

(f)	Inventories

Inventories are valued at the lower of cost or market with cost is determined on the weighted average method. Finished goods inventories consist of raw materials, direct labor and overhead associated with the manufacturing process. In assessing the ultimate realization of inventories, the management makes judgments as to future demand requirements compared to current or committed inventory levels.  The Group’s reserve requirements generally increase/decrease due to management projected demand requirements, market conditions and product life cycle changes.  As of March 31, 2010 and June 30, 2009, the Group did not make any allowance for slow-moving or defective inventories.

(g)	Fair value of Financial Instruments

The carrying values of the Group’s financial instruments, including cash and cash equivalents, accounts receivables, other receivables and prepayments, short-term borrowings, accounts payables, and other accrued liabilities their fair values due to the short-term maturity of such instruments.

(h)	Intangible Assets

Intangible assets as “Pharmaceutical Formulas”, which acquired and with indefinite useful live are measured initially at cost and not subject to amortization shall be tested for impairment annually or more frequently if there is indication of impairment. If the carrying amount exceeds fair value, an impairment loss should be recognized. Subsequently reversal of a recognized impairment loss is prohibited.

(i)	Property, plant and equipment

Property, plant and equipment, other than construction in progress, are stated at cost less depreciation and amortization and accumulated impairment loss.  Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use.  Maintenance, repairs and betterments, including replacement of minor items, are charged to expense; major additions to physical properties are capitalized.

Depreciation of property, plant and equipment is calculated to written off the cost, less their estimated residual value, if any, using the straight-line method over their estimated useful lives.  The principal annual rates are as follows:

Leasehold land and buildings	30 to 40 years
Motor vehicles	10 years
Plant and machinery	10 years
Office equipment	5 years

Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to income.

Construction in progress mainly represents expenditures in respect of the Group’s corporate campus and machinery under construction, which the campus was completed and at which production began in 2009.  Assets under construction are not depreciated until the construction is completed and the assets are ready for their intended use.

(j)	Accounting for the Impairment of Long-Lived Assets

The Group adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Live Assets” (“SFAS 144”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets.  The Group periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Group believes that, as of March 31, 2010 and June 30, 2009, there were no significant impairments of its long-lived assets.

(k)	Foreign Currency Translation

The Group maintains its condensed consolidated financial statements in the functional currency.  The functional currency of the Group is the Chinese Renminbi (RMB).  Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates.  Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction.  Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Group which are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity.

	Three months ended March 31, 2010	Three months ended March 31, 2009	Nine months ended March 31, 2010	Nine months ended March 31, 2009
Year end US$: RMB exchange rate	6.83610	6.84560	6.83610	6.84560
Average periodic US$: RMB exchange rate	6.83603	6.84658	6.83773	6.85094

RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions.  No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

(l)	Revenue Recognition

Revenue represents the invoiced value of goods sold recognized upon the delivery of goods to customers. Revenue is recognized when all of the following criteria are met:

•	Persuasive evidence of an arrangement exists;
•	Delivery has occurred or services have been rendered;
•	The seller’s price to the buyer is fixed or determinable; and
•	Collectability is reasonably assured. Payments have been established.

The return policy of goods is recognized in actual basis when the goods sold were being returned by customer then the closing balance of the period/year is actually deducted by the increment of relevant cost of sales. The sales return rate is low and immaterial, no such provision is need to be made accordingly.

(m)	Cost of Revenue

Regarding the trading of medicine, the respective cost of revenue consists primarily of material cost, labor cost, overhead associated with the manufacturing process and related expenses which are directly attributable to the trading.

(n)	Research and Development Costs

Research and development costs are charged as expense when incurred and included in operating expenses.

(o)	Income Taxes

Income taxes are accounted for under the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of income and comprehensive income in the periods that includes the enactment date.

(p)	Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners.  Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a condensed consolidated financial statement that is presented with the same prominence as other financial statements. The Group’s current components of other comprehensive income are the foreign currency translation adjustment.

(q)	Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

(r)	Earning per Shares

The Group reports basic earnings per share in accordance with SFAS 128, “Earnings Per Share”. Basic earnings/(loss) per share is computed by dividing net income/(loss) by weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period. Common equivalent shares are excluded from the computation in periods for which they have an anti-dilutive effect. Stock options for which the exercise price exceeds the average market price over the period are anti-dilutive and, accordingly, are excluded from the calculation. At March 31, 2010, the Group had no common stock equivalents that could potentially dilute future earnings per share

(s)	Recent Accounting Pronouncements

In March 2008, the FASB issued SFAS No. 161, DISCLOSURES ABOUT DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (an amendment to SFAS No. 133). This statement is effective for condensed consolidated financial statements issued for fiscal year and interim periods beginning after November 15, 2008 and requires enhanced disclosures with respect to derivative and hedging activities. The Group will comply with the disclosure requirements of this statement if it utilizes derivative instruments or engages in hedging activities upon its effectiveness.

In April 2008, the FASB issued FASB Staff Position No. 142-3, DETERMINATION OF THE USEFUL LIFE OF INTANGIBLE ASSETS (“FSP No. 142-3”) to improve the consistency between the useful life of a recognized intangible asset (under SFAS No. 142) and the period of expected cash flows used to measure the fair value of the intangible asset (under SFAS No. 141(R)). FSP No. 142-3 amends the factors to be considered when developing renewal or extension assumptions that are used to estimate an intangible asset’s useful life under SFAS No. 142. The guidance in the new staff position is to be applied prospectively to intangible assets acquired after December 31, 2008. In addition, FSP No.142-3 increases the disclosure requirements related to renewal or extension assumptions. The Company does not believe implementation of FSP No. 142-3 have a material impact on its condensed consolidated financial statements.

In May 2008, the FASB issued statement No. 162, THE HIERARCHY OF GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). This statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “the Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles”.

In May 2008, the FASB issued FSP Accounting Principles Board (“APB”) 14-1 “Accounting for Convertible Debt instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). FSP APB 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008 on a retroactive basis. As we do not have convertible debt at this time, we currently believe the adoption of FSP APB 14-1 will have no effect on our combined results of operations and financial condition.

In May 2008, the FASB issued Statement No. 163, ACCOUNTING FOR FINANCE GUARANTEE INSURANCE CONTRACTS - AN INTERPRETATION OF FASB STATEMENT NO. 60. The premium revenue recognition approach for a financial guarantee insurance contract links premium revenue recognition to the amount of insurance protection and the period in which it is provided. For purposes of this statement, the amount of insurance protection provided is assumed to be a function of the insured principal amount outstanding, since the premium received requires the insurance enterprise to stand ready to protect holders of an insured financial obligation from loss due to default over the period of the insured financial obligation. This Statement is effective for condensed consolidated financial statements issued for fiscal years beginning after December 15, 2008.

In June 2008, the FASB issued FASB Staff Position Emerging Issues Task Force (EITF) No. 03-6-1, DETERMINING WHETHER INSTRUMENTS GRANTED IN SHARE-BASED PAYMENT TRANSACTIONS ARE PARTICIPATING SECURITIES (“FSP EITF No. 03-6-1”). Under FSP EITF No. 03-6-1, unvested share-based payment awards that contain rights to receive nonforfeitable dividends (whether paid or unpaid) are participating securities, and should be included in the two-class method of computing EPS. FSP EITF No. 03-6-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those years, and is not expected to have a significant impact on the Company’s condensed consolidated financial statements.

In April 2009, the FASB issued FSP 157-4, DETERMINING FAIR VALUE WHEN THE VOLUME AND LEVEL OF ACTIVITY FOR THE ASSET OR LIABILITY HAVE SIGNIFICANTLY DECREASED AND IDENTIFYING TRANSACTIONS THAT ARE NOT ORDERLY (“FSP 157-4”). FSP 157-4 provides additional guidance for estimating fair value in accordance with SFAS 157 when the volume and level of activity for the asset or liability have significantly decreased. FSP 157-4 also includes guidance on identifying circumstances that indicate a transaction is not orderly. FSP 157-4 is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. FSP 157-4 does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, FSP 157-4 requires comparative disclosures only for periods ending after initial adoption. The adoption of the provisions of FSP 157-4 is not anticipated to materially impact on the Company’s results of operations or the fair values of its assets and liabilities.

In May 2009, the FASB issued SFAS No. 165, SUBSEQUENT EVENTS (“SFAS 165”). SFAS 165 establishes general standards for accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued and was effective for interim and annual periods ending after June 15, 2009. The adoption of SFAS No. 165 did not have an impact on the Company’s results of operations or financial condition. The Company evaluated all subsequent events that occurred from January 1, 2010 through January 30, 2010, inclusive, and does not found any material subsequent events are required to disclose.

In June 2009, the FASB issued SFAS No. 166 ACCOUNTING FOR TRANSFERS OF FINANCIAL ASSETS (“SFAS 166). This statement is intended to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement in transferred financial assets. This Statement must be applied as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, and is required to be adopted by the Company in the first quarter of fiscal year 2011. Earlier application is prohibited. This Statement must be applied to transfers occurring on or after the effective date. The Company does not expect the adoption of SFAS 166 to have a material impact on the Company’s financial position, results of operations and cash flows.

In June 2009, the FASB issued SFAS No.167, “Amendments to FASB Interpretation No.46(R)”, which is codified as ASC 810. ASC 810 amends FASB Interpretation No.46(R), “Variable Interest Entities” for determining whether an entity is a variable interest entity (“VIE”) and requires an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a VIE. Under ASC 810, an enterprise has a controlling financial interest when it has a) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. ASC 810 also requires an enterprise to assess whether it has an implicit financial responsibility to ensure that a VIE operates as designed when determining whether it has power to direct the activities of the VIE that most significantly impact the entity’s economic performance. ASC 810 also requires ongoing assessments of whether an enterprise is the primary beneficiary of a VIE, requires enhanced disclosures and eliminates the scope exclusion for qualifying special-purpose entities. ASC 810 shall be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. ASC 810 is effective for the Company in the first quarter of fiscal 2011. The Company is currently evaluating the effect of ASC 810 on its condensed consolidated financial statements and results of operation and is currently not yet in a position to determine such effects.

In August 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-05, “Measuring Liabilities at Fair Value”, which is codified as ASC 820, “Fair Value Measurements and Disclosures”. This Update provides amendments to ASC 820-10, Fair Value Measurements and Disclosures –Overall, for the fair value measurement of liabilities. This Update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using a valuation technique that uses the quoted price of the identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities when traded as assets, or that is consistent with the principles of ASC 820. The amendments in this Update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents transfer of the liability. The amendments in this Update also clarify that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the assets are required are Level 1 fair value measurements. ASC 820 is effective for the first reporting period (including interim periods) beginning after August 28, 2009. The adoption of this Update did not have a significant impact to the Company’s condensed consolidated financial statements.

In December 2009, the FASB issued ASU No. 2009-17, “Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities (“ASU 2009-17”)”. ASU 2009-17 amends the variable-interest entity guidance in FASB ASC 810-10-05-8 to clarify the accounting treatment for legal entities in which equity investors do not have sufficient equity at risk for the entity to finance its activities without financial support. ASU 2009-17 shall be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009. ASU 2009-17 is effective for the Company in the first quarter of fiscal 2011. The Company is currently evaluating the effect of ASU 2009-17 on its condensed consolidated financial statements and results of operation and is currently not yet in a position to determine such effects.

None of the above new pronouncements has current application to the Group, but may be applicable to the Company’s future financial reporting.

4.	OTHER RECEIVABLES AND PREPAYMENTS

Other receivables and prepayments consist of the following :

	As of	As of
	March 31,	June 30,
	2010	2009
	(Unaudited)	(Audited)

Prepayment for advertising and promotion	$2,925,645	$1,736,025
Loan to a third party	-	1,465,000
Other receivables	3,312,433	9,792,775
Deposit for closing of private placement	731,491	—

	$6,969,569	$12,993,800

Loan to a third party is unsecured, interest bearing at 5.31% per annum and repayable on June 8, 2010.

5.	AMOUNT DUE FROM EQUITY HOLDER

Amount due from a equity holder consists of the following :

	As of	As of
	March 31,	June 30,
	2010	2009
	(Unaudited)	(Audited)

Amount due from a equity holder	$-	$1,465,000

The amount due from an equity holder is unsecured, interest bearing at 3.93% per annum and has no fixed term of repayment.

6.	INVENTORIES

Inventories consist of the following :

	As of	As of
	March 31,	June 30,
	2010	2009
	(Unaudited)	(Audited)

Raw materials	$393,475	$250,405
Finished goods	577,189	57,429

Total inventories	$970,664	$307,834

7.	INTANGIBLE ASSETS

Intangible assets consist of the following:

	As of	As of
	March 31,	June 30,
	2010	2009
	(Unaudited)	(Audited)

Pharmaceuticals formulas, at cost	$17,273,007	$17,298,720

8.	PROPERTY, PLANT AND EQUIPMENT, NET

The following is a summary of property, plant and equipment:

	As of March 31, 2010	As of June 30, 2009
	(Unaudited)	(Audited)
Cost
Leasehold land and buildings	$7,598,806	$7,447,211
Plant and equipment	1,235,146	1,156,557
Office equipment	77,597	74,700
Motor vehicles	412,954	389,075

Total	9,324,503	9,067,543

Accumulated depreciation
Leasehold land and buildings	553,961	414,133
Plant and equipment	671,032	617,279
Office equipment	20,660	10,681
Motor vehicles	132,635	112,768

Total	1,378,287	1,154,861

Construction in progress	-	236,597

Net
Leasehold land and buildings	7,044,845	7,033,078
Plant and equipment	564,114	539,278
Office equipment	56,936	64,019
Motor vehicles	280,320	276,307

Property, plant and equipment, net	$7,946,215	$8,149,279

Depreciation expenses for the three months and nine months ended March 31, 2010 were $224,656 and $84,518 respectively.

As of March 31, 2010 and June 30, 2009, Bohai had pledged plant and machinery having a carrying amount of $552,710 and $562,331 to secure a bank loan to Bohai.

9.	SHORT-TERM BORROWINGS

Bohai obtained several short-term loan facilities from financial institution in the PRC.  Short-term borrowings as of March 31, 2010 consist of the following :

Loan from financial institution	Loan period	Annual Interest rate	Secured by	Amount (unaudited)
China Construction Bank	From Feb 24, 2010 to Feb 23, 2011	5.8410%	Personal guarantee by equity holder	$3,510,773
Rural Credit Union	From Sep 28, 2009 to Sep 26, 2010	5.7525%	Yantai Ka Wah Medical Equipment Co. Ltd	285,990
Yantai Laishan Rural Credit Union	From Sep 28, 2009 to Sep 26, 2010	7.5225%	Bohai’s machinery and vehicle	584,390
Total				$4,381,153

Short-term borrowings as of June 30, 2009 consist of the following:

Loan from financial institution	Loan period	Annual Interest rate	Secured by	Amount (Audited)
Shanghai Pudong Development Limited	From Dec 12, 2008 to Dec 11, 2009	6.6960%	Haiyang Construction Industry Training Centre and personal guarantee by equity holders	$2,197,500
Yantai City Commercial Bank	From Jan 20, 2009 to Jan 20, 2010	6.9030%	Yantai Hai Pu Can End Making Co. Ltd	$1,318,500
Yantai Laishan Rural Credit Union	From Sep 27, 2008 to Sep 26, 2009	9.3600%	Yantai Ka Wah Medical Equipment Co. Ltd	$293,000
Yantai Laishan Rural Credit Union	From Sep 27, 2008 to Sep 26, 2009	12.2400%	Company’s machinery and vehicle	$586,000
China Construction Bank	From May 12, 2009 to Nov 11, 2009	0.0000%	Personal guarantee by equity holders	$1,465,000
Total				$5,860,000

10.	NOTES PAYABLE

In June 2009, the Company issued four promissory notes for an aggregate of $400,000.  The funds had been raised previously on the Company’s behalf by counsel in a private placement and held in trust accounts.  Funds were expended from the trusts for professional fees and due diligence related to an ongoing search for suitable business opportunities, anticipating merger. In June 2009, the Company assumed responsibility for the fees and due diligence costs.  On January 5, 2010, the notes converted pursuant to their terms into shares of Common Stock as a result of the share exchange transaction.

11.	OTHER ACCRUED LIABILITIES

Other accrued liabilities consist of the following :

	As of	As of
	March 31,	June 30,
	2010	2009
	(Unaudited)	(Audited)

Accrued selling expenses	$579,545	$1,677,026
Accrued staff costs	212,198	173,130
Value added tax payable	716,822	709,688
Other accrued expenses	206,865	77,374
Others payable	225,658	9,702,137

	$1,941,088	$12,339,355

12.	CONVERTIBLE PROMISSORY NOTES AND WARRANTS

On January 5, 2010, the Company issued 6,000,000 units of senior convertible promissory notes (the “Notes”) in aggregated amount of principal amount of $12,000,000 to accredited investors (the “Holders”).  The Notes provide that the Company shall pay the Holders the aggregate sum of $12,000,000 in lawful money of the United States of America, with interest payable thereon at the rate of 8% per annum.  The principal amount of the Notes and all accrued but unpaid interest thereon shall be paid in full to the Holder on the 2 year anniversary of the Closing Date (January 5, 2012) (the “Maturity Date”).

Each Holder of the Notes shall have the right, exercisable any time prior to the Maturity Date, to convert all, but not less than all, of the principal amount then outstanding, plus all accrued but unpaid interest thereon, into shares of Common Stock (the “Note Shares”) at an initial conversion price (subject to adjustment) equal to $2.00 per share.

On the Closing Date, each Holder also received a Common Stock purchase warrant (each a “Warrant”, and, collectively, the “Warrants), to purchase one (1) share (collectively, the “Warrant Shares”) of Common Stock at an exercise price of $2.40 per share (subject to adjustment as at forth in the Warrants) at any time and form time to time on or original issue date and through and including the expiration time, January 5, 2012.  In addition, the placement agents for the Company’s January 5, 2010 offering of Notes (or their affiliates) received warrants (the “Placement Agent Warrants”) to purchase an aggregate of 600,000 shares of Common Stock, which warrants are substantially identical to the Warrants issued to the Holders, except that such warrants may not be exercised until June 5, 2010.

As of March 31, 2010, the Common Stock has not been listed on an exchange, there has been very limited trading of the Common Stock, and the Note Shares, Warrant Shares and shares of Common Stock underlying the Placement Agent Warrants have not been registered for public resale.  There is low probability that the Holders or the holders of the Placement Agent Warrants would convert their Notes or exercise their Warrants or Placement Agent Warrants, as applicable, prior to such registration being declared effective.

13.	SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses consist of the following:

	Three months ended March 31, 2010	Three months ended March 31, 2009	Nine months ended March 31, 2010	Nine months ended March 31, 2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Accommodation	$1,106,984	$565,205	$2,880,151	$2,724,140
Advertising and promotion	2,767,549	2,251,404	8,732,252	5,834,757
Commission	1,060,462	1,503,000	3,464,415	4,726,934
Conference	738,898	3,106	3,070,497	10,159
Depreciation	9,397	118	27,872	353
Staff costs	608,263	566,413	1,571,400	1,256,934
Travelling	717,766	1,132,551	2,000,775	1,933,017
Research and development cost	146,640	147,972	442,046	38,492
Other operating expenses	2,309,630	1,500,361	6,282,061	5,150,493

	$9,465,589	$7,670,130	$28,471,469	$21,675,279

14.	INTEREST EXPENSES

	Three months ended March 31, 2010	Three months ended March 31, 2009	Nine months ended March 31, 2010	Nine months ended March 31, 2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Interest on short-term borrowings wholly repayable within 1 year	33,907	59,921	190,217	168,422

Interest on convertible promissory notes	226,667	-	226,667	-

	$260,574	$59,921	$416,883	$168,422

15.	FINANCE AND NON-OPERATING EXPENSE

	Three months ended March 31, 2010	Three months ended March 31, 2009	Nine months ended March 31, 2010	Nine months ended March 31, 2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Cost of private placement occurred on January 5, 2010	1,287,901	-	1,287,901	-

Non-operating expense	1	4,618	22,093	4,682

	$1,287,902	$4,618	$1,309,994	$4,682

16.	INCOME TAXES

PRC Tax

The PRC’s legislative body, the National People’s Congress, adopted the unified Enterprise Income Tax (“EIT”) Law on March 16, 2007. This new tax law replaces the existing separate income tax laws for domestic enterprises and foreign-invested enterprises and became effective on January 1, 2008. Under the new tax law, a unified income tax rate is set at 25% for both domestic enterprises and foreign-invested enterprises. However, there will be a transition period for enterprises, whether foreign-invested or domestic, that are currently receiving preferential tax treatments granted by relevant tax authorities. Enterprises that are subject to an enterprise income tax rate lower than 25% may continue to enjoy the lower rate and will transit into the new rate over a five year period beginning on the effective date of the EIT Law. Enterprises that are currently entitled to exemptions for a fixed term may continue to enjoy such treatment until the exemption term expires. Preferential tax treatments may continue to be granted to industries and projects that qualify for such preferential treatments under the new law.

	Three months ended March 31, 2010	Three months ended March 31, 2009	Nine months ended March 31, 2010	Nine months ended March 31, 2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Income before tax	$1,468,428	$2,528,404	$7,687,259	$7,437,908

Income tax expense	$585,135	$423,569	$2,193,931	$1,224,833

United States Tax

The Company is subject to income tax in the United States. No provision for income tax in the United States has been made as the Company had no taxable income for the three months and nine months ended March 31, 2010. The statutory tax rate is 34%.

A reconciliation of the effective income tax rate to the US federal rate is as follows:

	March 31, 2010	June 30, 2009

United States Tax at statutory rate	$2,609,135	$2,528,889
Foreign tax rate difference	(415,204)	(1,384,301)
Exemption in taxation	(2,193,931)	(1,144,588)

	$-	$-

Certain of the Group’s revenue (including sales revenue) are subject to output VAT generally calculated at 6%, 7%, 13% and 17% of the selling price. Input credit relating to input VAT paid on purchase can be used to offset the output VAT.

The net amount of VAT expense for the 9 months ended are shown as follows:

	March 31, 2010	March 31, 2009

Net value added tax expense	$6,627,557	$5,274,607

17.	COMMITMENTS AND CONTINGENCIES

There are no foreseeable material commitments or contingencies as of March 31, 2010 and June 30, 2009.

18.	COMMON EQUITY

Common stock
		Common stock
	Note	Shares	Value ($)	Amount($)

As of June 30, 2009		3,450,000	0.001	3,450.00

Issued to shareholders of Change High Limited under Share Exchange Agreement date January 5, 2010	a	13,162,500	0.001	13,162.50

Cancellation of shares	a	(1,500,000)	0.001	(1,500.00)

Issue of common stock	b	1,137,500	0.001	1,137.50

As of March 31, 2010		16,250,000		16,250.00

(a)
On the Closing Date, pursuant to the terms of the Share Exchange Agreement date January 5, 2010, the Company acquired all of the outstanding equity securities (the “Chance High Shares”) of Chance High from the Chance High Shareholders, and the Chance High Shareholders transferred and contributed all of their Chance High Shares to the Company.  In exchange, the Company issued to Chance High Shareholders an aggregate of 13,162,500 newly issued shares of common stock, par value $0.001 per share (the “Common Stock”).  In addition, pursuant to the terms of the Share Exchange Agreement, Anthony Zaradic, the former President and Chief Executive Officer of the Company, cancelled a total of 1,500,000 shares of Common Stock.

(b)	Issued 687,500 shares to Cawston Enterprises Limited and 450,000 shares to Regeneration Capital Group, LLC and its affiliates as consulting services fees rendered to the Company.

As of March 31, 2010, the Company has 150,000,000 shares of common stock authorized and 16,250,000 shares of common stock issued and outstanding.

Additional paid-in capital
	As of March 31, 2010	As of June 30, 2009
	(Unaudited)	(Audited)

Additional paid-in capital	$3,378,203	$2,974,520

19.	STATUTORY RESERVES

According to the laws and regulations in the PRC, Bohai is required to provide for certain statutory funds, namely, reserve fund by an appropriation from net profit after taxes but before dividend distribution based on the local statutory financial statements of the PRC company prepared in accordance with the accounting principles and relevant financial regulations.

Bohai in PRC is required to allocate at least 10% of its net profit to the reserve fund until the balance of such fund has reached 50% of its registered capital. Appropriation of enterprise expansion fund are determined at the discretion of it directors.

The reserve fund can only be used, upon approval by the relevant authority, to offset accumulated losses or increase capital. The enterprise expansion fund can only be used to increase capital upon approval by the relevant authority.

20.	FINANCIAL INSTRUMENTS

(a)	Credit Risk

The potential credit risk of the company is mainly attributable to its debtors and bank balances.  In respect of debtors, the Group has policies in place to ensure that it will only accept customers from countries which are politically stable and customers with an appropriate credit history.  In addition, all the bank balances were made with financial institutions with high-credit quality.  Thus, the Group is not considered to be subject to significant credit risk.

(b)	Interest Rate Risk

The Group’s interest rate risk is primarily attributable to its short-term borrowings, loan to a third party and loan to equity holders. The Group’s borrowings carry interest at fixed rate. The management has not used any interest rate swaps to hedge its exposure to interest rate risk.

(c)	Fair Value Estimation

All of the carrying amounts of the Group’s financial assets and liabilities of short term maturities approximate their fair values.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: The Board of Directors and Stockholders of Bohai Pharmaceuticals Group, Inc.

We have audited the accompanying pro-forma consolidated balance sheets of Bohai Pharmaceuticals Group, Inc. (the “Company”) as of June 30, 2009 and 2008 and the related statements of income, stockholders' equity and cash flow for each of the two years in the years ended June 30, 2009 and 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the pro-forma consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2009 and 2008, and the results of its operations and its cash flow for each of the two years in the years ended June 30, 2009 and 2008, in conformity with accounting principles generally accepted in the United States of America.

s/ Parker Randall CF (H.K.) CPA Limited
Parker Randall CF (H.K.) CPA Limited
Certified Public Accountants
Hong Kong
26 February 2010

BOHAI PHARMACEUTICALS GROUP, INC.
PRO-FORMA CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2009 AND 2008
(Stated in US Dollars)

		As of	As of
		June 30,	June 30,
	Notes	2009	2008

ASSETS
Current assets
Cash and cash equivalents		2,494,166	829,050
Accounts receivable		11,070,129	8,918,209
Other receivables and prepayments	4	12,993,800	10,557,082
Amount due from equity holder	5	1,465,000	-
Inventories	6	307,834	1,049,191

Total current assets		28,330,929	21,353,532

Non-current assets
Property, plant and equipment, net	8	8,149,279	7,663,164
Intangible assets	7	17,298,720	17,227,872

Total non-current assets		25,447,999	24,891,036

		25,447,999	24,891,036

TOTAL ASSETS		53,778,928	46,244,568

LIABILITES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings	9	5,860,000	1,896,700
Accounts payable		971,208	3,065,389
Other accrued liabilities	10	12,335,672	14,695,614
Amount due to equity holder	11	-	108,426
Income taxes payable		677,666	598,190

Total current liabilities		19,844,546	20,364,319

STOCKHOLDERS' EQUITY

Common stock, $0.001 par value, 150,000,000 shares authorized,
3,450,000 shares issued and outstanding	14	3,450	3,450
Additional paid-in capital		2,968,550	2,968,550
Capital reserve		5,836,000	5,836,000
Accumulated other comprehensive income		490,931	384,698
Statutory reserves	15	2,201,811	1,464,861
Retained earnings		22,433,640	15,222,690
Total stockholders' equity		33,934,382	25,880,249

		33,934,382	25,880,249

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY		53,778,928	46,244,568

See accompanying notes to the financial statements

BOHAI PHARMACEUTICALS GROUP, INC.
PRO-FORMA CONSOLIDATED STATEMENT OF INCOME
FOR THE YEARS ENDED JUNE 2009 AND 2008
(STATED IN US DOLLARS)

	Notes	2009	2008
		$	$

Sales		50,170,014	38,172,513

Less: Sales Tax		(821,400)	(629,489)

Net sales		49,348,614	37,543,024

Cost of sales		(7,975,267)	(5,950,680)

Gross profit		41,373,347	31,592,344

Selling, general and administrative expenses	12	(31,347,139)	(22,608,164)

Interest expenses	13	(184,404)	(234,101)

Operating income		9,841,804	8,750,079

Non-operating income		49,447	8

Non-operating costs		(36,366)	(835)

Income before taxes		9,854,885	8,749,252

Income taxes	13	(1,906,985)	(2,303,712)

Net income		7,947,900	6,445,540

See accompanying notes to the financial statements

BOHAI PHARMACEUTICALS GROUP CO., LTD.
PRO-FORMA STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED JUNE 30, 2009 AND 2008
(Stated in US Dollars)

	Common stock	Additional Paid-in Capital	Capital reserve	Accumulated other comprehensive income	Statutory reserves	Retained earnings	Total
	$	$	$	$	$	$	$

Balance, July 1, 2007	3,450	2,968,550	5,836,000	-	885,025	9,356,986	19,050,011

Net income for the year	-	-	-	-	579,836	5,865,704	6,445,540
Foreign currency translation adjustment	-	-	-	384,698	-	-	384,698

Balance, June 30, 2008	3,450	2,968,550	5,836,000	384,698	1,464,861	15,222,690	25,880,249

Net income for the year	-	-	-	-	736,950	7,256,278	7,947,900
Foreign currency translation adjustment	-	-	-	106,233	-	-	106,233

Balance, June 30, 2009	3,450	2,968,550	5,836,000	490,931	2,201,811	22,478,968	33,934,382

See accompanying notes to the financial statements

BOHAI PHARMACEUTICALS GROUP, INC.
PRO-FORMA CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED JUNE 30, 2009 AND 2008
(Stated in US Dollars)

	2009	2008
	$	$

Cash flows from operating activities
Net income	7,947,900	6,445,540
Adjustments to reconcile net income to net cash provided
by operating activities
Depreciation	302,762	283,417
Loss on disposals of property, plant and equipment	31,630	-
Changes in assets and liabilities
Increase in accounts receivable	(2,151,920)	(1,885,681)
(Increase)/decrease in other receivables and prepayments	(2,436,718)	1,244,060
Decrease in inventories	741,357	655,446
Increase in amount due from equity holder	(1,465,000)	(108,426)
(Decrease)/increase in accounts payable	(2,094,181)	242,734
Decrease in accrued liabilities	(2,468,368)	(4,678,508)
Increase in income taxes payable	79,476	160,490

Net cash provided by operating activities	(1,513,062)	2,359,072

Cash flows from investing activities
Purchases of property, plant and equipment	(803,643)	(80,647)
Proceeds from disposals of property, plant and equipment	14,650	-

Net cash used in investing activities	(788,993)	(80,647)

Cash flows from financing activities
Proceeds from sales of common stock	-	54,000
Proceeds of borrowings	5,860,000	1,896,700
Repayment of borrowings	(1,896,700)	(4,085,200)

Net cash provided by/(used in) financing activities	3,963,300	(2,134,500)

Net increase in cash and cash equivalents	1,661,245	143,925

Effect of foreign currency translation on cash and cash equivalents	3,871	384,698

Cash and cash equivalents at beginning of year	829,050	300,427

Cash and cash equivalents at end of year	2,494,166	829,050

See accompanying notes to the financial statements

BOHAI PHARMACEUTICALS GROUP, INC.
FOR THE YEAR ENDED JUNE 30, 2009 AND 2008
NOTES TO THE PRO-FORMA CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Bohai Pharmaceuticals Group, Inc. (formerly known as Link Resources, Inc.) was incorporated under the laws of the State of Nevada on January 9, 2008.  Until January 5, 2010, its principal office was located in Calgary, Alberta, Canada.  The Company was a public “shell” company in the exploration stage since its formation and had not yet realized any revenues from its planned operations.  The Company entered into a Mineral Lease Agreement on April 1, 2008 for two mining claims in Pershing County, Nevada, in an area known as the Goldbanks East Prospect.  The Company terminated the lease on July 7, 2009.

Pursuant to a Share Exchange Agreement, dated January 5, 2010 (the “Share Exchange Agreement” and the transactions contemplated thereby, the “Share Exchange”), the Company acquired Chance High International Limited, a British Virgin Islands company (“Chance High”) from Chance High’s shareholders (the “Chance High Shareholders”) and, as a result, acquired Chance High’s indirect, controlled subsidiary, Yantai Bohai Pharmaceuticals Group Co., Ltd. (“Bohai”), a Chinese company engaged the production, manufacturing and distribution in the People’s Republic of China (“China” or “the PRC”) of herbal medicines, including capsules and other products, based on traditional Chinese medicine.  The closing of the Share Exchange (the “Closing”) took place on January 5, 2010 (the “Closing Date”).

On the Closing Date, pursuant to the terms of the Share Exchange Agreement, the Company acquired all of the outstanding equity securities (the “Chance High Shares”) of Chance High from the Chance High Shareholders, and the Chance High Shareholders transferred and contributed all of their Chance High Shares to the Company.  In exchange, the Company issued to Chance High Shareholders an aggregate of 13,162,500 newly issued shares of common stock, par value $0.001 per share (the “Common Stock”).  In addition, pursuant to the terms of the Share Exchange Agreement, Anthony Zaradic, the former President and Chief Executive Officer of the Company, cancelled a total of 1,500,000 shares of Common Stock.

Chance High owns 100% of the issued and outstanding capital stock of the Yantai Shencaojishi Pharmaceuticals Co., Ltd. (“WOFE”).  On December 7, 2009, the WOFE entered into a series of variable interest entity contractual agreements (the “VIE Agreements”) with Bohai and its three shareholders, including Mr. Hongwei Qu, currently the Company’s Chairman, Chief Executive Officer and President (“Qu”), pursuant to which WOFE effectively assumed management of the business activities of Bohai and has the right to appoint all executives and senior management and the members of the board of directors of Bohai.  Chance High, WOFE and Bohai are referred to herein collectively as the “Group”.

The VIE Agreements are comprised of a series of agreements, including a Consulting Services Agreement, Operating Agreement and Proxy Agreement, through which WOFE has the right to advise, consult, manage and operate Bohai for an annual fee in the amount of Bohai’s yearly net profits after tax.  Additionally, Bohai’s shareholders pledged their rights, titles and equity interest in Bohai as security for WOFE to collect consulting and services fees provided to Bohai through an Equity Pledge Agreement.  In order to further reinforce WOFE’s rights to control and operate Bohai, Bohai’s shareholders granted WOFE an exclusive right and option to acquire all of their equity interests in Bohai through an Option Agreement.  As all of the companies in the Group are under common control, this has been accounted for as a reorganization of entities and the pro-forma consolidated financial statements have been prepared as if the reorganization had occurred retroactively under “as-if” basis which implies the financial result of the Company prior to the date of Share Exchange Agreement entered on January 5, 2010 has consolidated with the financial results of both Chance High, WOFE and Bohai occurred at the beginning of the reporting period. The Company has consolidated Bohai’s operating results, assets and liabilities within its financial statements.

2.	BASIS OF PRESENTATION

The Group maintains its general ledger and journals with the accrual method accounting for financial reporting purposes.  Accounting policies adopted by the Group conform to generally accepted accounting principles in the United States of America (“US GAAP”) and have been consistently applied in the presentation of pro-forma financial statements, which are compiled on the accrual basis of accounting.

This basis of accounting differs in certain material respects from that used for the preparation of the books of account of the Group, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with limited liabilities established in the PRC (“PRC GAAP”), the accounting standards used in the places of their domicile.  The accompanying financial statements reflect necessary adjustments not recorded in the books of account of the Group to present them in conformity with US GAAP.

The pro-forma consolidated financial statements as of and for the ended June 30, 2009 reflect all adjustments which, in the opinion of management, are necessary to present fairly the financial position, results of operations and cash flows for the period presented in accordance with the accounting principles generally accepted in the United States of America.  All adjustments are of a normal recurring nature.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of Presentation and consolidation

The condensed pro-forma consolidated financial statements are prepared on the basis with assumption the Share Exchange was undergone at the beginning of July 1, 2008.  The historical pro-forma consolidated financial statements of the Group will be those of Bohai Pharmaceuticals Group, Inc. and of the pro-forma consolidated entities from the July 1, 2008, the deemed date of Share Exchange, and subsequent.  The pro-forma consolidated financial statements for the Company for the years ended June 30, 2009 and 2008, include the financial statements of Chance High, and its wholly owned subsidiary, WOFE, and Bohai, the Company’s principal operating subsidiary, which is a Chinese variable interest entity that WFOE controls through certain contractual arrangements.  Intercompany transactions and balances are eliminated in consolidation.

The Company has adopted FAS ASC 810-10-15-14 and also FIN 46R, which requires that a Variable Interest Entity (“VIE”) to be consolidated by a company if that company is entitled to receive a majority of the VIE’s residual returns and have direct ability to made decision on all operation activities of the voting right of the VIE.

The Operating Agreement indicated that Bohai, as operating company, which is wholly foreign owned under control of Chance High that empowers to WFOE the direct ability to made decision on all operation activities of the voting right of Bohai.

Under Consultant Service Agreement entered between WFOE and Bohai on December 7, 2009, Bohai is agreed to pay all of net income to WFOE quarterly as consultant fee. Accordingly, WOFE has the right to receive the expected residual returns of Bohai.

Under above mentioned contractual arrangement, the Company, Bohai Pharmaceuticals Group, Inc. qualifies as the primary beneficiaries such a controlling financial interest of Bohai as operating company under FASB ASC230-10-45 and FASB Interpretation No. 46R “Consolidation of Variable Interest Entities” (“FIN 46R”), an Interpretation of Accounting Research Bulletin No. 51. The result of subsidiaries or variable interest entities acquired prior to date of Share Exchange Agreement on January 5, 2010 entered are included in the pro-formaconsolidated financial statement.

As of December 31, 2009, the particulars of the Company’s subsidiaries are as follows:

Name of Company	Place of incorporation	Date of incorporation	Attributable equity interest	Issued capital

Chance High International Limited	British Virgin Islands	July 02, 2009	100%	USD50,000

Yantai Shencaojishi Pharmaceuticals Co., Ltd.	People’s Republic of China	November 25, 2009	100%	USD9,500,000

Yantai Bohai Pharmaceuticals Group Co., Ltd.	People’s Republic of China	July 8, 2004	*	USD2,918,000 (RMB20,000,000)

*           The Group has indirect controlling interest of Bohai under the VIE Agreements entered on December 7, 2009, which are described in Note 1 above.

(b)	Economic and Political Risks

The Group’s operations are conducted solely in the PRC.  There are significant risks associated with doing business in the PRC, among others, political, economic, legal and foreign currency exchange risks.  The Group’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

(c)	Use of Estimates

In preparing of the pro-forma consolidated financial statements in conformity with US GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods.  These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation on useful lives of plant and machinery.  Actual results could differ from those estimates.

(d)	Cash and Cash Equivalents

The Group considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.  The Group maintains bank accounts only in the PRC.  The Company does not maintain any bank accounts in the United States of America.  As of December 31, 2009 and June 30, 2009, there were cash and cash equivalents of $7,892,908 and $2,493,510 respectively.

(e)	Accounts Receivable

Accounts receivable consists of amounts due from customers. The Group extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts.  An allowance for doubtful accounts is established and determined based on management’s assessment of known requirements, aging of receivables, payment history, the customer’s current credit worthiness and the economic environment.

(f)	Inventories

Inventories are valued at the lower of cost or market with cost is determined on the weighted average method. Finished goods inventories consist of raw materials, direct labour and overhead associated with the manufacturing process. In assessing the ultimate realization of inventories, the management makes judgments as to future demand requirements compared to current or committed inventory levels.  The Group’s reserve requirements generally increase/decrease due to management projected demand requirements, market conditions and product life cycle changes. As of December 31, 2009 and June 30, 2009, the Group did not make any allowance for slow-moving or defective inventories.

(g)	Fair value of Financial Instruments

The carrying values of the Group’s financial instruments, including cash and cash equivalents, accounts receivables, other receivables and prepayments, short-term borrowings, accounts payables, and other accrued liabilities their fair values due to the short-term maturity of such instruments.

(h)	Intangible Assets

Intangible assets as “Pharmaceutical Formulas”, which acquired and with indefinite useful live are measured initially at cost and not subject to amortization shall be tested for impairment annually or more frequently if there is indication of impairment. If the carrying amount exceeds fair value, an impairment loss should be recognized. Subsequently reversal of a recognized impairment loss is prohibited.

(i)	Property, plant and equipment

Property, plant and equipment, other than construction in progress, are stated at cost less depreciation and amortization and accumulated impairment loss.  Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use.  Maintenance, repairs and betterments, including replacement of minor items, are charged to expense; major additions to physical properties are capitalized.

Depreciation of property, plant and equipment is calculated to written off the cost, less their estimated residual value, if any, using the straight-line method over their estimated useful lives.  The principal annual rates are as follows:-

Leasehold land and buildings	30 to 40 years
Motor vehicles	10 years
Plant and machinery	10 years
Office equipment	5 years

Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to income.

Construction in progress mainly represents expenditures in respect of the Group’s corporate campus and machinery under construction, which the campus was completed and at which production began in 2009.  Assets under construction are not depreciated until the construction is completed and the assets are ready for their intended use.

(j)	Accounting for the Impairment of Long-Lived Assets

The Group adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Live Assets” (“SFAS 144”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets.  The Group periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Group believes that, as of December 31, 2009 and June 30, 2009, there were no significant impairments of its long-lived assets.

(k)	Foreign Currency Translation

The Group maintains its financial statements in the functional currency.  The functional currency of the Group is the Chinese Renminbi (RMB).  Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates.  Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction.  Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the pro-forma consolidated financial statements of the Group which are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity.

	6.30.2009	6.30.2008
Period end US$ : RMB exchange rate	6.84480	6.87180
Average periodic US$ : RMB exchange rate	6.84819	7.29062

RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions.  No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

(l)	Revenue Recognition

Revenue represents the invoiced value of goods sold recognized upon the delivery of goods to customers. Revenue is recognized when all of the following criteria are met:

•	Persuasive evidence of an arrangement exists;
•	Delivery has occurred or services have been rendered;
•	The seller’s price to the buyer is fixed or determinable; and
•	Collectability is reasonably assured. Payments have been established.

The Company’s return policy of goods and services is recognized in actual basis when the goods sold are returned by customers and the closing balance of revenue is actually deducted by the relevant cost of sales.  The sales  return rate is very low and management believes that the return amount is immaterial and therefore no such provision should be stated.

(n)	Cost of Revenue

Regarding the trading of medicine, the respective cost of revenue consists primarily of material cost, labour cost, overhead associated with the manufacturing process and related expenses which are directly attributable to the trading.

(n)	Research and Development Costs

Research and development costs are charged as expense when incurred and included in operating expenses.

(o)	Income Taxes

Income taxes are accounted for under the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of income and comprehensive income in the periods that includes the enactment date.

(p)	Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners.  Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. The Group’s current components of other comprehensive income are the foreign currency translation adjustment.

(q)	Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

(r)	Earning per Shares

The Group reports basic earnings per share in accordance with SFAS 128, “Earnings Per Share”. Basic earnings/(loss) per share is computed by dividing net income/(loss) by weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period. At June 30, 2009, the Group had no common stock equivalents that could potentially dilute future earnings per share.

(s)	Recent Accounting Pronouncements

In March 2008, the FASB issued SFAS No. 161, DISCLOSURES ABOUT DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (an amendment to SFAS No. 133). This statement is effective for financial statements issued for fiscal year and interim periods beginning after November 15, 2008 and requires enhanced disclosures with respect to derivative and hedging activities. The Group will comply with the disclosure requirements of this statement if it utilizes derivative instruments or engages in hedging activities upon its effectiveness.

In April 2008, the FASB issued FASB Staff Position No. 142-3, DETERMINATION OF THE USEFUL LIFE OF INTANGIBLE ASSETS (“FSP No. 142-3”) to improve the consistency between the useful life of a recognized intangible asset (under SFAS No. 142) and the period of expected cash flows used to measure the fair value of the intangible asset (under SFAS No. 141(R)). FSP No. 142-3 amends the factors to be considered when developing renewal or extension assumptions that are used to estimate an intangible asset’s useful life under SFAS No. 142. The guidance in the new staff position is to be applied prospectively to intangible assets acquired after December 31, 2008. In addition, FSP No.142-3 increases the disclosure requirements related to renewal or extension assumptions. The Company does not believe implementation of FSP No. 142-3 have a material impact on its pro-forma consolidated financial statements.

In May 2008, the FASB issued statement No. 162, THE HIERARCHY OF GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). This statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “the Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles”.

In May 2008, the FASB issued FSP Accounting Principles Board (“APB”) 14-1 “Accounting for Convertible Debt instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). FSP APB 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008 on a retroactive basis. As we do not have convertible debt at this time, we currently believe the adoption of FSP APB 14-1 will have no effect on our combined results of operations and financial condition.

In May 2008, the FASB issued Statement No. 163, ACCOUNTING FOR FINANCE GUARANTEE INSURANCE CONTRACTS - AN INTERPRETATION OF FASB STATEMENT NO. 60. The premium revenue recognition approach for a financial guarantee insurance contract links premium revenue recognition to the amount of insurance protection and the period in which it is provided. For purposes of this statement, the amount of insurance protection provided is assumed to be a function of the insured principal amount outstanding, since the premium received requires the insurance enterprise to stand ready to protect holders of an insured financial obligation from loss due to default over the period of the insured financial obligation. This Statement is effective for financial statements issued for fiscal years beginning after December 15, 2008.

In June 2008, the FASB issued FASB Staff Position Emerging Issues Task Force (EITF) No. 03-6-1, DETERMINING WHETHER INSTRUMENTS GRANTED IN SHARE-BASED PAYMENT TRANSACTIONS ARE PARTICIPATING SECURITIES (“FSP EITF No. 03-6-1”). Under FSP EITF No. 03-6-1, unvested share-based payment awards that contain rights to receive nonforfeitable dividends (whether paid or unpaid) are participating securities, and should be included in the two-class method of computing EPS. FSP EITF No. 03-6-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those years, and is not expected to have a significant impact on the Group’s pro-forma consolidated financial statements.

In April 2009, the FASB issued FSP 157-4, DETERMINING FAIR VALUE WHEN THE VOLUME AND LEVEL OF ACTIVITY FOR THE ASSET OR LIABILITY HAVE SIGNIFICANTLY DECREASED AND IDENTIFYING TRANSACTIONS THAT ARE NOT ORDERLY (“FSP 157-4”). FSP 157-4 provides additional guidance for estimating fair value in accordance with SFAS 157 when the volume and level of activity for the asset or liability have significantly decreased. FSP 157-4 also includes guidance on identifying circumstances that indicate a transaction is not orderly. FSP 157-4 is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. FSP 157-4 does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, FSP 157-4 requires comparative disclosures only for periods ending after initial adoption. The adoption of the provisions of FSP 157-4 is not anticipated to materially impact on the Company’s results of operations or the fair values of its assets and liabilities.

In May 2009, the FASB issued SFAS No. 165, SUBSEQUENT EVENTS (“SFAS 165”). SFAS 165 establishes general standards for accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued and was effective for interim and annual periods ending after June 15, 2009. The adoption of SFAS No. 165 did not have an impact on the Company’s results of operations or financial condition. The Company evaluated all subsequent events that occurred from January 1, 2010 through January 30, 2010, inclusive, and does not found any material subsequent events are required to disclose.

In June 2009, the FASB issued SFAS No. 166 ACCOUNTING FOR TRANSFERS OF FINANCIAL ASSETS (“SFAS 166). This statement is intended to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement in transferred financial assets. This Statement must be applied as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, and is required to be adopted by the Company in the first quarter of fiscal year 2011. Earlier application is prohibited. This Statement must be applied to transfers occurring on or after the effective date. The Group does not expect the adoption of SFAS 166 to have a material impact on the Group’s financial position, results of operations and cash flows.

In June 2009, the FASB issued SFAS No.167, “Amendments to FASB Interpretation No.46(R)”, which is codified as ASC 810. ASC 810 amends FASB Interpretation No.46(R), “Variable Interest Entities” for determining whether an entity is a variable interest entity (“VIE”) and requires an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a VIE. Under ASC 810, an enterprise has a controlling financial interest when it has a) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. ASC 810 also requires an enterprise to assess whether it has an implicit financial responsibility to ensure that a VIE operates as designed when determining whether it has power to direct the activities of the VIE that most significantly impact the entity’s economic performance. ASC 810 also requires ongoing assessments of whether an enterprise is the primary beneficiary of a VIE, requires enhanced disclosures and eliminates the scope exclusion for qualifying special-purpose entities. ASC 810 shall be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. ASC 810 is effective for the Company in the first quarter of fiscal 2011. The Group is currently evaluating the effect of ASC 810 on its pro-forma consolidated financial statements and results of operation and is currently not yet in a position to determine such effects.

In August 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-05, “Measuring Liabilities at Fair Value”, which is codified as ASC 820, “Fair Value Measurements and Disclosures”. This Update provides amendments to ASC 820-10, Fair Value Measurements and Disclosures –Overall, for the fair value measurement of liabilities. This Update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using a valuation technique that uses the quoted price of the identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities when traded as assets, or that is consistent with the principles of ASC 820. The amendments in this Update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents transfer of the liability. The amendments in this Update also clarify that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the assets are required are Level 1 fair value measurements. ASC 820 is effective for the first reporting period (including interim periods) beginning after August 28, 2009. The adoption of this Update did not have a significant impact to the Company’s financial statements.

In December 2009, the FASB issued ASU No. 2009-17, “Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities (“ASU 2009-17”)”. ASU 2009-17 amends the variable-interest entity guidance in FASB ASC 810-10-05-8 to clarify the accounting treatment for legal entities in which equity investors do not have sufficient equity at risk for the entity to finance its activities without financial support. ASU 2009-17 shall be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009. ASU 2009-17 is effective for the Company in the first quarter of fiscal 2011. The Company is currently evaluating the effect of ASU 2009-17 on its pro-forma consolidated financial statements and results of operation and is currently not yet in a position to determine such effects.

None of the above new pronouncements has current application to the Group, but may be applicable to the Group’s future financial reporting.

4.	OTHER RECEIVABLES AND PREPAYMENTS

Other receivables and prepayments consisted of the following :

	As of	As of
	June 30,	June 30,
	2009	2008

Prepayment for advertising and promotion	$1,736,025	$45,958
Loan to a third party	1,465,000	-
Loans interest receivable	18,459	-
Other receivables	9,774,316	10,511,124

	$12,993,800	$10,557,082

Loan to a third party is unsecured, interest bearing at 4.32% per annum and repayable on November 11, 2009.

5.	AMOUNT DUE FROM EQUITY HOLDER

	As of	As of
	June 30,	June 30,
	2009	2008

Mr. Qu Hong Wei	$1,465,000	$-

The amount due from an equity holder is unsecured, interest bearing at 3.93% per annum and has no fixed term of repayment.

6.	INVENTORIES

Inventories consisted of the following :

	As of	As of
	June 30,	June 30,
	2009	2008

Raw materials	$250,405	$716,303
Finished goods	57,429	332,888

Total inventories	$307,834	$1,049,191

7.	INTANGIBLE ASSETS

Intangible assets consisted of the following:

	As of	As of
	June 30,	June 30,
	2009	2008

Pharmaceuticals formulas, at cost	$17,298,720	$17,227,872

8.	PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consisted of the following :

	As of	As of
	June 30,	June 30,
	2009	2008
Cost
Leasehold land and buildings	$7,447,211	$7,416,710
Plant and equipment	1,156,557	988,491
Office equipment	74,700	15,179
Motor vehicles	389,075	277,210

Total	9,067,543	8,697,590

Accumulated depreciation
Leasehold land and buildings	414,133	229,132
Plant and equipment	617,279	571,539
Office equipment	10,681	5,956
Motor vehicles	112,768	248,292

Total	1,154,861	1,054,919

Net
Leasehold land and buildings	7,033,078	7,187,578
Plant and equipment	775,875	437,445
Office equipment	64,019	9,223
Motor vehicles	276,307	28,918

Total	8,149,279	7,663,164

Construction in progress	236,597	20,493

Property, plant and equipment, net	$8,149,279	$7,663,164

Depreciation expense for the year ended June 30, 2009 was $302,762 and for the year ended June 30, 2008, was $283,417 respectively.

As of June 30, 2009 and June 30, 2008, the Group has pledged plant and machinery having a carrying amount of $562,331 and $Nil to secure a bank loan to Bohai.

9.	SHORT-TERM BORROWINGS

The Company obtained several short-term loan facilities from financial institution in the PRC.

Short-term borrowings as of June 30, 2009 consisted of the following :

Loan from		Annual
financial institution	Loan period	Interest rate	Secured by	Amount

Shanghai Pudong	From Dec 12, 2008	6.6960%	Haiyang Construction	$2,197,500
Development Limited	to Dec 11, 2009		Industry Training Centre
			and personal guarantee
			by equity holders

Yantai City	From Jan 20, 2009	6.9030%	Yantai Hai Pu Can End	1,318,500
Commercial Bank	to Jan 20, 2010		Making Co. Ltd

Yantai Laishan Rural	From Sep 27, 2008	9.3600%	Yantai Ka Wah Medical	293,000
Credit Union	to Sep 26, 2009		Equipment Co. Ltd

Yantai Laishan Rural	From Sep 27, 2008	12.2400%	Company's machinery and	586,000
Credit Union	to Sep 26, 2009		vehicle

China Construction	From May 12, 2009	0.0000%	Personal guarantee by	1,465,000
Bank	to Nov 11, 2009		equity holders

				$5,860,000

Short-term borrowings as of June 30, 2008 consisted of the following :

Loan from		Annual
financial institution	Loan period	Interest rate	Secured by	Amount

Yantai City	From Jan 31, 2008	8.0925%	Yantai Hai Pu Can End	1,313,100
Commercial Bank	to Jan 20, 2009		Making Co. Ltd

Industrial and Commercial	From Jan 25, 2008	7.4700%	Shan Dong Shui Hong	583,600
Bank of China	to Jan 24, 2009		Pharmaceutical Co. Ltd

				$1,896,700

10.	OTHER ACCRUED LIABILITIES

Other accrued liabilities consisted of the following :

	As of	As of
	June 30,	June 30,
	2009	2008

Advanced from customers	$-	$735,680
Accrued selling expenses	1,677,026	321,717
Accrued staff costs	173,130	200,135
Value added tax payable	709,688	541,152
Other taxes payable	77,374	58,863
Payable to Pharmaceutical formulas vendors	-	2,724,087
Other accrued expenses	9,702,137	10,113,980

	$12,339,355	$14,695,614

11.	AMOUNT DUE TO EQUITY HOLDER

	As of	As of
	June 30,	June 30,
	2009	2009

Mr. Qu Hong Wei	$-	$108,426

The amount due to equity is interest-free, unsecured and repayable on demand.

12.	SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses consisted of the followings :

	Year ended	Year ended
	June 30,	June 30,
	2009	2008

Accommodation	$5,151,876	$4,593,639
Advertising and promotion	10,959,424	8,679,512
Audit fee	8,937	1,928
Commission	1,419,478	135,453
Conference	5,089,283	3,877,918
Depreciation	20,514	9,033
Staff costs	1,536,496	998,763
Travelling	2,755,259	1,649,162
Research and development cost	293,000	344
Other operating expenses	4,112,872	2,662,412

	$31,347,139	$22,608,164

13.	INTEREST EXPENSES

	Year ended	Year ended
	June 30,	June 30,
	2009	2008

Interest on short-term
bank borrowings wholly repayable
within one year	$184,404	$234,101

14.	INCOME TAXES

The components of the provision for income taxes are: -

	Year ended	Year ended
	June 30,	June 30,
	2009	2008

Current taxes
United States	$-	$-
PRC	1,906,985	2,303,712

	1,906,985	2,303,712

United States Tax
The Company is subject to income tax in the United States. No provision for income tax in the United States has been made as the Company had no taxable income for the years ended June 30, 2009 and 2008. The statutory tax rate is 34%.

A reconciliation of the effective income tax rate to the US federal rate is as follows:

	2009	2008

United States Tax at statutory rate	$3,350,661	$2,974,746
Foreign tax rate difference	(886,940)	(787,433)
Exemption in taxation	(2,463,721)	(2,187,313)
	-	-

As of June 30, 2009, the Company incurred $45,328 of net operating losses carry forwards available for federal tax purposes that may be used to offset future taxable income and will begin to expire in 2028, if unutilized. The Company has provided for a full valuation allowance against the deferred tax assets of $15,412 on the expected future tax benefits from the net operating loss carry forwards as the management believes it is more likely than not that these assets will not be realized in the future.

PRC Tax

PRC's legislative body, the National People's Congress, adopted the unified Enterprise Income Tax ("EIT") Law on March 16, 2007. This new tax law replaces the existing separate income tax laws for domestic enterprises and foreign-invested enterprises and became effective on January 1, 2008. Under the new tax law, a unified income tax rate is set at 25% for both domestic enterprises and foreign-invested enterprises. However, there will be a transition period for enterprises, whether foreign-invested or domestic, that are currently receiving preferential tax treatments granted by relevant tax authorities. Enterprises that are subject to an enterprise income tax rate lower than 25% may continue to enjoy the lower rate and will transit into the new rate over a five year period beginning on the effective date of the EIT Law. Enterprises that are currently entitled to exemptions for a fixed term may continue to enjoy such treatment until the exemption term expires. Preferential tax treatments may continue to be granted to industries and projects that qualify for such preferential treatments under the new law.

Certain of the Group's revenue (including sales revenue) are subject to output VAT generally calculated at 6%, 7%, 13% and 17% of the selling price. Input credit relating to input VAT paid on purchase can be used to offset the output VAT.

The net amount of VAT expense for the years are shown as follows:

	2009	2008

Net value added tax expense	$7,443,011	$5,700,705

The deferred tax asset and liability has not been recognized because of no valuation allowance to be established as of June 30, 2009 and June 30, 2008.

15.	COMMITMENTS AND CONTINGENCIES

There is no foreseeable commitments or contingencies for the year ended June 30, 2009 and June 30, 2008.

16.	SHARE CAPITAL

As of June 30, 2009, the Company has authorized 75,000,000 of $0.001 par common stock, of which 3,450,000 shares were issued and outstanding.

17.	STATUTORY RESERVES

According to the laws and regulations in the PRC,  Bohai is required to provide for certain statutory funds, namely, reserve fund by an appropriation from net profit after taxes but before dividend distribution based on the local statutory financial statements of the PRC company prepared in accordance with the accounting principles and relevant financial regulations.

Bohai in PRC is required to allocate at least 10% of its net profit to the reserve fund until the balance of such fund has reached 50% of its registered capital. Appropriation of enterprise expansion fund are determined at the discretion of it directors.

The reserve fund can only be used, upon approval by the relevant authority, to offset accumulated losses or increase capital. The enterprise expansion fund can only be used to increase capital upon approval by the relevant authority.

18.	FINANCIAL INSTRUMENTS

(a)	Credit risk

The potential credit risk of the company is mainly attributable to its debtors and bank balances.  In respect of debtors, the Group has policies in place to ensure that it will only accept customers from countries which are politically stable and customers with an appropriate credit history.  In addition, all the bank balances were made with financial institutions with high-credit quality.  Thus, the Group is not considered to be subject to significant credit risk.

(b)	Interest rate risk

The Group's interest rate risk is primarily attributable to its short-term borrowings, loan to a third party and loan to equity holders. The Group’s borrowings carry interest at fixed rate. The management has not used any interest rate swaps to hedge its exposure to interest rate risk.

(c)	Fair value estimation

All of the carrying amounts of the Group's financial assets and liabilities of short term maturities approximate their fair values.

19.	SUBSEQUENT EVENTS

Share exchange transaction

On January 5, 2010, the Company completed a share exchange transaction (the “Share Exchange”) and concurrent US$12 million private placement (the “Private Placement”) pursuant to which it acquired the parent company of Yantai Bohai Pharmaceuticals Group Co., Ltd. (“Bohai”).  Based in Yantai, Shandong Province, China, Bohai is engaged in the production, manufacturing and distribution of traditional Chinese herbal medicines, including capsules and other products, in China.

In the Share Exchange, the shareholders of Chance High International Limited, Bohai’s indirect parent company organized in the British Virgin Islands (“Chance High”), exchanged all of their Chance High equity for 13,162,500 newly issued shares of the Company, representing approximately 81% of the outstanding shares of Company common stock prior to the Private Placement.  As a result of the Share Exchange, Chance High became a directly held, wholly-owned subsidiary of the Company.  Also as a result of the Share Exchange, a change of control of the Company for purposes of the Company's promissory notes occurred and such notes were converted as a result into an aggregate of 200,000 shares of common stock of the Company.

As part of the share exchange transaction, the Company's sole director and officer, Anthony Zaradic, resigned and Hongwei Qu, Bohai’s Executive Director, was appointed President, Chief Executive Officer and interim Chief Financial Officer of the Group as well as, effective January 16, 2010, the Group’s sole director.

In the Private Placement, the Group issued 6,000,000 units at $2.00 per unit, resulting in gross proceeds of $12,000,000.  Net proceeds to the Company were approximately $9,700,000, which will be utilized to support the business of Bohai.  Each unit consists of a $2.00 principal amount, two year convertible note and a three year warrant to purchase one share of Company common stock at $2.40 per share, subject to certain conditions.

You should rely only on the information contained in this document.  We have not authorized anyone to provide you with information that is different.  This document may only be used where it is legal to sell these securities.  The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations.  The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock.  These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

BOHAI PHARMACEUTICALS GROUP, INC.

19,632,529 Shares of
Common Stock

PROSPECTUS

                        , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount
SEC registration fee	$2,484.092
Legal fees and expenses	$55,000
Accounting fees and expenses	15,000
TOTAL	$72,484.092

Item 14. Indemnification of Directors and Officers

Charter Provisions and Other Agreement of the Company

The current bylaws of the Company provides that the Board of the Company shall cause the Company to indemnify a current or former director, officer and Secretary of the Company, or a current or former director, officer and Company of a corporation of which the Company is or was a stockholder and the heirs and personal representative of any such person against all costs, charges and expenses to settle an action, judgment or proceeding to which they are made a party by reason of their position of director or officer of the Company.

The Company is permitted by the Bylaws to purchase and maintain insurance for any director, officer, employee or agent of the Company or as a director, officer, employee or agent of the Company of which the Company is or was a stockholder and his or her heirs or personal representatives against a liability incurred by him as a Director, officer, employee or agent.

Nevada Law

Our company is incorporated under the laws of the State of Nevada. Section 78.7502 of the Nevada Revised Statutes provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

Section 78.7502 further provides a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.751 of the Nevada Revised Statutes provides that discretionary indemnification under Section 78.7502 unless ordered by a court or advanced pursuant to subsection 2 of section 78.751, may be the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made by:

•	By the stockholders;

•	By the board of directors by majority vote of a quorum consisting of directors - who were not parties to the action, suit or proceeding;

•	If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

•	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

The Articles of Incorporation, the Bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

The indemnification and advancement of expenses authorized in or ordered by a court pursuant to NRS Section 78.751:

•
does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to section 78.7502 or for the advancement of expenses made pursuant to subsection 2 of section 78.751, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and

•	continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

The following private placements of the Company’s securities were made in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended and/or Rule 506 of Regulation D promulgated under the Securities Act.

In connection with the consummation of the transactions contemplated by our January 5, 2010 Share Exchange and private placement:

(i)          Pursuant to the Share Exchange Agreement, the Company issued 13,162,500 shares of common stock to Chance High Shareholders in exchange for 100% of the outstanding shares of Chance High.  Such securities were not registered under the Securities Act.  These securities qualified for exemption under Section 4(2) of the Securities Act since the issuance securities by us did not involve a public offering.  The offering was not a “public offering” as defined in Section 4(2) of the Securities Act and met the requirements to qualify for exemption under Section 4(2) of the Securities Act.

(ii)         Pursuant to the Securities Purchase Agreement, the Company issued to the Investors a total of 6,000,000 Units for $12 million with each Unit consisting of a unsecured $2.00 principal amount Notes payable 24 months from January 5, 2010 with an interest rate of 8% per annum payable quarterly in arrears, and a three year Warrant to purchase one share of Common Stock.  The Notes and Warrants were not registered under the Securities Act.  The issuance of these securities was exempt from registration under Regulation D and Section 4(2) of the Securities Act.  The Company made this determination based on the representations of Investors, which included, in pertinent part, that such Investors were “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act and that such Investors were acquiring the Notes and Warrants for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that the Investors understood that the Notes and Warrants may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

(iii)        In connection with the Private Placement, on January 5, 2010, the Company issued to affiliates of Euro Pacific and to Chardan three-year Placement Agent Warrants to purchase 600,000 shares of Common Stock at an exercise price of $2.40 per share.  31,500 placement agent warrants were issued to Chardan and 568,500 placement agent warrants were issued to affiliates of Euro Pacific.  The Agent Warrants are substantially identical to the Warrants issued to the Investors in the Private Placement, except that such warrants may not be exercised until June 5, 2010.  Such issuance of the Agent Warrants was not registered under the Securities Act.  The issuance of the Agent Warrants was exempt from registration under Section 4(2) of the Securities Act.

Outstanding Convertible Notes.  On June 15, 2009, the Company issued four convertible notes for an aggregate of $400,000, which notes were amended on August 7, 2009.  The principal of such notes shall, automatically and without any action on the part of the holders, convert into one share of Common Stock for each two dollars converted, upon the occurrence of Change in Control as defined in the notes. All of such outstanding convertible notes were converted into Common Stock upon the Share Exchange, resulting in the issuance of 200,000 shares of Common Stock.

Notes Issued in Connection with the Private Placement.  In connection with the Private Placement, the Company offered and sold $12,000,000 worth of Notes convertible into 6,000,000 shares of Common Stock.  The issuance of the Notes was not registered under the Securities Act as such issuance was exempt from registration under Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

The Notes are unsecured, payable 24 months from the date of Closing with an interest rate of 8% per annum payable quarterly in arrears.  The Company has placed in escrow with the Escrow Agent an amount of the proceeds of the Private Placement equal to one quarter worth of interest payments on the Notes to secure prompt interest payments, or $240,000.  Until such time as 75% of the Notes are converted into shares of Common Stock, if such escrow is depleted in order to make interest payments, Bohai will replenish such escrow amount.  At the option of the holder, the Notes may be converted into Common Stock at a price of $2.00 per share, which conversion price is subject to customary weighted average and stock based anti-dilution protection.

The Notes contains standard events of default, including: (i) failure to file the Registration Statement (as defined in Item 1.01 of this Current Report) with the SEC within the prescribed period; (ii) failure to have the Registration Statement deemed effective by the SEC within the prescribed period; (iii) failure to maintain the effectiveness of the Registration Statement thereafter; (iv) nonpayment of principal or interest; (v) termination of registration or suspension of reporting obligations under the Exchange Act, suspension from trading on the OTCBB (or an exchange), or failure to file reports with the SEC on a timely basis as required by the Exchange Act; (vi) material breach of representations, warranties and other obligations under the transaction documents associated with the Securities Purchase Agreement; (vii) enforcement proceedings; (viii) cross default and cross acceleration; (ix) insolvency, winding up and other market standard analogous events; (x) moratorium and nationalization; (xi) proceedings against the Company or its consolidated subsidiaries with potential loss/damage of U.S.$5 million or more; and (xii) illegality of Notes under any applicable law.

The Notes also contain customary affirmative and negative covenants of the Company, including negative covenants which restrict the Company’s ability to do the following without the consent of Euro Pacific, as representative of the Investors: (i) incur, or permit to exist, any indebtedness  for borrowed money in excess of (A) US$10,000,000 during the twelve (12) month period beginning on January 5, 2010, or (B) US$15,000,000 during period beginning on January 5, 2010 and ending on January 5, 2012 (the maturity date of the Notes), except in the ordinary course of the Company’s business; (ii) lend or advance money, credit or property to or invest in (by capital contribution, loan, purchase or otherwise) any person or entity in excess of US$2,000,000 except: (A) investments in United States Government obligations, certificates of deposit of any banking institution with combined capital and surplus of at least $200,000,000; (B) accounts receivable arising out of sales in the ordinary course of business; and (C) inter-company loans between and among the Company and its subsidiaries; (iii) pay dividends or make any other distribution on shares of the capital stock of the Company; (iv) create, assume or permit to exist, any lien on any of the Company’s property or assets now owned or hereafter acquired, subject to existing liens and certain exceptions; (v) assume guarantees, subject to certain exceptions; (vi) engage in “sale-leaseback” transactions, subject to certain exceptions; (vii) make capital expenditures in excess of US$5,000,000 in any fiscal year, subject to certain exceptions; and (viii) materially alter the Company’s business.

Warrants.  The Warrants to purchase Common Stock were issued in conjunction with the Private Placement.  The Company offered and sold Warrants to purchase 6,000,000 shares of Common Stock.  The issuance of the Warrants was not registered under the Securities Act as such issuance was exempt from registration under Section 4(2) of the Securities Act and Regulation D promulgated thereunder.  Each Warrant entitles the holder to purchase one share of Common Stock.  The Warrants shall be exercisable in whole or in part, at an initial exercise price per share of $2.40, which exercise price is subject to customary weighted average and stock based anti-dilution protection.  The Warrants may be exercised at any time upon the election of the holder, beginning on the date of issuance and ending of the third anniversary of the closing of the Private Placement.  The Warrants shall not be redeemable.

In the event of the Company’s liquidation, dissolution or winding up, the holders of Warrants will not be entitled to participate in the distribution of assets of the Company.  In addition, holders of Warrants do not have voting, pre-emptive, subscription or other rights of stockholders in respect of the Warrants, nor shall the Holders be entitled to receive dividends.

Item 16. Exhibits

Exhibit No.	Description

2.1	Share Exchange Agreement, dated January 5, 2010, by and among the Company, Chance High and Shareholders of Chance High (1)
3.1	Articles of Incorporation of the Company (2)
3.2	Bylaws of the Company (3)
3.3	Certificate of Amendment to Articles of Incorporation (4)
3.4	Articles of Merger and Agreement and Plan of Merger as filed with the Secretary of State of Nevada on January 29, 2010 (5)
4.1	Form of Note issued to the Investors in the Private Placement, dated January 5, 2010 (1)
4.2	Form of Warrant issued to the Investors in the Private Placement, dated January 5, 2010 (1)
4.3	Form of Placement Agent Warrant issued to affiliates of Euro Pacific Capital, Inc. and to Chardan Capital Markets, LLC, dated January 5, 2010 (1)
5.1	Opinion of Ellenoff Grossman & Schole LLP*
10.1	Securities Purchase Agreement, dated January 5, 2010, by and among the Company, the Investors in the Private Placement and Euro Pacific Capital, Inc. as representative of the Investors (1)
10.2	Registration Rights Agreement, dated January 5, 2010, by and among the Company and the Investors in the Private Placement (1)
10.3	Securities Escrow Agreement, dated January 5, 2010, by and among the Company, Euro Pacific Capital, Inc., as representative of the Investors, Glory Period Limited and Escrow, LLC, as escrow agent (1)
10.4	Closing Escrow Agreement, dated December 10, 2009, by and among the Company, Euro Pacific Capital, Inc., as representative of the Investors, and Escrow, LLC, as escrow agent (1)
21.1	Subsidiaries of the Registrant *
23.1	Consent of Parker Randall CF (H.K.) CPA Limited +

23.2	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)
23.3	Consent of AllBright Law Offices+
99.1	Unofficial English translation of Consulting Services Agreement, dated December 7, 2009, between Bohai and the WFOE (1)
99.2	Unofficial English translation of Operating Agreement, dated December 7, 2009, by and among Bohai, its shareholders and the WFOE (1)
99.3	Unofficial English translation of Voting Rights Proxy Agreement, dated December 7, 2009, by and among Bohai, its shareholders and the WFOE (1)
99.4	Unofficial English translation of Equity Pledge Agreement, dated December 7, 2009, by and among Bohai, its shareholders and the WFOE (1)
99.5	Unofficial English translation of Option Agreement, dated December 7, 2009, by and among Bohai, its shareholders and the WFOE (1)
99.6	Unofficial English translation of Call Option Agreement dated December 7, 2009 (1)
99.7	Opinion of AllBright Law Offices, dated December 31, 2009, with respect to certain PRC matters+

*	Previously filed
+	Filed herewith
(1)	Incorporated by reference to the Company’s Current Report of Form 8-K, filed on January 11, 2010.
(2)	Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement of Form S-1 (File Number 333-153102), filed on August 20, 2008.
(3)	Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement of Form S-1 (File Number 333-153102), filed on August 20, 2008.
(4)	Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 17, 2009.
(5)	Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on February 4, 2010.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)          If the registrant is relying on Rule 430B:

(A)       Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)        Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)        If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)        That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)          Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, in the City of Yantai, Shandong Province, China on May 28, 2010.

Bohai Pharmaceuticals Group, Inc.

By:	/s/ Hongwei Qu
Hongwei Qu
Chief Executive Officer, President, Interim Chief Financial Officer, Treasurer and Secretary
(Principal Executive Officer)
(Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Hongwei Qu Hongwei Qu	Chairman of the Board, Chief Executive Officer, President, Interim Chief Financial Officer, Treasurer and Secretary	May 28, 2010